Exhibit 10.1

EXECUTION VERSION

AMENDMENT AND RESTATEMENT AGREEMENT

This AMENDMENT AND RESTATEMENT AGREEMENT, dated as of March 17, 2011 (this “Agreement”), is entered into by and among METROPCS WIRELESS, INC., a Delaware corporation (the “Borrower”), the Guarantors, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the 2011 Credit Agreement (defined below).

RECITALS

WHEREAS, the Borrower, certain banks and other parties thereto as lenders (the “Original Lenders”), the agents and arrangers party thereto and Bear Stearns Corporate Lending Inc., as administrative agent (the “Original Agent”), entered into that certain Amended and Restated Credit Agreement, dated as of February 20, 2007 (as amended, restated, supplemented or otherwise modified prior to the 2010 Restatement Date (defined below), the “Original Credit Agreement”), pursuant to which the Original Lenders extended certain senior credit facilities to the Borrower;

WHEREAS, the Borrower, certain of the Original Lenders, the Original Agent, the Administrative Agent and the other parties thereto entered into that certain Amendment Agreement, dated as of July 16, 2010 (the “2010 Restatement Date” and such Amendment Agreement, the “2010 Amendment Agreement”), and agreed to, among other things, amend and restate the Original Credit Agreement in its entirety to be in the form of that certain Second Amended and Restated Credit Agreement, dated as of the 2010 Restatement Date (the “2010 Credit Agreement”), which is attached to the 2010 Amendment Agreement, to: (a) establish Tranche B-2 Term Loans to be made under the 2010 Credit Agreement; (b) make certain amendments affecting the Original Term Loans and convert certain Original Term Loans into the Tranche B-2 Term Loans made under the 2010 Credit Agreement in the manner set forth therein and in the 2010 Amendment Agreement (with the portion of the Original Term Loans that were not converted into Tranche B-2 Term Loans being renamed the “Tranche B-1 Term Loans”); and (c) make certain other changes as more fully set forth in the 2010 Credit Agreement, which amendment and restatement became effective upon the 2010 Restatement Date;

WHEREAS, on or prior to the 2010 Restatement Date, the Required Lenders under the Original Credit Agreement approved the 2010 Credit Agreement on behalf of all Original Lenders by executing the 2010 Amendment Agreement;

WHEREAS, each Revolving Lender under the Original Credit Agreement executed the 2010 Amendment Agreement;

WHEREAS, each Tranche B-2 Term Lender executed the 2010 Amendment Agreement;

WHEREAS, the Borrower has requested that the 2010 Credit Agreement be amended and restated in its entirety to, among other things: (a) make available additional senior secured term loans by establishing a new tranche of Term Loans (the “Tranche B-3 Term Loan Facility” and the loans thereunder, the “Tranche B-3 Term Loans”, and the Persons executing consents to this Agreement in the form of Annex A hereto indicating each of their willingness to make such

Tranche B-3 Term Loans, the “Tranche B-3 Term Lenders”); (b) make certain amendments affecting the existing Revolving Commitments, including to, among other things, terminate the existing Revolving Commitments and provide for new Revolving Commitments, all as provided for herein; and (c) make certain other amendments to the 2010 Credit Agreement, as more particularly set forth in the 2011 Credit Agreement (defined below); and

WHEREAS, (a) the Required Lenders under the 2010 Credit Agreement and 100% of the Revolving Lenders with a Revolving Commitment set forth on Schedule A (constituting all of the Revolving Lenders after the 2011 Restatement Date (defined below)) are willing to effect the amendments set forth herein, (b) each new Tranche B-3 Term Lender that has executed and delivered to the Administrative Agent a consent to this Agreement, in the form of Annex A hereto, is willing to make a Tranche B-3 Term Loan in an aggregate principal amount equal to the amount set forth in such consent, and (c) each Revolving Lender that has executed and delivered to the Administrative Agent a consent to this Agreement, in the form of Annex A hereto, is willing to make (or, if it is currently a Revolving Lender under the 2010 Credit Agreement, continue its) Revolving Commitments as set forth on Schedule A, in each case, on the terms and subject to the conditions of this Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Amendment and Restatement of 2010 Credit Agreement. The parties hereto agree that the 2010 Credit Agreement (and any exhibits and schedules thereto) shall be amended on the 2011 Restatement Date such that, on the 2011 Restatement Date, the terms set forth in the Third Amended and Restated Credit Agreement attached hereto as Exhibit A (the “2011 Credit Agreement”) shall replace the terms of the 2010 Credit Agreement in its entirety and the exhibits and schedules attached hereto as Exhibit B shall replace the exhibits and schedules existing prior to the 2011 Restatement Date in their entirety.

SECTION 2. Tranche B-3 Term Loans.

(a) Subject to the terms and conditions set forth herein and in reliance on the representations and warranties of the Loan Parties set forth herein and in the 2011 Credit Agreement, notwithstanding the dollar limitations set forth in Section 2.4 of the 2010 Credit Agreement (which, solely for purposes of this Agreement the Borrower and the Required Lenders, on behalf of themselves and all Lenders, hereby waive), the Borrower, the Administrative Agent, the Required Lenders and the Tranche B-3 Term Lenders agree that, upon satisfaction of the conditions precedent set forth in Section 6 hereof, each Person executing a consent to this Agreement in the form of Annex A hereto indicating its willingness to make a Tranche B-3 Term Loan will become a Tranche B-3 Term Lender under the 2011 Credit Agreement on the 2011 Restatement Date and will make a Tranche B-3 Term Loan to the Borrower on the 2011 Restatement Date in an aggregate principal amount equal to the amount set forth in the written consent in the form of Annex A hereto signed by such Person (or such lesser amount as is determined by the Lead Arrangers and notified to such Person on or prior to the 2011 Restatement Date), with such Tranche B-3 Term Loans having the terms set forth in the 2011 Credit Agreement.

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(b) The Borrower agrees that the proceeds of the Tranche B-3 Term Loans shall be used (i) for general corporate purposes of the Borrower, and (ii) to pay fees and expenses incurred in connection with this Agreement and the 2011 Credit Agreement.

SECTION 3. Revolving Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make (or, to the extent such Revolving Lender currently is a Revolving Lender under the 2010 Credit Agreement, continue its) Revolving Commitments to the Borrower on the 2011 Restatement Date in an aggregate amount not to exceed the amount set forth under the heading “Revolving Commitment” across from such Revolving Lender’s name on Schedule A hereto. The aggregate principal amount of the Revolving Commitments as of the Restatement Date shall be $100,000,000.

(b) Each Revolving Lender under the 2010 Credit Agreement shall make Revolving Commitments on the 2011 Restatement Date by converting its Revolving Commitments under the 2010 Credit Agreement for Revolving Commitments in an equal principal amount (or such other amount as is set forth under the heading “Revolving Commitment” across from such Revolving Lender’s name on Schedule A hereto). The conversion undertakings of the Revolving Lenders are several and no such Revolving Lender shall be responsible for any other Revolving Lender’s failure to make any Revolving Commitments on the 2011 Restatement Date.

(c) The parties hereto confirm that as of the 2011 Restatement Date there are no Revolving Loans, Letters of Credit, or Swingline Loans outstanding under the 2010 Credit Agreement.

SECTION 4. Amendment to the Guarantee and Collateral Agreement.

(a) The Guarantee and Collateral Agreement dated as of November 3, 2006, made by the Borrower, Superholdings, Holdings, each of the Subsidiaries of the Borrower from time to time party thereto and the Original Agent (the “Guarantee and Collateral Agreement”) is hereby amended to incorporate the amendments and other modifications thereto set forth on Annex B hereto.

SECTION 5. Representations and Warranties.

(a) Each Loan Party represents and warrants to each of the Lenders and the Administrative Agent that, on and as of the 2011 Restatement Date:

(i) this Agreement has been duly authorized, executed and delivered by the Borrower and each Guarantor and upon execution of this Agreement and the 2011 Credit Agreement by duly authorized representatives will constitute each of the Borrower’s and each Guarantor’s legal, valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

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(ii) the representations and warranties set forth in Section 5 of the 2011 Credit Agreement are, after giving effect to this Agreement, true and correct in all material respects on and as of the 2011 Restatement Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date);

(iii) both before and after giving effect to this Agreement, no Default or Event of Default has occurred that is continuing; and

(iv) all Liens and security interests created under the Guarantee and Collateral Agreement are valid and enforceable Liens on and/or security interests in the Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), including the Obligations (as defined in the 2011 Credit Agreement), except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) The Administrative Agent hereby represents and warrants on and as of the 2011 Restatement Date that (i) it is legally authorized to enter into and has duly executed and delivered this Agreement and (ii) it (or its counsel) has received written consents to this Agreement, in the form of Annex A hereto, from (A) the Required Lenders, (B) each Revolving Lender with a Revolving Commitment as set forth on Schedule A, and (C) each Tranche B-3 Term Lender (collectively, the “Consenting Lenders”).

SECTION 6. Effectiveness of Agreement. The effectiveness of this Agreement, the amendment to the Guarantee and Collateral Agreement effected hereby and the amendment and restatement of the 2010 Credit Agreement as the 2011 Credit Agreement are subject to the satisfaction (or waiver in writing in accordance with Section 11.1 of the 2011 Credit Agreement) of the following conditions (the date on which such conditions are satisfied, the “2011 Restatement Date”):

(a) the Administrative Agent (or its counsel) shall have received (i) duly executed counterparts of this Agreement that, when taken together, bear the signatures of the Borrower, each Guarantor and the Administrative Agent, and (ii) written consents to this Agreement, in the form of Annex A hereto, duly executed and delivered by (A) the Required Lenders, (B) each Revolving Lender with a Revolving Commitment as set forth on Schedule A, and (C) each Tranche B-3 Term Lender;

(b) all of the conditions precedent set forth in Section 6.1 of the 2011 Credit Agreement shall have been satisfied (or waived in accordance with Section 11.1 of the 2011 Credit Agreement);

(c) the Administrative Agent shall have received, for the account of each Consenting Lender (other than Tranche B-3 Term Lenders) that has executed and delivered a written consent to this Agreement in the form of Annex A hereto via email to the Administrative

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Agent’s outside counsel Latham & Watkins LLP, attention of Zeynep Gieseke at email zeynep.gieseke@lw.com, approving this Agreement prior to the deadline for such execution and delivery set forth in the posting memo accompanying this Agreement as posted to the Lenders, a fee in an amount equal to 0.10% of the outstanding Term Loans (excluding the Tranche B-3 Term Loans) and/or Revolving Commitments of such Lenders as of the 2011 Restatement Date (immediately prior to giving effect to this Agreement);

(d) the Borrower shall have paid, free and clear of any recoupment or set-off, in immediately available funds all amounts payable to the Administrative Agent pursuant to the Loan Documents (including reasonable actual out-of-pocket fees and expenses of outside counsel);

(e) no Revolving Loans shall be outstanding on the 2011 Restatement Date; and

(f) each of the representations and warranties set forth in Section 5 above shall be true and correct on and as of the 2011 Restatement Date.

SECTION 7. Further Assurances.

(a) Without limiting their obligations in any way under any of the Loan Documents, each of the Borrower and each other Loan Party reaffirms and acknowledges its obligations to the Administrative Agent with respect to the 2011 Credit Agreement and the other Loan Documents.

(b) The Borrower shall reimburse the Administrative Agent for all reasonable actual out-of-pocket costs and expenses incurred by the Administrative Agent in connection with any actions taken pursuant to this Agreement.

SECTION 8. Lender Authorization. Each Consenting Lender authorizes and instructs the Administrative Agent to enter into the 2011 Credit Agreement and any and all additional Loan Documents (or other agreements or documents) contemplated hereunder or in the 2011 Credit Agreement as Administrative Agent, as applicable, on such Lender’s behalf.

SECTION 9. Effect of Amendment.

(a) Except as expressly set forth herein or in the 2011 Credit Agreement, this Agreement and the 2011 Credit Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the 2010 Credit Agreement or any other Loan Document. Nothing herein shall be deemed to entitle the Borrower or any other person to a future consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the 2010 Credit Agreement, the 2011 Credit Agreement or any other Loan Document in similar or different circumstances. On and after the 2011 Restatement Date, each reference in any Loan Document to the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the 2010 Credit Agreement shall mean and be a reference to the 2011 Credit Agreement. Except as specifically amended by this Agreement, the Loan Documents (including any exhibits, schedules and annexes thereto) shall remain in full force and effect and are hereby ratified and confirmed.

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(b) On the 2011 Restatement Date, the 2010 Credit Agreement shall be amended and restated in the form of the 2011 Credit Agreement attached hereto as Exhibit A. The parties hereto acknowledge and agree that (i) this Agreement, the 2011 Credit Agreement and any other Loan Documents executed and delivered in connection herewith do not constitute a novation, or termination of the Obligations under the 2010 Credit Agreement as in effect prior to the 2011 Restatement Date; (ii) such Obligations are in all respects continuing (as amended and restated by the 2011 Credit Agreement) with the terms, conditions, covenants and agreements contained in the 2010 Credit Agreement being modified only to the extent provided in the 2011 Credit Agreement; and (iii) the Liens and security interests as granted under the Security Documents securing payment of such Obligations are in all such respects continuing in full force and effect.

(c) Each Guarantor listed on the signature pages hereto hereby acknowledges and agrees that any of the guaranty and Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and shall execute and deliver to the Administrative Agent a Reaffirmation Agreement substantially in the form of Exhibit C.

(d) Each Consenting Lender, by delivering its signature page to a written consent to this Agreement in the form of Annex A hereto shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement, the 2011 Credit Agreement, each other Loan Document and each other document required to be approved by any Agent, Required Lenders, Majority Facility Lenders or Lenders, as applicable, on the 2011 Restatement Date.

(e) This Agreement shall constitute a Loan Document for all purposes of the 2011 Credit Agreement and shall be administered and construed pursuant to the terms of the 2011 Credit Agreement.

SECTION 10. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable actual out-of-pocket costs and expenses in connection with this Agreement, including the reasonable actual out-of-pocket fees, charges and disbursements of its outside counsel to the extent provided for in Section 11.5 of the 2011 Credit Agreement.

SECTION 11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto; provided that such assignment is permitted by the Credit Agreement.

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SECTION 12. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement or a written consent to this Agreement in the form of Annex A hereto by email transmission (including a “.pdf” or “.tif” file) shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 13. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 14. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

SECTION 15. Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

METROPCS WIRELESS, INC.

By:
Name: Roger D. Linquist
Title: President and Chief Executive Officer

METROPCS COMMUNICATIONS, INC.
METROPCS, INC.
METROPCS GEORGIA, LLC
METROPCS CALIFORNIA, LLC
METROPCS MICHIGAN, INC.
METROPCS TEXAS, LLC
METROPCS FLORIDA, LLC
METROPCS AWS, LLC
METROPCS 700 MHZ, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS NETWORKS, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC

By:
Name: Roger D. Linquist
Title: President and Chief Executive Officer

Signature page to

Amendment and Restatement Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature page to

Amendment and Restatement Agreement

ANNEX A

DELIVER VIA EMAIL TO:

JPMorgan Chase Bank, N.A., as Administrative Agent

c/o Latham & Watkins LLP

885 Third Avenue

New York NY 10022-4802

Attention: Zeynep Gieseke

Email: zeynep.gieseke@lw.com

LENDER CONSENT

Reference is hereby made to the proposed Amendment and Restatement Agreement (the “Agreement”), among MetroPCS Wireless, Inc., a Delaware corporation, the Guarantors and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms for which meanings are provided for in the Agreement are, unless otherwise defined herein, used herein with such meaning. No further authorization from or consent by the undersigned is required for this consent to be effective.

By its signature below, the undersigned hereby consents, as of this      day of March, 2011, to the items indicated below, and authorizes the Administrative Agent to execute and deliver the Agreement on its behalf.

(please check all that apply)

☐ Indicates written consent to the Agreement

Amount of Tranche B-1 Term Loans:

Amount of Tranche B-2 Term Loans:

☐ Indicates a Revolving Lender

Amount of Revolving Commitment:

☐ Indicates a Tranche B-3 Term Lender

Amount of Tranche B-3 Term Commitment:

Name of Institution:

By
Name:
Title:

For any Lender requiring a second signature line:

By
Name:
Title:

Consent to Amendment and Restatement Agreement

ANNEX B

AMENDMENTS TO THE GUARANTEE AND COLLATERAL AGREEMENT

a)

The preamble to the Guarantee and Collateral Agreement is hereby amended by deleting the words “the Borrower” in the sixth and seventh lines thereof and replacing such words, in each case, with the word “Superholdings”.

b)

Section 1.1(b) of the Guarantee and Collateral Agreement is hereby amended by deleting the existing definition of “Foreign Subsidiary” and replacing it with the following language: “any Subsidiary of Superholdings that is organized under the laws of a jurisdiction outside the United States.”

c)

Section 1.1(b) of the Guarantee and Collateral Agreement is hereby amended by deleting the existing definition of “Foreign Subsidiary Voting Stock” and replacing it with the following language: “the voting Capital Stock of any Foreign Subsidiary that is not a Discretionary Guarantor.”

d)	Section 1.1(b) of the Guarantee and Collateral Agreement is hereby amended by deleting in its entirety the following language in the definition of “Pledged Stock”: “of any Foreign Subsidiary”.

e)

Section 1.2(f) of the Guarantee and Collateral Agreement is hereby amended by deleting the words “in any Foreign Subsidiary” in the sixth line thereof and “in such Foreign Subsidiary” in the seventh line thereof and replacing such words with “in any Issuer” and “in such Issuer”, respectively.

f)

Section 4.2 of the Guarantee and Collateral Agreement is amended by deleting in its entirety the sentence “Each Grantor (other than Holdings) has obtained all third party approvals necessary to permit the grant of a security interest in such Grantor’s membership interests in Royal Street.”

g)	Sections 4.8, 5.6, 5.9 and 5.10 of the Guarantee and Collateral Agreement are hereby amended by deleting each reference therein to “$5,000,000” and replacing such reference with “$25,000,000”.

h)

Sections 4.3(a) of the Guarantee and Collateral Agreement is hereby amended by inserting the words “or (C) any Deposit Account that is an escrow account, cash collateral account or similar account permitted by Section 8.3 of the Credit Agreement,” immediately after the end of each clause “(B)” therein.

i)

Subclauses (iii), (iv) and (v) in the second sentence of Section 4.3(a) the Guarantee and Collateral Agreement are hereby amended by inserting the words “with a Fair Market Value over $25,000,000 (in the aggregate)” at the end of each such subclause.

j)	Section 4.5(c) of the Guarantee and Collateral Agreement is hereby amended by deleting the reference therein to “$7,500,000” and replacing such reference with “$25,000,000”.

k)	Sections 4.8, 5.2(a), 5.5(b) and 5.10 of the Guarantee and Collateral Agreement are hereby amended by deleting each reference therein to “$1,000,000” and replacing such reference with “$10,000,000”.

l)

Section 5.2(a) of the Guarantee and Collateral Agreement is hereby amended to delete the following words “(including, without limitation, any note or other Instrument representing the Royal Street Loan)”.

m)

Section 5.2(b) of the Guarantee and Collateral Agreement is hereby amended to insert the words “with a Fair Market Value over $25,000,000 (in the aggregate)” after the words “Electronic Chattel Paper” in the first line thereof.

n)

Section 5.2(d) of the Guarantee and Collateral Agreement is hereby amended to insert the words “or such Deposit Account is an escrow account, cash collateral account or similar account permitted by Section 8.3 of the Credit Agreement” at the end of such clause.

o)

Section 5.13 of the Guarantee and Collateral Agreement is hereby amended by: deleting clause (a) thereof in its entirety, replacing the letter “(b)” with the letter “(a)”, deleting clause (c) thereof in its entirety, replacing the letter”(d)” with the letter “(b)”, and deleting the text “(c) as if it were a domestic Wholly Owned Subsidiary”.

p)

Section 8.15(b) of the Guarantee and Collateral Agreement is amended by inserting the following language after the word “Agreement” in the eighth line of such paragraph “(including Sections 11.14(c) and (d) thereof)”.

q)

Section 8.17 of the Guarantee and Collateral Agreement is amended by inserting the words “incurred under Section 8.2(c) of the Credit Agreement” immediately after the words “intercompany Indebtedness” in the second line thereof.

Exhibit A

2011 Credit Agreement

See attached.

Exhibit B

Restated Exhibits and Schedules to the 2011 Credit Agreement

See attached.

Exhibit C

Reaffirmation Agreement

See attached.

Schedule A

Revolving Commitments from and after the 2011 Restatement Date

Revolving Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$25.0 million
Wells Fargo Bank, N.A.	$20.0 million
Barclays Bank PLC	$10.0 million
Credit Suisse AG, Cayman Islands Branch	$5.0 million
Deutsche Bank Trust Company Americas	$10.0 million
Raymond James Bank FSB	$10.0 million
Amegy Bank National Association	$5.0 million
Citibank N.A.	$15.0 million

Total	$100.0 million

EXECUTION VERSION

$2,132,000,000.01

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 17, 2011

among

METROPCS WIRELESS, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

WELLS FARGO BANK, N.A.,

as Syndication Agent

and

J.P. MORGAN SECURITIES LLC and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book-running Managers

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	2
1.1.	Defined Terms	2
1.2.	Other Definitional Provisions	48
1.3.	Letter of Credit Amounts	49
1.4.	Relationship with Original Credit Agreement	49

SECTION 2.	AMOUNT AND TERMS OF TERM LOANS AND TERM COMMITMENTS; INCREMENTAL FACILITIES	49
2.1.	Term Loans and Term Commitments	49
2.2.	Procedure for Tranche B Term Loan Borrowing	50
2.3.	Repayment of Term Loans	50
2.4.	Increase in Commitments	51

SECTION 3.	AMOUNT AND TERMS OF REVOLVING COMMITMENTS	53
3.1.	Revolving Commitments	53
3.2.	Procedure for Revolving Loan Borrowing	53
3.3.	Swingline Commitment	54
3.4.	Procedure for Swingline Borrowing; Refunding of Swingline Loans	55
3.5.	Commitment Fees, etc.	56
3.6.	Termination or Reduction of Revolving Commitments	56
3.7.	L/C Commitment	57
3.8.	Procedure for Issuance of Letter of Credit	58
3.9.	Fees and Other Charges	58
3.10.	L/C Participations	58
3.11.	Reimbursement Obligation of the Borrower	59
3.12.	Obligations Absolute	60
3.13.	Letter of Credit Payments	60
3.14.	Applications	60

SECTION 4.	GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT	61
4.1.	Optional Prepayments	61
4.2.	Mandatory Prepayments and Offers to Prepay	61
4.3.	Conversion and Continuation Options	62
4.4.	Limitations on Eurodollar Tranches	63
4.5.	Interest Rates and Payment Dates	63
4.6.	Computation of Interest and Fees	64
4.7.	Inability to Determine Interest Rate	64
4.8.	Pro Rata Treatment and Payments	65
4.9.	Requirements of Law	67
4.10.	Taxes	68
4.11.	Indemnity	71
4.12.	Change of Lending Office	71
4.13.	Replacement of Lenders	72

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4.14.	Evidence of Debt	72
4.15.	Illegality	73
4.16.	Defaulting Lenders	73

SECTION 5.	REPRESENTATIONS AND WARRANTIES	75
5.1.	Financial Condition	75
5.2.	No Change	75
5.3.	Corporate Existence; Compliance with Law	75
5.4.	Power; Authorization; Enforceable Obligations	76
5.5.	No Legal Bar	76
5.6.	Litigation	76
5.7.	No Default	77
5.8.	Ownership of Property; Liens, Etc.	77
5.9.	Intellectual Property	77
5.10.	Taxes	77
5.11.	Federal Regulations	78
5.12.	Labor Matters	78
5.13.	ERISA	78
5.14.	Investment Company Act	79
5.15.	Subsidiaries	79
5.16.	Use of Proceeds	80
5.17.	Environmental Matters	80
5.18.	Accuracy of Information, etc.	81
5.19.	Security Documents	81
5.20.	Solvency	81
5.21.	Maintenance of Properties	81
5.22.	Certain Fees	82
5.23.	Regulation H	82

SECTION 6.	CONDITIONS PRECEDENT	82
6.1.	Conditions to the 2011 Restatement Date	82
6.2.	Conditions to Each Extension of Credit	83

SECTION 7.	AFFIRMATIVE COVENANTS	83
7.1.	Financial Statements	83
7.2.	Certificates; Other Information	85
7.3.	Payment of Obligations	86
7.4.	Maintenance of Existence; Compliance	87
7.5.	Maintenance of Property; Insurance	87
7.6.	Inspection of Property; Books and Records; Discussions	88
7.7.	Notices	88
7.8.	Environmental Laws	89
7.9.	[Reserved]	89
7.10.	Additional Collateral, etc.	89
7.11.	Further Assurances	91
7.12.	ERISA Compliance	91
7.13.	Lender Meetings	92

SECTION 8.	NEGATIVE COVENANTS	92
8.1.	Acquisitions	92
8.2.	Indebtedness	92
8.3.	Liens	96
8.4.	Fundamental Changes	96
8.5.	Disposition of Property	96
8.6.	Restricted Payments	97
8.7.	Modifications of Certain Debt Instruments	99
8.8.	Transactions with Affiliates	99
8.9.	[Reserved]	101
8.10.	Hedge Agreements	101
8.11.	Changes in Fiscal Year	101
8.12.	Negative Pledge Clauses; Subsidiary Distributions	101
8.13.	[Reserved]	103
8.14.	[Reserved]	103
8.15.	ERISA Compliance	103
8.16.	Environmental Matters	104
8.17.	Subsidiaries	104
8.18.	Financial Condition Covenant	104
8.19.	Lines of Business	104

SECTION 9.	EVENTS OF DEFAULT	105

SECTION 10.	THE AGENTS	108
10.1.	Appointment	108
10.2.	Delegation of Duties	108
10.3.	Exculpatory Provisions	109
10.4.	Reliance by Agents	109
10.5.	Notice of Default	109
10.6.	Non Reliance on Agents and Other Lenders	110
10.7.	Indemnification	110
10.8.	Agent in Its Individual Capacity	111
10.9.	Successor Administrative Agent and Issuing Lender	111
10.10.	Agents Generally	112
10.11.	The Lead Arrangers	112
10.12.	Withholding Taxes	112

SECTION 11.	MISCELLANEOUS	112
11.1.	Amendments and Waivers	117
11.2.	Notices	118
11.3.	No Waiver; Cumulative Remedies	118
11.4.	Survival of Representations and Warranties	119
11.5.	Payment of Expenses	120
11.6.	Successors and Assigns; Participations and Assignments	120
11.7.	Adjustments; Set-off	124
11.8.	Counterparts	125
11.9.	Severability	125

11.10.	Integration	125
11.11.	GOVERNING LAW	125
11.12.	Submission To Jurisdiction; Waivers	125
11.13.	Acknowledgments	126
11.14.	Releases of Guarantees and Liens	126
11.15.	Confidentiality	127
11.16.	Auction-Related Confidentiality Provisions	128
11.17.	WAIVERS OF JURY TRIAL	128
11.18.	Delivery of Addenda, Joinder Agreements and 2011 Amendment Agreement	128
11.19.	USA PATRIOT Act	129
11.20.	Certain Regulatory Requirements	129
11.21.	Preservation of Priority	129

ANNEXES:

A	Pricing Grid

SCHEDULES:

1.1A	Existing Liens
3.7	Existing Letters of Credit
5.3	Governmental Requirements
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.8	Title; Liens
5.9	Intellectual Property
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)	Mortgage Filing Jurisdictions
8.2(f)	Existing Indebtedness

EXHIBITS:

A	Form of Reaffirmation Agreement
B	Form of Compliance Certificate
C	Form of Restatement Date Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Baker Botts L.L.P.
G-1	Form of Tranche B-1 Term Note
G-2	Form of Tranche B-2 Term Note
G-3	Form of Tranche B-3 Term Note
G-4	Form of Revolving Note
G-5	Form of Swingline Note
H	Form of Exemption Certificate
I	Form of Addendum
J	Forms of U.S. Tax Certificates
K	Form of Secretary’s Certificate
L	Form of Modified Dutch Auction Procedures

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 17, 2011, by and among METROPCS WIRELESS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (or the Original Credit Agreement, as the same was amended and restated on the 2010 Restatement Date pursuant to the terms of the 2010 Amendment Agreement, or the 2010 Credit Agreement, as the same has been amended and restated on the 2011 Restatement Date) (each such capitalized term as hereinafter defined) (the “Lenders”), J.P. MORGAN SECURITIES LLC and WELLS FARGO SECURITIES, LLC, as joint lead arrangers and joint book-running managers (in such capacity, the “Lead Arrangers”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”), WELLS FARGO BANK, N.A., as syndication agent (in such capacity and together with its successors in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as issuing lender (in such capacity and together with its successors in such capacity, the “Issuing Lender”).

WHEREAS, the Borrower, certain banks and other parties thereto as lenders (the “Original Lenders”), the agents and arrangers party thereto and Bear Stearns Corporate Lending Inc., as administrative agent (the “Original Agent”), entered into to that certain Amended and Restated Credit Agreement, dated as of the Original Restatement Date (as amended, restated, supplemented or otherwise modified prior to the 2010 Restatement Date, the “Original Credit Agreement”), pursuant to which the Original Lenders extended certain senior credit facilities to the Borrower;

WHEREAS, the Borrower, certain of the Original Lenders, the Original Agent, the Administrative Agent and the other parties thereto entered into the 2010 Amendment Agreement and agreed to, among other things, amend and restate the Original Credit Agreement in its entirety to: (i) establish Tranche B-2 Term Loans (as hereinafter defined) to be made under the hereinafter described 2010 Credit Agreement; (ii) make certain amendments affecting the Original Term Loans (as hereinafter defined) and convert certain Original Term Loans into the Tranche B-2 Term Loans made under the 2010 Credit Agreement in the manner set forth therein and in the 2010 Amendment Agreement (with the portion of the Original Term Loans that were not converted into Tranche B-2 Term Loans being renamed the “Tranche B-1 Term Loans”); and (iii) make certain other changes as more fully set forth in that certain Second Amended and Restated Credit Agreement, dated as of the 2010 Restatement Date (the “2010 Credit Agreement”), which amendment and restatement became effective upon the 2010 Restatement Date;

WHEREAS, on or prior to the 2010 Restatement Date, the Required Lenders (as hereinafter defined) under the Original Credit Agreement approved the 2010 Credit Agreement on behalf of all Original Lenders by executing the 2010 Amendment Agreement;

WHEREAS, each Revolving Lender (as hereinafter defined) under the Original Credit Agreement executed the 2010 Amendment Agreement;

WHEREAS, each Tranche B-2 Term Lender (as hereinafter defined) executed the 2010 Amendment Agreement;

WHEREAS, the Borrower desires that the Required Lenders under the 2010 Credit Agreement and the other parties hereto agree to amend and restate the 2010 Credit Agreement in its entirety to: (i) establish Tranche B-3 Term Loans (as hereinafter defined) to be made hereunder; and (ii) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon the 2011 Restatement Date;

WHEREAS, on or prior to the 2011 Restatement Date, the Required Lenders under the 2010 Credit Agreement approved this Agreement on behalf of all Lenders under the 2010 Credit Agreement by executing the 2011 Amendment Agreement (as hereinafter defined);

WHEREAS, each Revolving Lender has executed the 2011 Amendment Agreement;

WHEREAS, each Tranche B-3 Term Lender (as hereinafter defined) has executed the 2011 Amendment Agreement;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the 2010 Credit Agreement and that this Agreement amend and restate in its entirety the 2010 Credit Agreement; and

WHEREAS, it is the intent of the Loan Parties to confirm that all Obligations of the Loan Parties under the Loan Documents, as amended hereby, shall continue in full force and effect and that, from and after the 2011 Restatement Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to amend and restate the 2010 Credit Agreement as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2010 Amendment Agreement”: that certain Amendment and Restatement and Resignation and Appointment Agreement, dated as of the 2010 Restatement Date, among the Borrower, certain of the Lenders under the 2010 Credit Agreement, Bear Stearns Corporate Lending, Inc., the Administrative Agent and the other parties thereto, to which the 2010 Credit Agreement is attached as an exhibit.

“2010 Credit Agreement”: as defined in the recitals to this Agreement.

“2010 Restatement Date”: July 16, 2010.

“2011 Amendment Agreement”: that certain Amendment and Restatement Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent and the other parties party thereto, to which this Third Amended and Restated Credit Agreement is attached as an exhibit.

“2011 Restatement Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived (in accordance with Section 11.1).

“Accepting Term Lenders”: as defined in Section 11.1(g)(i).

“Acquisition”: a transaction or multiple transactions in which any entity acquires by purchase or otherwise all of the capital stock of any Person, more than 50% of the total voting power of shares of stock to vote in elections of Persons or any Person having the power to direct or cause the direction of management and policies thereof, all or substantially all of the assets of any Person, or any division of any Person, or any “business” as defined for purposes of Regulation S-X under the Securities Act.

“Addendum”: an instrument, substantially in the form of Exhibit I, by which a Revolving Lender became a party to this Agreement on the Closing Date, or by which a Tranche B Term Lender became a party to this Agreement as of the Original Restatement Date.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Affiliate”: as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided that J.P.Morgan Securities LLC and its Affiliates shall not be deemed (by reason of ownership of any Capital Stock) to be an Affiliate of the Borrower and its Subsidiaries.

“Affiliate Purchaser”: means any Loan Party except the Borrower.

“Affiliate Purchaser Assignment Agreement” means with respect to any assignment to an Affiliate Purchaser pursuant to Section 11.6(h) hereof, an Assignment and Acceptance Agreement substantially in the form of Annex C to the Auction Procedures (as may be modified from time to time as set forth in the definition of Auction Procedures).

“Affiliate Purchaser Assignment Effective Date” as defined in Section 11.6(h) hereof.

“Affiliate Purchaser Loan Purchase” means any purchase of Term Loans by an Affiliate Purchaser pursuant to Section 11.6(h) hereof.

“Agents”: the collective reference to the Syndication Agent, the Lead Arrangers, each Auction Manager, and the Administrative Agent, which term shall include, for the purposes of Section 10 only, the Issuing Lender and Swingline Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Third Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) On and after the 2011 Restatement Date, for each type of Loan, the rate per annum set forth under the relevant column heading below:

	Eurodollar Loans	Base Rate Loans
Revolving Loans	2.500%	1.500%
Swingline Loans	N/A	1.500%
Tranche B-1 Term Loans (other than Other Term Loans)	3.821%	2.821%
Tranche B-2 Term Loans (other than Other Term Loans)	3.821%	2.821%
Tranche B-3 Term Loans (other than Other Term Loans)	3.750%	2.750%

; provided, that when no Event of Default has occurred and is then continuing, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Applicable Reserve Requirement”: at any time for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Eurodollar Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Application”: an application, in such form as the Issuing Lender may specify in writing from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Acquisition” means: (a) an Investment by the Borrower or any of its Consolidated Subsidiaries in any other Person pursuant to which such Person shall become a Consolidated Subsidiary of the Borrower or shall be merged into or consolidated with the Borrower or any of its Consolidated Subsidiaries but only if (i) such Person’s primary business would be permitted under this Agreement if it were a business of the Borrower or any of its Consolidated Subsidiaries and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Consolidated Subsidiaries immediately prior to such Investment, or (b) an acquisition by the Borrower or any of its Consolidated Subsidiaries of the Property of any Person other than the Borrower or any of its Consolidated Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person but only (i) if the Property so acquired constitutes a business that would be permitted under this Agreement if it were a business of the Borrower or any of its Consolidated Subsidiaries and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Consolidated Subsidiaries immediately prior to such acquisition.

“Asset Disposition” means the sale or other disposition by the Borrower or any of its Consolidated Subsidiaries other than to the Borrower or another Consolidated Subsidiary of the Borrower of (a) all or substantially all of the Capital Stock owned by the Borrower or any of its Consolidated Subsidiaries of any Consolidated Subsidiary or any Person that is a Permitted Joint Venture Investment or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of the Borrower or any of its Consolidated Subsidiaries.

“Asset Sale”: a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of Property with, any Person (other than the Borrower or any of its Subsidiaries), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ Property (including any equity interests in any Person held by the Borrower or any such Subsidiary, or any issuance of equity by any Subsidiary of the Borrower), whether now owned or hereafter acquired, other than:

(a) inventory or other Property sold, leased, sub-leased (as lessor or sublessor), sold and leased back, assigned, conveyed, transferred or otherwise disposed of in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), including the disposition of obsolete or worn-out assets in the ordinary course;

(b) arms-length sales, leases or sub-leases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of Property entered into with any Person in which a Permitted Joint Venture Investment has been made or another Investment pursuant to clause (j) of the definition of Permitted Investment has been made;

(c) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Agreement;

(d) a Restricted Payment that does not violate this Agreement;

(e) licenses and sales of intellectual property or other general intangibles (other than FCC licenses) in the ordinary course of business;

(f) a Permitted Investment; and

(g) in addition to the foregoing, any single transaction or series of related transactions in which the Borrower and its Subsidiaries receive Net Cash Proceeds of less than $25,000,000, provided that the Borrower and its Subsidiaries receive no less than Fair Market Value in connection with such transaction.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E or such other form acceptable to the Administrative Agent.

“Auction 66”: a public auction for wireless telecommunications licenses held by the FCC, which auction closed on September 18, 2006.

“Auction 66 Acquisition”: the acquisition of wireless telecommunication licenses by MetroPCS AWS, LLC in Auction 66.

“Auction Manager” means a financial institution of recognized national standing that agrees to act as Auction Manager.

“Auction Procedures” means, collectively, the auction procedures, auction notice, return bid and Affiliate Purchaser Assignment Agreement in substantially the form set forth as Annex C to Exhibit L hereto; provided, however, the Auction Managers, with the consent of the applicable Affiliate Purchaser (which may be withheld in its sole discretion), may amend or modify the procedures, notices, bids and Affiliate Purchaser Assignment Agreement in connection with any Affiliate Purchaser Loan Purchase; provided, further, that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due.

“Authorized Officer”: any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer of any Group Member. Unless otherwise specified, all references herein to an Authorized Officer mean an Authorized Officer of the Borrower.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Credit Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.

“Borrower Hedge Agreement Obligations”: as defined in the Guarantee and Collateral Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease”: as applied to any Person, any lease of any Property by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations”: as to any Person, the capitalized amount of all obligations of such Person under Capital Leases, as determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash”: liquid marketable securities, certificates of deposit, money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c) demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better at the time of deposit for any maturities other than demand maturities;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P at the time of acquisition and, in each case, maturing within one year after the date of acquisition;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by Moody’s or S&P at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(g) auction rate securities rated “AAA” by S&P or Moody’s and with reset dates of one year or less from the time of purchase;

(h) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition;

(i) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market funds or investment programs registered under the Investment Company Act of 1940, the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a) through (g) of this definition;

(j) in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-1” by Moody’s or “A-1” by S&P or the equivalent thereof at the date of acquisition; and

(k) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control”: the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than a Permitted Holder;

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the ultimate “beneficial owner” (as that term is used in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular “person” (as defined above), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time), directly or indirectly, of more than 50% of the voting stock of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares;

(d) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Borrower or Superholdings cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of the Borrower, whose election or nomination to that Board of Directors or equivalent governing body was approved by Superholdings;

(e) if Holdings ceases to own 100% of the voting stock of the Borrower; or

(f) any “change of control” as defined in the Senior Note Indentures.

For purposes of this Agreement “Permitted Holder” means: (i) any direct or indirect “beneficial owner” (as defined above) of any Loan Party’s equity interests on the Closing Date; (ii) any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member (in the case of an individual) of any person referred to in clause (i) of this definition; or (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially owning an 80% or more controlling interest of which consist of any one or more persons referred to in clause (i) or (ii) of this definition.

“CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date”: November 3, 2006.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Group Members, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and the Capital Stock of the Borrower owned by Holdings.

“Commitment”: as to any Lender, the sum of the Tranche B-3 Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: a rate per annum determined pursuant to the Pricing Grid.

“Compliance Certificate”: a certificate duly executed by a Financial Officer substantially in the form of Exhibit B or such other form acceptable to the Administrative Agent.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Adjusted EBITDA”: for any period, the Consolidated Net Income for such period plus, without duplication:

(a) an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Borrower or any of its Consolidated Subsidiaries in connection with an Asset Sale (or any sale, assignment, transfer, conveyance or other disposition of any Property described in clauses (a)-(g) of the exclusions set forth in the definition of Asset Sale), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(b) provision for taxes based on income or profits of the Borrower and its Consolidated Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(c) the Consolidated Interest Expense for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any non-cash expenses to the extent that such expenses represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Consolidated Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(e) any after-tax extraordinary, nonrecurring (to include customary fees and expenses related to the incurrence of Indebtedness or the issuance of any Capital Stock) or unusual losses, expenses or charges, provided that with respect to each item of loss, expense or charge the Borrower shall have delivered to the Administrative Agent an officer’s certificate from a Financial Officer of the Borrower specifying and quantifying such loss, expense or charge and stating that such item of loss, expense or charge is after-tax extraordinary, nonrecurring or unusual; minus

(f) any after-tax extraordinary, nonrecurring or unusual gains or income (including in connection with an Asset Sale or any sale, assignment, transfer, conveyance or other disposition of any Property described in clauses (a)-(g) of the exclusions set forth in the definition of Asset Sale); minus

(g) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense”: for any period, the sum, without duplication, of:

(a) the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, legal fees and expenses that would be included as an interest expense of the Borrower in accordance with GAAP, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedge Agreements in respect of interest rates; plus

(b) the consolidated interest expense of the Borrower and its Consolidated Subsidiaries that was capitalized during such period; plus

(c) any interest expense on that portion of Indebtedness of another Person that is guaranteed by the Borrower or one of its Consolidated Subsidiaries or secured by a Lien on assets of the Borrower or one of its Consolidated Subsidiaries, regardless of whether such guarantee or Lien is called upon; plus

(d) the product of (i) all dividend payments on any series of Preferred Stock of the Borrower or any of its Consolidated Subsidiaries, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal,

(e) in each case, on a consolidated basis and in accordance with GAAP. Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles after the 2011 Restatement Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income”: for any period, the Net Income of Superholdings and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(a) beginning with the Fiscal Quarter ending December 31, 2006, the Net Income (or loss) of Superholdings and its Consolidated Subsidiaries (other than Borrower and its Consolidated Subsidiaries) during such period will be excluded;

(b) the Net Income (or loss) of any Person (other than the Borrower or any of its Consolidated Subsidiaries) in which any other Person (other than the Borrower or any of its Consolidated Subsidiaries) has a joint interest will be excluded, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Consolidated Subsidiaries by such Person during such period;

(c) the cumulative effect of a change in accounting principles will be excluded;

(d) unrealized losses and gains from Hedge Agreements, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(e) any non-cash compensation charge or expense realized from non-cash compensation paid to officers, directors or employees of Superholdings or its Consolidated Subsidiaries, including grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees of Superholdings or its Consolidated Subsidiaries will be excluded.

“Consolidated Senior Secured Indebtedness”: with respect to any specified Person as of any date of determination, the sum, without duplication, of:

(a) the total amount of Secured Indebtedness of such Person and its Subsidiaries; plus

(b) the total amount of Secured Indebtedness of any other Person, to the extent that such Indebtedness has been guaranteed by the referenced Person or one or more of its Subsidiaries;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness of the Borrower as of such date to (b) Consolidated Adjusted EBITDA determined on a Pro Forma Basis for the four most recent full Fiscal Quarters for which internal financial statements are available prior to such date of determination.

“Consolidated Subsidiaries”: with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.

“Consolidated Total Assets”: with respect to any Person, at any date of determination, the total assets of such Person as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness (other than Indebtedness consisting of surety, construction, performance and other similar bonds or letters of credit, in each case that would not appear as indebtedness on a consolidated balance sheet prepared in accordance with GAAP) of the Borrower and its Consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: at any date of determination, the ratio of (a) Consolidated Total Debt of the Borrower as of such date to (b) the Consolidated Adjusted EBITDA for the four most recent full Fiscal Quarters for which internal financial statements are available prior to such date of determination, determined on a Pro Forma Basis.

“Contribution Indebtedness” means, Indebtedness of the Borrower or any Subsidiary Guarantor in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds, other than any Net Equity Proceeds utilized to make Restricted Payments in accordance with Section 8.6(b).

“Credit Party” means the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means, subject to Section 4.16(e), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account”: a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discretionary Guarantor”: as defined in Section 7.10(c).

“Disqualified Institution”: those institutions identified by the Borrower in writing to the Administrative Agent prior to the 2011 Restatement Date as Disqualified Institutions.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Tranche B-3 Term Loan Maturity Date; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.6.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic”: when used in the context of a Subsidiary, means such Subsidiary is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee”: (a) any Lender, any Affiliate of any Lender and any Approved Fund, (b) any commercial bank, insurance company, investment or mutual fund or other entity, that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans, and (c) subject to the conditions and provisions of Section 11.6(h), any Affiliate Purchaser.

“environment”: ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws”: any and all applicable Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect at any time, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate”: each trade or business (whether or not incorporated) which together with Borrower or any of its Subsidiaries would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event”: (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during an Interest Period for a Eurodollar Loan, the rate per annum obtained by dividing (and rounding up to the next whole multiple of one sixteenth of one percent) (a) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period; provided that in the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Reference Bank is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: each of the conditions or events set forth in Section 9.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges, claims or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other similar Liens arising by operation of law or otherwise in the ordinary course of business;

(d) (i) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, and (ii) Liens, deposits (including upfront payments, down payments and other deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(e) Liens arising by reason of a judgment, attachment, decree or court order, to the extent covered by a bond or to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions and reservations that could not in the aggregate reasonably be expected to result in a Material Adverse Effect;

(g) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business covering only the Property under lease (plus improvements and accessions to such Property and proceeds or distributions of such Property and improvements and accessions thereto);

(h) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 8.2(m), covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with or financed by such Indebtedness;

(i) Liens on Property (including Capital Stock) existing at the time of acquisition of the Property by the Borrower or any Subsidiary of the Borrower, covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) so acquired; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(j) Liens on Property of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to such acquisition, merger or consolidation and not incurred in contemplation of such merger or consolidation and do not extend to any assets (other than proceeds of such Property, accessions thereto and upgrades thereof) other than those of the Person that becomes a Subsidiary or is merged into or consolidated with the Borrower or such Subsidiary;

(k)(i) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (ii) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (iii) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(l) Liens existing on the 2011 Restatement Date and set forth on Schedule 1.1A;

(m) Liens securing Indebtedness permitted to be incurred pursuant to Section 8.2(n) that are pari passu or junior to those securing the Obligations, in each case subject to the intercreditor agreement (if any) required thereby;

(n) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that: (i) the new Lien shall be limited to all or part of the same Property or type of Property that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien that secured the Indebtedness being refinanced (plus improvements and accessions to such Property and proceeds or distributions of such Property and upgrades and replacements thereof); and (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount of Indebtedness being refinanced, or, if greater, committed amount of the Indebtedness being refinanced (so long as such greater principal amount is permitted by the Agreement) and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(o) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets to the extent such restrictions are permitted by Section 8.12;

(p) Liens in favor of the trustee under any indenture (as provided for therein) or administrative agent under any credit agreement (as provided for therein) on money or Property held or collected by the trustee or administrative agent thereunder in its capacity as trustee or administrative agent, so long as the payment of such money or Property to such trustee or administrative agent would be permitted by this Agreement;

(q) Liens on Cash or Cash Equivalents securing (i) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business, (ii) letters of credit required to be issued for the benefit of any Person or Persons that control a Permitted Joint Venture Investment to secure any put right for the benefit of such Person or Persons controlling the Permitted Joint Venture Investment or (iii) reimbursement obligations under letters of credit incurred in the ordinary course of business.

(r) Liens with respect to obligations that do not exceed at any time the greater of $100,000,000 or 1.0% of the Borrower’s Consolidated Total Assets, as determined on the date of incurrence of such Liens after giving pro forma effect to such incurrence and the application of any proceeds of any Indebtedness secured by such Liens (for the avoidance of doubt, any Liens once incurred pursuant to this clause (r) shall be deemed permitted for all time).

(s) Liens in favor of the Borrower or any Subsidiary Guarantor;

(t) Liens securing any Hedge Agreement entered into by the Borrower or any of its Subsidiaries as permitted by this Agreement;

(u) Liens on Cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities relating to Asset Sales (or any sale, assignment, transfer, conveyance or other disposition of any Property described in clauses (a)-(g) of the exclusions set forth in the definition of Asset Sale);

(v) any interest or title of a lessor, licensor or sublicensor in the Property subject to any lease, license or sublicense entered into in the ordinary course of business;

(w) Liens arising under operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the business of the Borrower and its Subsidiaries, and applicable only to the assets that are the subject of such agreements or contracts;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(aa) Liens securing any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Subsidiaries in the ordinary course of business; and

(bb) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements.

“Excluded Indebtedness”: all Indebtedness incurred pursuant to Section 8.2.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of a Lender, its applicable lending office in such jurisdiction, or as a result of a present or former connection between the recipient and the taxing jurisdiction or any political subdivision thereof (other than a connection arising solely from such recipient entering into, delivering, performing its obligations under, enforcing, or receiving payments under, this Agreement or any other Loan Document) (b) any branch profits Taxes imposed by the United States and any similar Tax imposed by any other jurisdiction described in clause (a), (c) any U.S. federal withholding Tax imposed pursuant to any Requirement of Law in effect at the time such Person becomes a party hereto (or designates a new lending office other than pursuant to a request by the Borrower under Section 4.12), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 4.10(a), (d) any withholding Tax resulting from a Person’s failure to comply with Section 4.10(e) and (e) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA.

“Existing Letters of Credit”: means each letter of credit issued under the 2010 Credit Agreement that is outstanding on the 2011 Restatement Date. The Existing Letters of Credit are listed in Schedule 3.7.

“Existing Term Lender”: as defined in the 2010 Amendment Agreement.

“Extended Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make or otherwise fund any Extended Revolving Loans and participate in Swingline Loans and Letters of Credit under an Extended Revolving Subfacility in an aggregate principal and/or face amount not to exceed the amount set forth as the “Extended Revolving Commitment” in the applicable Revolving Extension Agreement or in the applicable Assignment and Assumption, subject to adjustment or reduction pursuant to the terms and conditions hereof, as the same may be changed from time to time pursuant to the terms hereof, including through any Incremental Revolving Loan Commitments pursuant to Section 2.4. The amount of the Extended Revolving Commitments is $0 as of the 2011 Restatement Date, and “Extended Revolving Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Extended Revolving Commitment Period”: with respect to an Extended Revolving Subfacility, the period from and including the day after the Closing Date to the Extended Revolving Termination Date for the Extended Revolving Subfacility.

“Extended Revolving Loans” shall mean the Loans made pursuant to an Extended Revolving Commitment.

“Extended Revolving Subfacility”: any tranche of Extended Revolving Commitments and the Extended Revolving Loans made thereunder.

“Extended Revolving Termination Date”: with respect to an Extended Revolving Subfacility, the date specified as such in the applicable Revolving Extension Agreement.

“Extending Revolving Lenders” as defined in Section 11.1(f).

“Extending Term Lender”: as defined in the 2010 Amendment Agreement.

“Facility”: each of (a) the Tranche B-1 Term Loans and Tranche B-2 Term Loans outstanding hereunder, the Tranche B-3 Term Commitments and the Tranche B-3 Term Loans made in respect thereof (collectively, the “Term Loan Facility”), (b) the Revolving Commitments and the extensions of credit made in respect thereof and any Extended Revolving Commitments and the extensions of credit made in respect thereof (collectively, the “Revolving Facility”), and (c) any series of Incremental Term Loans made pursuant to Section 2.4, if any.

“Fair Market Value”: the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower (unless otherwise provided herein).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any amendment or successor provisions that are substantively identical and which do not impose criteria that are materially more onerous than those contained in such Sections, and any regulations or official interpretations thereof.

“FCC”: the United States Federal Communications Commission and any successor agency which is responsible for regulating the United States telecommunications industry.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“Final Order”: any action or decision of a Governmental Authority (including, without limitation, the FCC) as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed without the filing of any such request, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) such Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Financial Officer”: for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Fiscal Quarter”: a fiscal quarter of any Fiscal Year.

“Fiscal Year”: the fiscal year of Superholdings and its Subsidiaries ending on December 31 of each calendar year.

“Foreign”: when used in the context of a Subsidiary, means such Subsidiary is incorporated or organized outside the laws of the United States of America, any State thereof or the District of Columbia.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (or any successor organization that performs similar functions) and statements and pronouncements of the Financial Accounting Standards Board (or any successor organization that performs similar functions) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that, at any time, the Borrower may elect that GAAP thereafter means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (or any successor organization that performs similar functions) and statements and pronouncements of the Financial Accounting Standards Board (or any successor organization that performs similar functions) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect at the time of such election; provided that any such election, once made, shall be irrevocable. At any time, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding anything contained herein to the contrary, IFRS shall not be deemed to be GAAP unless the Borrower so elects in writing.

“Governmental Authority”: any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, including, but not limited to, the FCC, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement”: any applicable law, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Group Members”: the collective reference to the Borrower and the Subsidiary Guarantors.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement executed and delivered by each Loan Party dated as of the Closing Date.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases or dividends (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Superholdings, Holdings, the Subsidiary Guarantors, any other Person required to become a Guarantor pursuant to Section 7.10 or 8.17, and any other Subsidiary of Superholdings that Superholdings, in its sole discretion, causes to execute the Guarantee and Collateral Agreement as a guarantor thereunder.

“Hazardous Materials”: any chemical, material waste or substance, exposure to which is, or which is otherwise, prohibited, limited or regulated by any Governmental Authority or Environmental Law, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.

“Hazardous Materials Activity”: any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement”: any agreement or arrangement with respect to any swap, cap, collar, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdings”: MetroPCS, Inc., a Delaware corporation, and its successors and assigns; provided that the surviving Person continues to own all of the Capital Stock of the Borrower (and such Capital Stock continues to be Collateral), such Person continues to be a Guarantor, and no Change of Control results therefrom.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower that (i) does not have total assets with a value in excess of 2.5% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries as of such date of determination and (ii) did not, during the four most recent full Fiscal Quarters for which internal financial statements are available prior to such date of determination, have gross revenues exceeding 2.5% of the Consolidated gross revenues of the Borrower and its Consolidated Subsidiaries, in each case determined in accordance with GAAP; provided that, the aggregate total assets or gross revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, may not exceed 5% of Consolidated Total Assets or consolidated gross revenues, respectively, of the Borrower and its Consolidated Subsidiaries, collectively, at any time.

“Incremental Commitment”: a new or additional commitment permitted by Section 2.4.

“Incremental Commitment Agreement”: an agreement delivered by an Incremental Lender, in form and substance reasonably satisfactory to the Administrative Agent and accepted by the Loan Parties, by which an Incremental Lender (approved by the Administrative Agent if such Incremental Lender is not already a Revolving Lender and is to be a Revolving Lender after the effective date of such Incremental Commitment Agreement) confirms its Incremental Commitment.

“Incremental Lender”: a Lender, Approved Fund or other Person that delivers an Incremental Commitment.

“Incremental Revolving Loan Commitments”: the Revolving Loan Commitments made pursuant to Section 2.4.

“Incremental Revolving Loans”: the Revolving Loans made pursuant to the Incremental Revolving Loan Commitments.

“Incremental Term Loan”: the Term Loans made by one or more Incremental Lenders pursuant to Section 2.4, including, without limitation, Other Term Loans.

“Incremental Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Incremental Commitment then constitutes of the aggregate Incremental Commitments (or, at any time after the funding of the Incremental Term Loans, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding).

“Indebtedness”: with respect to any specified Person, without duplication, any indebtedness of such Person, regardless of whether contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any Property or services due more than six months after such Property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(f) in respect of Hedge Agreements permitted under this Agreement;

in each case, if and to the extent any of the preceding items (other than letters of credit and indebtedness in respect of Hedge Agreements permitted under this Agreement) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all indebtedness of any other Person, of the types described above in clauses (a) through (f), secured by a Lien on any asset of the specified Person (even if such indebtedness is not assumed by the specified Person) but limited to the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) the amount of Indebtedness of the other Person so secured) and (ii) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (a) through (f). Indebtedness shall also include any Disqualified Stock of the Borrower and any Preferred Stock of any Subsidiary Guarantor; provided that the principal amount of any such Indebtedness will be deemed to be equal to the liquidation preference of such Disqualified Stock or Preferred Stock, and the maturity of any such Indebtedness will be deemed to be any mandatory redemption date (including any such mandatory redemption at the option of the holder) of such Disqualified Stock or Preferred Stock. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of Cash (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and (4) any obligation arising from any agreement providing for indemnities, guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets. For purposes of clause (f) above and clause (n) of Section 9.1, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the 2011 Restatement Date be deemed to be Indebtedness for any purpose under this Agreement.

“Indemnitee”: as defined in Section 11.5.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period (A) for Revolving Loans that would extend beyond the Revolving Termination Date, or (B) for Tranche B Term Loans or any Incremental Term Loans, that would extend beyond the date final payment is due on the Tranche B Term Loans or any Incremental Term Loans, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investment”: with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), capital contributions (excluding commission, entertainment, travel, drawing accounts and similar advances to officers and employees made in the ordinary course of business and excluding the purchase of Property or accounts receivables created or acquired in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Borrower or any of its Subsidiaries sells or otherwise disposes of any Capital Stock of any Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 8.6(b) hereof. The acquisition by the Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 8.6(b) hereof. The amount of any Investment shall be determined at the time such Investment is made, without giving effect to subsequent changes in value.

“ISP”: the International Standby Practices (ISP98), a publication by the International Chamber of Commerce.

“Issuing Lender”: as defined in the preamble of this Agreement.

“Joint Venture”: a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“L/C Commitment”: $30,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the Revolving Termination Date.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: as defined in the preamble to this Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a majority owned or controlled subsidiary.

“Lenders”: as defined in the preamble to this Agreement; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, each Incremental Commitment Agreement, the Reaffirmation Agreement and any fee letters entered into with any Agent, each as amended, supplemented or modified from time to time.

“Loan Parties”: the collective reference to Superholdings, Holdings and the Group Members.

“Majority Facility Lenders”: with respect to any Facility or Subfacility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments) or Subfacility (or, in the case of the Extended Revolving Subfacility, prior to any termination of the Extended Revolving Commitments, the holders of more than 50% of the Extended Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on and/or material adverse developments with respect to (a) the business, assets, property, financial condition, or results of operations of Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder, or (c) the validity, perfection or priority of the Administrative Agent’s Liens on the Collateral.

“Material Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Moody’s”: Moody’s Investor Services, Inc., and its successors.

“Mortgaged Properties”: the fee interest in any real property acquired by any of the Group Members after the Closing Date, as to which the Administrative Agent for the benefit of the Secured Parties shall, pursuant to Section 7.10(b), be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Group Member in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: any employee pension benefit plan, as described in Section 3(2) of ERISA which is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA to which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintains, administers, makes or is obligated to make contributions or at any time during the six consecutive year period ending on the date hereof maintained, administered, made or was obligated to make contributions.

“NAIC”: The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds”: (a) with respect to any Asset Sale or Recovery Event, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale or Recovery Event, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale or Recovery Event, including (A) income, sales, gains, transfer or other Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale or Recovery Event, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale or Recovery Event, (C) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale or Recovery Event and retained by the Borrower or any of its Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to the Borrower or its Subsidiaries from such escrow arrangement, as the case may be, and (D) all legal, accounting and investment banking fees, sales commissions, brokers or finders fees, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale or Recovery Event, and (b) with respect to any issuance or sale of Capital Stock or issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, other professional fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Equity Proceeds” means the net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Capital Stock of the Borrower (other than Disqualified Stock).

“Net Income”: with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Consolidated Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Consolidated Subsidiaries; and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“New Market Capital Expenditures”: any Capital Expenditures made by the Borrower or any of its Subsidiaries in connection with construction, launch and operations in any New Markets.

“New Market Losses”: for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Borrower or any of its

Consolidated Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the date that is twelve full calendar months after the initial commencement of commercial operations in the applicable New Market.

“New Market Losses Cap”: $125,000,000.

“New Markets”: the collective reference to any wireless telephone markets other than the metropolitan areas of Atlanta, Georgia; Miami, Florida; Sacramento, California; and San Francisco, California.

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made under this Agreement and (b) Other Taxes.

“Non-U.S. Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided hereunder after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender (or former Agent or Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or the other Loan Documents or any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“OID”: as defined in Section 2.4(a).

“Original Agent”: as defined in the recitals to this Agreement.

“Original Credit Agreement”: as defined in the recitals to this Agreement.

“Original Lenders”: as defined in the recitals to this Agreement.

“Original Restatement Date”: February 20, 2007.

“Original Term Loans”: the Term Loans made under the Original Credit Agreement outstanding immediately prior to the 2010 Restatement Date.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loans”: as defined in Section 2.4(a).

“Parent”: any corporation that directly or indirectly is the beneficial owner of at least 50% of the voting stock of the Borrower, measured by voting power rather than number of shares.

“Participant”: as defined in Section 11.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation or any successor.

“Permitted Acquisition”: (a) the acquisition by the Borrower or any of its Subsidiaries of wireless spectrum to be used in a business permitted by Section 8.19, (b) the acquisition by the Borrower or any of its Subsidiaries of the Property or Capital Stock (other than Capital Stock of the Borrower) of any Person that is already a Subsidiary of the Borrower, (c) the acquisition by the Borrower or any of the Subsidiary Guarantors of all of the Capital Stock of any Person in which a Permitted Joint Venture Investment has been made, so long as such acquisition is permitted under clause (j) of the definition of Permitted Investment, or complies with the provisions of clause (e) below, (d) the acquisition by the Borrower or any of its Subsidiaries of all of the Capital Stock of any Person acquired in an Investment permitted under clause (m) of the definition of Permitted Investments, so long as such acquisition is permitted under clause (m) of the definition of Permitted Investments, or complies with the provisions of clause (e) below, and (e) any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or more than 50% of the Capital Stock of and the ability to direct, directly or indirectly, the management and/or policies of, or a business line or unit or a division of, any Person if, in the case of this clause (e):

(i) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and the Administrative Agent shall have received a certificate to such effect given on behalf of the Borrower by an Authorized Officer;

(ii) such acquisition is made in all material respects in accordance with all applicable Requirements of Law and Material Contractual Obligations; and all material consents and approvals required by applicable Requirement of Law and Material Contractual Obligations have been obtained;

(iii) in case of an acquisition of Capital Stock of any Person, such Person becomes a Subsidiary of the Borrower as part of the acquisition, and becomes a Subsidiary Guarantor hereunder if and when required by Section 7.10;

(iv) the Board of Directors or equivalent authority of the Person whose assets or Capital Stock are being acquired has approved the transaction; and

(v) with respect to any Permitted Acquisition or series of related Permitted Acquisitions involving aggregate consideration paid in excess of $50,000,000, the Borrower delivers to the Administrative Agent a resolution of the Borrower’s or the applicable Subsidiary Guarantor’s Board of Directors (or similar governing body) set forth in an officers’ certificate certifying that such Permitted Acquisition has been approved by the Borrower’s or the applicable Subsidiary Guarantor’s Board of Directors (or similar governing body);

provided that in the case of clauses (a) through (e) above, the aggregate amount of consideration paid after the 2011 Restatement Date in connection with Permitted Acquisitions for assets that do not become Collateral (to the extent that such assets are of a type that would be required to be Collateral if they were owned by a Subsidiary Guarantor) and equity interests of Persons who do not become Subsidiary Guarantors shall not exceed $100,000,000 in the aggregate; provided further, that no more than $75,000,000 of such $100,000,000 may be paid in connection with the acquisition of Persons who are Foreign Subsidiaries that are not Discretionary Guarantors and assets that are located outside the United States that do not become Collateral (to the extent that such assets are of a type that would be required to be Collateral if they were owned by a Subsidiary Guarantor).

“Permitted Amendments” as defined in Section 11.1(f) and 11.1(g) as the context requires.

“Permitted Investments” means:

(a) any Investment in the Borrower or any Subsidiary Guarantor;

(b) any Investment in Cash or Cash Equivalents;

(c) any Investment by the Borrower or any Subsidiary in a Person, if as a result of such Investment: (i) such Person becomes a Subsidiary Guarantor; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Subsidiary Guarantor;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or any sale, assignment, transfer, conveyance or other disposition of any Property described in clauses (a)-(g) of the exclusions set forth in the definition of Asset Sale) that was not prohibited by Section 8.5;

(e) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of any Group Member, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or upon enforcement of any Lien in favor of the Borrower or any Subsidiary; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(f) Investments related to Hedge Agreements permitted by Section 8.10;

(g) loans or advances to employees or directors made in the ordinary course of business of any Group Member in an aggregate principal amount not to exceed $8,000,000 at any one time outstanding;

(h) advances and prepayments for asset purchases in the ordinary course of business in a line of business permitted by Section 8.19;

(i) Investments existing on the Closing Date;

(j) Permitted Joint Venture Investments in an aggregate amount that, when taken together with all other Permitted Joint Venture Investments made pursuant to this clause (j) (in each case, measured on the date each such Investment was made and without giving effect to subsequent changes in value), do not exceed 15% of Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries on the date such Investment is made;

(k) accounts receivable arising in the ordinary course of business;

(l) Investments consisting of Permitted Acquisitions;

(m) Investments in a Person primarily engaged in a line of business permitted by Section 8.19 having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (m) since the 2011 Restatement Date that are at that time outstanding, not to exceed $250,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, that all such Investments pursuant to this clause (m) following the 2011 Restatement Date in Persons who are not Subsidiary Guarantors, together with amounts (x) subject to a Reinvestment Notice spent to purchase assets useful in the business of Persons who are not Subsidiary Guarantors (but not the business of the Borrower or any Subsidiary Guarantor) and (y) consideration paid in connection with Permitted Acquisitions for assets that do not become Collateral (to the extent that such assets are of a type that would be required to be Collateral if they were owned by a Subsidiary Guarantor) and equity interests of Persons who do not become Subsidiary Guarantors shall not exceed $100,000,000 in the aggregate; provided further, that no more than $75,000,000 of such $100,000,000 may be paid in connection with the acquisition of Persons who are Foreign Subsidiaries that are not Discretionary Guarantors and assets that are located outside the United States that do not become Collateral (to the extent that such assets are of a type that would be required to be Collateral if they were owned by a Subsidiary Guarantor); and

(n) deposits, upfront payments, down payments or other payments required to be made with the FCC in connection with the auction or licensing of Governmental Authorizations.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment.

“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a business permitted by Section 8.19 of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Payments to any Parent” means, without duplication as to amounts: (a) payments to any Parent (directly or through Holdings) to permit any Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of such Parent when due; and (b) for so long as the Borrower is a member of a group filing a consolidated or combined tax return with any Parent, payments to such Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Borrower would owe if the Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Borrower shall be paid over to the appropriate taxing authority within 30 days of such Parent’s receipt of such Tax Payments or refunded to the Borrower.

“Permitted Refinancing Indebtedness”: any Indebtedness of the Borrower or any Subsidiary Guarantor (a) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Permitted Refinancing”), any other Indebtedness of the Borrower or any Subsidiary Guarantor (other than intercompany Indebtedness) in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Permitted Refinancing) the lesser of:

(i) the principal amount of the Indebtedness so refinanced (plus the amount of premium, if any, fees and expenses paid in connection therewith), and

(ii) if the Indebtedness being refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Permitted Refinancing.

Notwithstanding the preceding, no Indebtedness will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(2) if the Indebtedness being refinanced is Subordinated Indebtedness, such Indebtedness has a final maturity date later than the final maturity date of, and constitutes Subordinated Indebtedness, contractually subordinated or otherwise junior in right of payment to, the Obligations, on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being refinanced at the time of the Permitted Refinancing;

(3) if the Indebtedness being refinanced is Secured Indebtedness, such Permitted Refinancing Indebtedness is either unsecured or is only secured by those assets securing the Indebtedness being Refinanced, and, in the case of Indebtedness incurred pursuant to Section 8.2(n), the Liens securing such Permitted Refinancing Indebtedness are governed by an intercreditor agreement satisfactory to the Administrative Agent, to the extent required by Section 8.2(n);

(4) if the Indebtedness being refinanced is unsecured, such Permitted Refinancing Indebtedness is unsecured; and

(5) such Indebtedness is incurred by the Borrower or the Subsidiary who is the obligor on the Indebtedness being refinanced.

“Person”: natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan”: any employee pension benefit plan, as defined in section 3(2) of ERISA that is not a Multiemployer Plan, that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 430 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six consecutive year period ending on the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Pro Forma Basis”: with respect to any calculation for any period, a determination of such calculation on a pro forma basis after giving effect to all Asset Acquisitions and Asset Dispositions made by the Borrower and its Consolidated Subsidiaries from the beginning of such period through and including such date of determination (the “Calculation Date”) (including any related financing transactions and the application of proceeds of any Asset Disposition) as if such Asset Acquisitions and Asset Dispositions (and related financing transactions and the application of proceeds of any Asset Disposition) had occurred at the beginning of such period, plus, if any New Market Losses are incurred for such period, the amount of such New Market Losses up to the New Market Losses Cap. In addition, (i) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded; (ii) any Person that is a Consolidated Subsidiary of the Borrower on the Calculation Date will be deemed to have been a Consolidated Subsidiary of the Borrower at all times during such period;

(iii) any Person that is not a Consolidated Subsidiary of the Borrower on the Calculation Date will be deemed not to have been a Consolidated Subsidiary of the Borrower at any time during such period; (iv) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Consolidated Subsidiary of the Borrower or has been merged with or into the Borrower or any Consolidated Subsidiary of the Borrower during such period that would have constituted an Asset Disposition or Asset Acquisition had such transactions occurred when such Person was a Consolidated Subsidiary of the Borrower, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such period; and (v) such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the Borrower.

“Property”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, (a) any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent.

“Reaffirmation Agreement”: the Reaffirmation Agreement to be executed by the Borrower and the other Loan Parties, substantially in the form of Exhibit A.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary in excess of $50,000,000.

“Reference Bank”: JPMorgan Chase Bank, N.A.

“Refinancing”: the permanent repayment in full or deemed repayment in full of outstanding debt with the proceeds of the Original Term Loans on the Original Restatement Date.

“Refunded Swingline Loans”: as defined in Section 3.4.

“Refunding Date”: as defined in Section 3.4.

“Register”: as defined in Section 11.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any Subsidiary in connection therewith that are not applied to prepay the Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by an Authorized Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in the business of the Borrower or any Subsidiary Guarantor (or a Person that is not a Loan Party, provided that the aggregate amount of such Net Cash Proceeds used for a Person that is not a Loan Party, when taken together with the (x) the amount of any Investments made in non-Loan Parties pursuant to clause (m) of the definition of Permitted Investment after the 2011 Restatement Date, and (y) any consideration paid after the 2011 Restatement Date in connection with Permitted Acquisitions for assets that do not become Collateral (to the extent that such assets are of a type that would be required to be Collateral if they were owned by a Subsidiary Guarantor) and equity interests of Persons who do not become Subsidiary Guarantors, does not exceed $100,000,000 in the aggregate, provided further that no more than $75,000,000 of such $100,000,000 may be paid in connection with the acquisition of Persons who are Foreign Subsidiaries that are not Discretionary Guarantors and assets that are located outside the United States that do not become Collateral (to the extent that such assets are of a type that would be required to be Collateral if they were owned by a Subsidiary Guarantor)).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of the Borrower or any Subsidiary Guarantor, or (if permitted by the definition of “Reinvestment Notice”) any other Subsidiary.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of the Borrower or any Subsidiary with all or any portion of the relevant Reinvestment Deferred Amount.

“Release”: any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Work”: as defined in Section 7.8(a)(iv).

“Reportable Event”: any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Required Prepayment Date”: as defined in Section 4.2(d).

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment”: any Investment other than a Permitted Investment.

“Restricted Payment”: (a) the declaration or payment of any dividend or the making of any other payment or distribution on account of the Borrower or any of its Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or a Subsidiary Guarantor); (b) the purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) of, any Capital Stock of the Borrower or any direct or indirect Parent by the Borrower or any of its Subsidiaries; (c) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Borrower and any of its Subsidiaries) or the Senior Notes, except a payment of interest or principal at the stated maturity thereof or in connection with a Permitted Refinancing thereof; or (d) any Restricted Investment.

“Restricted Payment Cap”: as of the date of any determination thereof, the sum of:

(a) 100% of the Consolidated Adjusted EBITDA (taken as one accounting period) since the beginning of the Fiscal Quarter in which the Closing Date occurred to the end of the most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment, plus, if any New Market Losses are incurred for the four Fiscal Quarter period for which internal financial statements are available prior to the date of determination, the amount of such New Market Losses for such four Fiscal Quarter period up to the New Market Losses Cap, less the product of 1.50 multiplied by Consolidated Interest Expense since the beginning of the Fiscal Quarter in which the Closing Date occurred; plus

(b) 100% of, without duplication, (i)(a) the aggregate net cash proceeds, or (b) the Fair Market Value, as the case may be, of (x) marketable securities (other than marketable securities of the Borrower) of an Affiliate of the Borrower, (y) Capital Stock of a Person (other than the Borrower or an Affiliate of the Borrower) engaged primarily in any business permitted by Section 8.19; provided that Person becomes a Subsidiary Guarantor, or is a Person in which an Investment pursuant to clause (x) or (xiv) of the definition of Permitted Investment has been made and which Person shall have granted a Group Member a first priority Lien on substantially all of the assets of such Person (except (x) as may be limited by a Requirement of Law or (y) for Excepted Liens), and (z) other assets used in any business permitted by Section 8.19, in the case of clauses (a) and (b), received by the Borrower since the Closing Date as a contribution to its common equity capital, or from the issue or sale of Capital Stock (other than Disqualified Stock) of the Borrower or of any Parent and contributed to the Borrower or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower or of any Parent that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings), (ii) the amount by which Indebtedness of the Borrower or any Subsidiary Guarantor is reduced on the Borrower’s consolidated balance sheet upon the conversion or exchange after the Closing Date of any such Indebtedness into or for Capital Stock of any Parent (other than Disqualified Stock), and (iii) the aggregate net cash proceeds, if any, received by the Borrower or any Subsidiary Guarantor upon any conversion or exchange described in clause (ii) above; plus

(c) to the extent that any Restricted Investment that was made after the Closing Date is sold for Cash or Cash Equivalents, or is otherwise liquidated or repaid for Cash or Cash Equivalents, an amount equal to such Cash or Cash Equivalents; plus

(d) 100% of any Cash dividends or Cash distributions actually received directly or indirectly by the Borrower or a Subsidiary Guarantor after the Closing Date from a Subsidiary of the Borrower that is not a Subsidiary Guarantor, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Borrower; plus

(e) $25,000,000; minus

(f) the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to Section 8.2(p).

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” on Schedule A to the 2011 Amendment Agreement or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including through any Incremental Revolving Loan Commitments pursuant to Section 2.4. The amount of the Total Revolving Commitments is $100,000,000 as of the 2011 Restatement Date, and such amount may be changed from time to time pursuant to the terms hereof, including through any Incremental Revolving Loan Commitments made pursuant to Section 2.4.

“Revolving Commitment Period”: the period from and including the day after the Closing Date to the Revolving Termination Date.

“Revolving Extension Agreement” shall mean a Revolving Extension Agreement by and among, and in form and substance satisfactory to, the Administrative Agent, the Borrower, and the Extending Revolving Lenders party thereto.

“Revolving Extension Offer” as defined in Section 11.1(f).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Lender”: each Lender (including each Extending Revolving Lender, if any) that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: the fifth anniversary of the 2011 Restatement Date.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, and its successors.

“SEC”: the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Secured Indebtedness”: with respect to any specified Person, any Indebtedness (other than Indebtedness consisting of surety, construction, performance and other similar bonds or letters of credit, in each case that would not appear as indebtedness on a consolidated balance sheet prepared in accordance with GAAP) of such Person that is secured by a Lien on the assets of such Person (in the case of Indebtedness of a Loan Party, other than any such Liens that are in favor of another Loan Party), plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person (but if such Indebtedness is not assumed by the specified Person, limited to the lesser of (i) the Fair Market Value of such assets at the date of determination and (ii) the amount of Indebtedness of the other Person so secured).

“Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties, the Issuing Lender and the Swingline Lender.

“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting or perfecting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Officer”: any individual holding the position of chief executive officer, chief financial officer or chief operating officer of any Group Member. Unless otherwise specified, all references herein to a Senior Officer mean a Senior Officer of the Borrower.

“Senior Note Indentures”: the supplemental indentures entered into by Superholdings, Holdings, the Borrower and certain of its Subsidiaries governing the terms of the Senior Notes.

“Senior Notes”: the Borrower’s 7-7/8% Senior Notes due 2018, in the original principal amount of $1,000,000,000, and the Borrower’s 6-5/8% Senior Notes due 2020, in the original principal amount of $1,000,000,000.

“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Exchange Act of 1934, as amended, as such regulation was in effect on the Closing Date.

“Solvent”: with respect to any Group Member, that as of the date of determination, both (i) (a) the sum of such Group Member’s Indebtedness (including contingent liabilities) does not exceed the present fair saleable value of such Group Member’s present assets; (b) such Group Member’s capital is not unreasonably small in relation to its business as contemplated on the 2011 Restatement Date or with respect to any transaction contemplated herein to be undertaken after the 2011 Restatement Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that (i) subject to Section 11.14, obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.

“Subfacility”: the Tranche B-1 Term Loan Subfacility, the Tranche B-2 Term Loan Subfacility, the Tranche B-3 Term Loan Subfacility, any Extended Revolving Subfacility, or the Revolving Loans and Revolving Commitments of all Revolving Lenders that are not Extended Revolving Loans or Extended Revolving Commitments.

“Subordinated Indebtedness”: any unsecured Indebtedness of the Borrower or a Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the Tranche B-3 Term Loan Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the payment of principal and interest of which and other obligations of the Borrower or such Subsidiary in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent. Notwithstanding the fact that intercompany Indebtedness permitted by Section 8.2(c) is contractually subordinated to the Obligations pursuant to the Subordinated Intercompany Note, such intercompany Indebtedness shall not constitute “Subordinated Indebtedness”.

“Subordinated Intercompany Note”: the promissory note dated as of the Closing Date, evidencing Indebtedness owed by any Group Member to any Loan Party.

“Subsidiary”: with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, all references herein to a Subsidiary mean a Subsidiary of the Borrower.

“Subsidiary Guarantor”: each Domestic Wholly Owned Subsidiary of the Borrower that is a Guarantor as of the date hereof or that becomes a Guarantor pursuant to Section 7.10 or Section 8.17, and any other Subsidiary of the Borrower or Superholdings (as applicable) that the Borrower or Superholdings, in its sole discretion, respectively, causes to execute the Guarantee and Collateral Agreement as a guarantor thereunder.

“Superholdings”: MetroPCS Communications, Inc., a Delaware corporation, and its successors and assigns; provided that such Person continues to be a Guarantor, and no Change of Control results therefrom.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 3.3 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

“Swingline Lender”: J.P. Morgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 3.3.

“Swingline Participation Amount”: as defined in Section 3.4.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Tax”: any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Term Lenders”: the collective reference to Tranche B-1 Term Lenders, the Tranche B-2 Term Lenders, the Tranche B-3 Term Lenders and the Incremental Lenders that have made Incremental Term Loans, if any.

“Term Loans”: the collective reference to Tranche B Term Loans and the Incremental Term Loans (including Other Term Loans), if any.

“Term Loan Modification Agreement” shall mean a Term Loan Modification Agreement by and among, and in form and substance satisfactory to, the Administrative Agent, the Borrower and the Accepting Term Lenders.

“Term Loan Modification Offer” as defined in Section 11.1(g).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Tranche B Term Loans”: the collective reference to the Tranche B-1 Term Loans, the Tranche B-2 Term Loans and the Tranche B-3 Term Loans.

“Tranche B-1 Term Lender”: (a) each Lender under the Original Credit Agreement immediately prior to the 2010 Restatement Date that executed and delivered a signature page to the 2010 Amendment Agreement solely in its capacity as an Existing Term Lender but not specifically in the capacity of an Extending Term Lender, (b) each Lender under the Original Credit Agreement immediately prior to the 2010 Restatement Date that executed and delivered a signature page to the 2010 Amendment Agreement in its capacity as an Existing Term Lender that did not choose to convert all of its Original Term Loans into Tranche B-2 Term Loans, (c) each Lender under the Original Credit Agreement that held a Term Loan immediately prior to the 2010 Restatement Date that did not execute and deliver a signature page to the 2010 Amendment Agreement and (d) any other Person that becomes a party hereto as a Tranche B-1 Term Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise ceases to have any Tranche B-1 Term Loans hereunder.

“Tranche B-1 Term Loan Maturity Date”: the seventh anniversary of the Closing Date.

“Tranche B-1 Term Loan Subfacility”: the Tranche B-1 Term Loans outstanding hereunder.

“Tranche B-1 Term Loans”: as defined in the recitals to this Agreement. The aggregate amount of the Tranche B-1 Term Loans as of the 2011 Restatement Date is $537,194,805.20.

“Tranche B-1 Term Percentage”: as to any Tranche B-1 Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B-1 Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B-1 Term Loans then outstanding.

“Tranche B-2 Term Lender”: (a) each Lender under the Original Credit Agreement immediately prior to the 2010 Restatement Date that executed and delivered a signature page to the 2010 Amendment Agreement specifically in the capacity of an Extending Term Lender, and (b) any other Person that becomes a party hereto as a Tranche B-2 Term Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise ceases to have any Tranche B-2 Term Loans hereunder.

“Tranche B-2 Term Loan”: a term loan made by a Lender pursuant to Section 2.1(b) of the 2010 Credit Agreement. The total amount of the Tranche B-2 Term Loans as of the 2011 Restatement Date is $994,805,194.81.

“Tranche B-2 Term Loan Maturity Date”: the tenth anniversary of the Closing Date.

“Tranche B-2 Term Loan Subfacility”: the Tranche B-2 Term Loans outstanding thereunder.

“Tranche B-2 Term Percentage”: as to any Tranche B-2 Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B-2 Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B-2 Term Loans then outstanding.

“Tranche B-3 Term Commitment”: as to any Tranche B-3 Term Lender, the obligation of such Lender to make Tranche B-3 Term Loans in an aggregate principal amount equal to the amount set forth next to such Lender’s written consent on Annex A to the 2011 Amendment Agreement. The total amount of the Tranche B-3 Term Commitments is $500,000,000 as of the 2011 Restatement Date.

“Tranche B-3 Term Lender”: (a) each Person that executes and delivers a consent to the 2011 Amendment Agreement specifically in the capacity of a Tranche B-3 Term Lender, thereby agreeing to become a Lender hereunder and agreeing to make a Tranche B-3 Term Loan to the Borrower in the amount of its Tranche B-3 Commitment, and (b) any other Person that becomes a party hereto as a Tranche B-3 Term Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise ceases to have any Tranche B-3 Term Loans or Tranche B-3 Term Commitments hereunder.

“Tranche B-3 Term Loan”: as defined in Section 2.1(b).

“Tranche B-3 Term Loan Maturity Date”: the seventh anniversary of the 2011 Restatement Date.

“Tranche B-3 Term Loan Subfacility”: the Tranche B-3 Term Commitments and the Tranche B-3 Term Loans made hereunder.

“Tranche B-3 Term Percentage”: as to any Tranche B-3 Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B-3 Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B-3 Term Loans then outstanding.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or Eurodollar Loan.

“United States”: the United States of America.

“Waivable Mandatory Prepayment”: as defined in Section 4.2(d).

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: any Subsidiary of which all of the outstanding Capital Stock (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, is owned by the Borrower or one or more of the Wholly Owned Subsidiaries of the Borrower.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Material Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Material Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

(f) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 7.1(a) and 7.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 7.1(c), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, which shall not be unreasonably conditioned, withheld or delayed); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative

Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time (the difference between the stated amount in effect at such time and the maximum stated amount of such Letter of Credit, the “Additional Stated LC Amount”).

1.4. Relationship with Original Credit Agreement.

(a) This Agreement amends and restates the provisions of the 2010 Credit Agreement and (i) all of the terms and provisions of the 2010 Credit Agreement shall continue to apply for the period from the 2010 Restatement Date to the 2011 Restatement Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to any Agent or any Lender (or their assignees or replacements) and (ii) the obligations under the 2010 Credit Agreement which have not been repaid or deemed repaid shall from and after the 2011 Restatement Date continue to be owing in accordance with, and subject to, the terms of this Agreement. On and after the 2011 Restatement Date, all references in any Loan Document to (i) the “Credit Agreement” shall be deemed to include references to this Agreement and (ii) the “Lenders” or a “Lender” or the “Administrative Agent” shall mean such terms as defined in this Agreement. As to all periods occurring on or after the 2011 Restatement Date, all of the terms and conditions set forth in the 2010 Credit Agreement shall be of no further force and effect, it being understood that all obligations of each Loan Party under the 2010 Credit Agreement and related Loan Documents shall be governed by this Agreement and the related Loan Documents from and after the 2011 Restatement Date.

(b) The parties hereto acknowledge and agree that all principal, interest, fees, costs, reimbursable expenses and indemnification obligations accruing or arising under or in connection with the 2010 Credit Agreement which remain unpaid and outstanding as of the 2011 Restatement Date shall be and remain outstanding and payable as an Obligation under this Agreement and the other Loan Documents.

SECTION 2. AMOUNT AND TERMS OF TERM LOANS AND TERM COMMITMENTS; INCREMENTAL FACILITIES

2.1. Term Loans and Term Commitments.

(a) The parties hereto acknowledge and agree that the Tranche B-1 Term Loans and Tranche B-2 Term Loans (i) have been made prior to the 2011 Restatement Date, (ii) shall remain outstanding on and after the 2011 Restatement Date as Tranche B-1 Term Loans and Tranche B-2 Term Loans, respectively, made pursuant to this Agreement, and (iii) shall have all of the rights and benefits of Tranche B-1 Term Loans and Tranche B-2 Term Loans, respectively, as set forth in this Agreement and the other Loan Documents. Notwithstanding anything herein to the contrary, all Tranche B-1 Term Loans and Tranche B-2 Term Loans existing hereunder on the 2011 Restatement Date that are Eurodollar Loans will have initial Interest Periods ending on the same dates as the Interest Periods applicable to such Tranche B-1 Term Loans and Tranche B-2 Term Loans, respectively, immediately prior to the 2011 Restatement Date.

(b) Subject to the terms and conditions hereof and of the 2011 Amendment Agreement, each Tranche B-3 Term Lender severally agrees to make a term loan to the Borrower in Dollars (each, a “Tranche B-3 Term Loan”) on the 2011 Restatement Date in the amount of the Tranche B-3 Term Commitment of such Tranche B-3 Term Lender. The Tranche B-3 Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2. Procedure for Tranche B Term Loan Borrowing. The Borrower shall give the Administrative Agent notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated 2011 Restatement Date) requesting that the Tranche B-3 Term Lenders make the Tranche B-3 Term Loans on the 2011 Restatement Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B-3 Term Lender thereof. Not later than 10:00 A.M., New York City time, on the 2011 Restatement Date, each Tranche B-3 Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B-3 Term Commitment of such Tranche B-3 Term Lender. The Administrative Agent shall promptly make available to the Borrower on the 2011 Restatement Date, by wire transfer of immediately available funds to a bank account designated in writing by the Borrower, the aggregate of the amounts made available to the Administrative Agent by the Tranche B-3 Term Lenders in immediately available funds.

2.3. Repayment of Term Loans.

(a) The Tranche B-1 Term Loans of each Tranche B-1 Lender shall mature in 11 consecutive quarterly installments, commencing on March 31, 2011, each of which shall be in an amount equal to such Lender’s Tranche B-1 Term Percentage multiplied by $1,402,597.40, with the remainder due on the Tranche B-1 Term Loan Maturity Date, each such installment being subject to any reduction pursuant to Section 4.2(c).

(b) The Tranche B-2 Term Loans of each Tranche B-2 Lender shall mature in 23 consecutive quarterly installments, commencing on March 31, 2011, each of which shall be in an amount equal to such Lender’s Tranche B-2 Term Percentage multiplied by $2,597,402.60, with the remainder due on the Tranche B-2 Term Loan Maturity Date, each such installment being subject to any reduction pursuant to Section 4.2(c).

(c) The Tranche B-3 Term Loans of each Tranche B-3 Lender shall mature in 27 consecutive quarterly installments, commencing on March 31, 2011, each of which shall be in an amount equal to such Lender’s Tranche B-3 Term Percentage multiplied by $1,250,000, with the remainder due on the Tranche B-3 Term Loan Maturity Date, each such installment being subject to any reduction pursuant to Section 4.2(c).

(d) In the event that any Incremental Term Loans (including Other Term Loans) are made, the Incremental Term Loan of each Incremental Lender shall not amortize unless specifically stated in an Incremental Commitment Agreement.

2.4. Increase in Commitments. (a) The Borrower may request (in writing) Incremental Commitments in an aggregate amount not to exceed, in the aggregate, the greater of (i) $500,000,000 (minus the aggregate principal amount of all Indebtedness issued pursuant to Section 8.2(n) after the 2011 Restatement Date but on or prior to the date of such request, but not to be reduced by the aggregate principal amount of any such Incremental Term Loans, or Indebtedness issued pursuant to Section 8.2(n), the proceeds of which are applied to the refinancing of all or any portion of the Tranche B Term Loans) and (ii) an amount such that the Consolidated Senior Secured Leverage Ratio for the Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been no greater than 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional secured Indebtedness had been incurred at the beginning of such four-Fiscal Quarter period, in increments of (x) no less than $75,000,000 (or such lesser amount if the remaining available Incremental Commitment pursuant to this Section 2.4 is less than $75,000,000) at any one time with respect to Incremental Term Loans and (y) no less than $5,000,000 (or such lesser amount if the remaining available Incremental Commitment pursuant to this Section 2.4 is less than $5,000,000) at any one time with respect to Incremental Revolving Loans, from one or more Incremental Lenders (approved by the Administrative Agent if such Incremental Lender is not already a Revolving Lender and is to be a Revolving Lender after the effective date of the applicable Incremental Commitment Agreement, which approval shall not be unreasonably withheld, conditioned or delayed) willing to provide such Incremental Commitments. Requests for such Incremental Commitments may be, at the Borrower’s option, for Incremental Revolving Loans (at any time prior to the later of the (i) Revolving Termination Date and (ii) the latest Extended Revolving Termination Date, if any) and/or Incremental Term Loans. In the event the Borrower shall request Incremental Term Loans, such request shall set forth (i) the amount of the Incremental Term Loans being requested, (ii) the date on which such Incremental Term Loans are requested to be made, (iii) any requested differences between the Incremental Term Loans and the existing Tranche B-3 Term Loans (which shall not be effective until set forth in an executed Incremental Commitment Agreement executed by the Group Members and each applicable Incremental Lender), provided, that in any event (A) the Weighted Average Life to Maturity of all Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Tranche B-3 Term Loans at the time of the borrowing of such Incremental Term Loan, and (B) the Maturity Date of any Incremental Term Loans shall be no shorter than the final maturity of the Tranche B-3 Term Loans, and (iv) whether such Incremental Term Loans are to have the same yield (taking into account the interest rate margin and after giving effect to all upfront fees or similar fees on original issue discount (“OID”) as to the Tranche B-1 Term Loans or whether such Incremental Term Loans are to have a different yield than the Tranche B-1 Term Loans (“Other Term Loans”); provided that, if the yield in respect of any Other Term Loan exceeds the yield for the Tranche B-1 Term Loans by more than 0.25%, the Applicable Margin for the Tranche B-1 Term Loans and, if applicable, the Tranche

B-2 Term Loans and/or Tranche B-3 Term Loans, shall be increased so that the yield in respect of such Other Term Loans (giving effect to any upfront or similar fees or OID issued in connection with such Other Term Loans) is no higher than the yield for the Tranche B-1 Term Loans and, if applicable, the Tranche B-2 Term Loans and/or Tranche B-3 Term Loans, respectively. All Incremental Term Loans (including Other Term Loans) shall otherwise be made on substantially identical terms as the Tranche B-3 Term Loans, except as set forth in any applicable Incremental Commitment Agreement, and, in the case of Other Term Loans, with respect to the interest rate margin applicable thereto. No Agent or Lender shall be obligated to deliver or fund any Incremental Commitment.

(b) No Incremental Commitment shall be effective unless the Borrower delivers to the Administrative Agent an Incremental Commitment Agreement executed and delivered by the Loan Parties and the proposed Incremental Lenders and such other documentation relating thereto as the Administrative Agent may reasonably request. Each Incremental Commitment Agreement shall, upon due execution, constitute a Loan Document and, to the extent set forth therein, an amendment of this Agreement, and such amendment shall be effective when and as set forth therein and need not be executed, delivered or consented to by any other Agent or Lender. In addition, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Commitment Agreements, this Agreement shall be amended automatically to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans. Any such amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) The terms and provisions (other than the interest rate margin) of any Incremental Revolving Loans shall be identical to the Revolving Loans or the Extended Revolving Loans, provided, that, if the interest rate margin in respect of any Incremental Revolving Loans is to exceed the Applicable Margin for the Extended Revolving Loans or Revolving Loans by more than 0.25% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), such Applicable Margin shall be increased so that the interest rate margin in respect of such Incremental Revolving Loans (giving effect to any OID issued in connection with such Incremental Revolving Loans) is no higher than the Applicable Margin for the Extended Revolving Loans or Revolving Loans, as the case may be. On any date on which Incremental Revolving Loan Commitments are effected, subject to the satisfaction of the terms and conditions in this Section 2.4, (i) each of the Extending Revolving Lenders (and/or Revolving Lenders, as the case may be) shall assign to each of the Incremental Lenders with an Incremental Revolving Loan Commitment, and each of the Incremental Lenders shall purchase from each of the Extending Revolving Lenders (and/or Revolving Lenders, as the case may be), at the principal amount thereof (together with accrued interest), such interests in the Extended Revolving Loans (and/or Revolving Loans, as the case may be) outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Extended Revolving Loans (and/or Revolving Loans, as the case may be) will be held by existing Extending Revolving Lenders (and/or Revolving Lenders) and Incremental Lenders ratably in accordance with their Extended Revolving Loan Commitments (and/or Revolving Loan Commitments, as the case may be) after giving effect to the addition of such Incremental

Revolving Loan Commitments to the existing Extended Revolving Commitments (and/or Revolving Commitments, as the case may be), (ii) each Incremental Revolving Loan Commitment shall be deemed for all purposes an Extended Revolving Commitment (or Revolving Commitment, as the case may be) and each Incremental Revolving Loan made thereunder shall be deemed, for all purposes, an Extended Revolving Loan (or Revolving Loan, as the case may be) and (iii) each Incremental Lender shall become a Lender with respect to the Incremental Revolving Loan Commitment and all matters relating thereto.

(d) The Administrative Agent shall promptly notify each Lender whenever any Incremental Commitment becomes effective.

(e) No Incremental Commitment Agreement shall become effective unless the Administrative Agent has received (i) a certificate executed by an Authorized Officer of the Borrower to the effect that no Default or Event of Default has occurred and is continuing, and (ii) such additional Security Documents, legal opinions, board resolutions, certificates and other documentation as may be required by such Incremental Commitment Agreement or reasonably requested by the Administrative Agent.

(f) Each Incremental Commitment Agreement shall contain representations and warranties by the Borrower substantially in the form of those made by the Borrower in this Agreement, except for any exceptions, disclosures or modifications reasonably acceptable to the Administrative Agent, the Borrower and the Incremental Lender(s) making a Loan pursuant to such Incremental Commitment Agreement.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 12:00 Noon, New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that (x) the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 3.4 and (y) borrowings of Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower on such Borrowing Date by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

3.3. Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swingline Loans on the Revolving Termination Date.

3.4. Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 3.4(b), one of the events described in Section 9(f) or 9(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 3.4(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.4(b) (the “Refunding Date”) purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Group Member or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5. Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

(c) The Borrower agrees to pay to the Lead Arrangers the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Lead Arrangers.

3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate (a) the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; and/or (b) the Extended Revolving Commitments or, from time to time, to reduce the amount of the Extended Revolving Commitments; provided that no such termination or reduction of Extended Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Extended Revolving Loans and Swingline Loans made under the Extended Revolving Subfacility on the effective date thereof, the Total Extended Revolving Extensions of Credit would exceed the Total Extended Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Extended Revolving Commitments then in effect.

3.7. L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $5,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the auto extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). On the 2011 Restatement Date, the Existing Letters of Credit will automatically, without any action of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Borrower for all purposes of this Agreement and the other Loan Documents.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(c) The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Governmental Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to all letters of credit issued by the Issuing Lender.

3.8. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, with a copy to the Administrative Agent, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.9. Fees and Other Charges.

(a) The Borrower will pay to the Administrative Agent a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date. Any fees paid for Existing Letters of Credit will automatically, without any action by any Person, be deemed paid for Letters of Credit issued hereunder.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit; provided, however, that no costs or expenses shall be payable for conversion of the Existing Letters of Credit to Letters of Credit issued hereunder.

3.10. L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant (through the Administrative Agent) with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent, shall be required to be returned by the Administrative Agent, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent.

3.11. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other actual out-of-pocket costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any

Letter of Credit shall (unless an event of the type described in Section 9(f) or 9(g) shall have occurred and be continuing, in which case the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing pursuant to Section 3.4 of Swingline Loans) in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made, pursuant to Section 3.2 or, if applicable, Section 3.4), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.12. Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.13. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3 or Section 6.2, the provisions of this Section 3 and Section 6.2 shall apply.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans in whole or in part, without premium or penalty (“Optional Prepayment”), except as provided below, upon notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify (a) the date and amount of prepayment, (b) whether the prepayment is of (i) Revolving Loans, (ii) Tranche B-1 Term Loans only, (iii) after repayment in full of the Tranche B-1 Term Loans, Tranche B-2 Term Loans only, (iv) all Tranche B Term Loans, or (v) all Tranche B Term Loans and Incremental Term Loans, and (c) whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Notwithstanding anything to the contrary above, optional prepayments of any Tranche B-2 Term Loans made after the 2010 Restatement Date but prior to July 16, 2011, shall include all accrued and unpaid interest thereon as well as a premium of 1.0% interest on the aggregate amount of such Tranche B-2 Term Loans prepaid. Notwithstanding anything to the contrary above, optional prepayments of any Tranche B-3 Term Loans made after the 2011 Restatement Date but prior to March 17, 2012, shall include all accrued and unpaid interest thereon as well as a premium of 1.0% interest on the aggregate amount of such Tranche B-3 Term Loans prepaid.

4.2. Mandatory Prepayments and Offers to Prepay. (a) If any Indebtedness (other than Excluded Indebtedness) shall be issued or incurred by the Borrower or any Subsidiary, Borrower shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Indebtedness and such prepayment shall be applied as set forth in Section 4.2(c) toward the prepayment of the Term Loans within one Business Day after receipt of such Net Cash Proceeds.

(b) If on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect thereof, such Borrower shall make an offer pursuant to the terms set forth in Section 4.2(d) to prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds of such Asset Sale or Recovery Event and such prepayment shall be applied as set forth in Section 4.2(c) toward the prepayment of the Term Loans within ten Business Days after receipt of such Net Cash Proceeds; provided, that, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 4.2(c).

(c) Amounts to be applied in connection with prepayments made pursuant to Section 4.2 shall be applied to the prepayment of the principal amount of the Term Loans ratably between the Tranche B Term Loans and the Incremental Term Loans based on the outstanding principal amounts thereof at such time. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Term Loans under Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each prepayment of the Term Loans shall be applied ratably to the respective remaining installments thereof.

(d) Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment pursuant to Section 4.2 (b) (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount (or its good faith estimate thereof) of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and of such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option).

(e) Concurrently with any prepayment of the Term Loans pursuant to Sections 4.2(a) and (b), the Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

4.3. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility or Subfacility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility or Subfacility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility or Subfacility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility or Subfacility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin; provided, that Other Term Loans that are Eurodollar Loans shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such date plus the interest rate margin applicable thereto.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin; provided, that Other Term Loans that are Base Rate Loans shall bear interest at a rate per annum equal to the Base Rate plus the interest rate margin applicable thereto.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility, plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Applicable Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5.

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received written notice from the Majority Facility Lenders in respect of the relevant Facility or Subfacility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche B-1 Term Percentages, Tranche B-2 Term Percentages, Tranche B-3 Term Percentages, Incremental Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of Tranche B Term Loans and Incremental Term Loans then held by the relevant Lenders (for the avoidance of doubt, it being understood that the Borrower may choose to optionally prepay (i) Tranche B-1 Term Loans pursuant to Section 4.1 without prepaying any Tranche B-2 Term Loans, Tranche B-3 Term Loans or Incremental Term Loans, (ii) after repayment in full of the Tranche B-1 Term Loans, Tranche B-2 Term Loans pursuant to Section 4.1 without prepaying any Tranche B-3 Term Loans or Incremental Term Loans, and (iii) that the relevant Lenders with respect to certain payments of principal and interest may only include the Term Lenders under a certain Subfacility). Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the relevant Revolving Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest solely on the Revolving Loans that are not Extended Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the relevant Revolving Lenders that are not Extending Revolving Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest solely on the Extended Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Extended Revolving Loans then held by the relevant Extending Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on the Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount on the Borrowing Date. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. In addition to the rights described above, in the event that the Administrative Agent shall make available to the Borrower all or any portion of the Term Loans of any Lender and such Lender shall fail to make available to the Administrative Agent a corresponding amount by 5:00 P.M. New York City time within one Business Day of extension of credit, the Administrative Agent in its sole discretion shall be entitled to immediately and without further action on the part of such Lender register a transfer of such Lender’s Term Loans to a replacement Lender, which shall be the Administrative Agent. The Administrative Agent agrees to purchase any such Term Loans at par and in accordance with Section 11.6 (other than the requirement for the signature of the defaulting Lender on the Assignment and Assumption in connection with such transfer). In addition to any other remedies the Borrower or the Administrative Agent may have against such defaulting Lender, the Administrative Agent shall be entitled to recover from such defaulting Lender the difference (if positive) between par and the amount for which it is able to sell such purchased Term Loans in the secondary market.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.4(b), 3.10(a) or (b), 4.8(e) or (g), or 11.5, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the

Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it (except for Non-Excluded Taxes and changes in the rate of, or imposition of, any Excluded Tax);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation by the relevant Governmental Authority or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate, accompanied by such supporting information as Borrower may reasonably request, as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

4.10. Taxes.

(a) All payments made by or on account of the Borrower or any guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for, Taxes, except pursuant to a Requirement of Law. If the Borrower or any guarantor is so required to withhold Taxes, then the Borrower or such guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant taxing authority in accordance with applicable law. If such Taxes are Non-Excluded Taxes, then the amount payable by the Borrower or such guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Agent or Lender receives the amount it would have received had no such withholding been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes (after receipt of notice that such Non-Excluded Taxes or Other Taxes are due) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure, except to the extent such failure results from any Agent’s or Lender’s gross negligence or willful misconduct.

(d) The Borrower shall indemnify each Agent, Issuing Lender and Lender for any Non-Excluded Taxes that are paid or payable by such Agent, Issuing Lender or Lender in connection with this Agreement (including amounts paid or payable under this Section 4.10(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-

Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.10(d) shall be paid within 10 days after the Agent, Issuing Lender or Lender delivers to the Borrower a certificate stating the amount of any Non-Excluded Taxes so paid or payable by such Agent or Lender and describing the basis for the indemnification claim. A certificate as to the amount of such payment or liability delivered to the Borrower by an Agent, a Lender or an Issuing Lender, shall be conclusive absent manifest error. Such Agent or Lender shall deliver a copy of such certificate to the Administrative Agent and the Borrower.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.10(e)(ii)(A) through (E) and (iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 4.10(e). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto, two original copies of duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit J-1, J-2, J-3 or J-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a Lender which has sold participations) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate an behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and/or the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.19(f)(iii), “FATCA” shall include any amendments made to FATCA after the 2011 Restatement Date.

(f) If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within ten (10) Business Days of such determination; provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10(a) or 4.15 or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law and is an Eligible Assignee, (ii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Revolving Lender and if it is to be a Revolving Lender upon such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Tranche B-1 Term Loans, Tranche B-2 Term Loans, Tranche B-3 Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the form of Exhibit G-1, G-2, G-3, G-4 or G-5, respectively, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) fees shall cease to accrue and be payable on the unfunded portion of the Revolving Commitments of such Defaulting Lender pursuant to Section 3.5;

(b) the Revolving Commitments and Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders, Majority Facility Lenders, all Lenders, or all Lenders under any Facility have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected (or adversely affected) thereby;

(c) if any Swingline Loans or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Defaulting Lender’s Revolving Percentage of the Swingline Loans then outstanding and L/C Obligations of such Defaulting Lender shall be reallocated among the Revolving Lenders that are non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Revolving Percentage of the Swingline Loans then outstanding and L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following the Borrower’s receipt of notice from the Administrative Agent (x) first, prepay such Defaulting Lender’s Revolving Percentage of the Swingline Loans then outstanding and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 9 for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.9 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the Revolving Lenders that are non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 3.5 and Section 3.9 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable pursuant to Section 3.5 that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and fees payable under Section 3.9 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.16(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.16(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(e) In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Lenders’

Revolving Percentages of the Swingline Loans then outstanding and the L/C Obligations of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans (other than Incremental Term Loans) and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1. Financial Condition. The audited consolidated balance sheet of Superholdings as of December 31, 2010, and the consolidated statements of income and comprehensive income and stockholders’ equity for the fiscal year ended on such date, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Superholdings as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the 2011 Restatement Date, no Group Member had any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2010 to and including the 2011 Restatement Date there has been no Asset Disposition by the Borrower of any material part of its business or property.

5.2. No Change. Since December 31, 2010, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such good standing, power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.3, each Group Member is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other Governmental Authorizations necessary for the ownership of its Property and the conduct of its business, except in any of the foregoing cases where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. The execution and delivery of this Agreement are within each Group Member’s corporate, limited liability company or partnership (as applicable) powers and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, without limitation, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of this Agreement). Each Loan Document has been duly executed and delivered by each Group Member thereto and constitutes a legal, valid and binding obligation of such Group Member enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document, except (i) such as have been obtained or made and are in full force and effect, (ii) those third party approvals or consents listed on Schedule 5.4 which, if not made or obtained, would not cause a Default or Event of Default hereunder, (iii) such consents, approvals, registrations, filings or other actions, other than those specified in clause (iv) below, the absence of which or failure to obtain, could not reasonably be expected to have a Material Adverse Effect, (iv) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Agents or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC license or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC license, the FCC’s prior consent thereto, and (v) the licenses issued by the FCC pursuant to the Auction 66 Acquisition have not yet been issued via a Final Order.

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of the Letters of Credit and the borrowings hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority (except for any violation that could not reasonably be expected to have a Material Adverse Effect) or the charter, by-laws or other organizational documents of any Group Member, (b) will not violate or result in a default under any Material Contractual Obligation binding upon any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by such Group Member (except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect) and (c) will not result in the creation or imposition of any Lien on any Property of any Group Member (other than Liens securing the Obligations hereunder or that are Excepted Liens).

5.6. Litigation. Except as disclosed to the Lead Arrangers and the Administrative Agent prior to the 2011 Restatement Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any

Group Member (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document.

5.7. No Default. No Group Member is in default under or with respect to any of its Material Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect and no Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens, Etc.

(a) Except as disclosed on Schedule 5.8, each Group Member has good and defensible title to its Properties which constitute real property and good title to all its personal Properties, in each case, (i) free and clear of all Liens except Liens permitted by Section 8.3 or (ii) where the exceptions to such title should not reasonably be expected to result in a Material Adverse Effect.

(b) All material leases and agreements necessary for the conduct of the business of each Group Member are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases and which failure to be valid, in full force and effect, subsisting, or in default thereof could reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by each Group Member including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit such Group Member to conduct its business in all respects in the same manner as its business has been conducted prior to the date hereof, except where the failure to have such rights and Properties could not reasonably be expected to have a Material Adverse Effect.

(d) No Group Member’s Properties are subject to any Liens other than Liens permitted by Section 8.3, and such Liens do not materially interfere with such Group Member’s ability to conduct its business in any manner that could reasonably be expected to have a Material Adverse Effect.

5.9. Intellectual Property. Except as disclosed in Schedule 5.9, each Group Member owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property material to its business, and, to the extent the Group Member holds title to such Intellectual Property, the use thereof by such Group Member does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.10. Taxes. Each Group Member has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Group Members in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax, in each case that does not constitute an Excepted Lien.

5.11. Federal Regulations. The Group Members are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. None of the Group Members is subject to any statute, rule or regulation limiting its ability to incur indebtedness for borrowed money.

5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Senior Officer of the Borrower, threatened; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Group Member.

5.13. ERISA.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, the Group Members and each ERISA Affiliate have complied in all respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in compliance with ERISA and, where applicable, the Code.

(c) To the knowledge of any Senior Officer of the Borrower no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Group Member or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan or any trust created under any such Plan has been terminated in the six consecutive year period ending on the date hereof and no steps have been taken to terminate any plan where such termination could reasonably be expected to result in material liability. No material liability to the PBGC (other than for the payment of current premiums which are not past due) has been or is reasonably expected to be incurred by any Group Member or any ERISA Affiliate with respect to any Plan. No ERISA Event with respect to any Plan has occurred where such ERISA Event could reasonably be expected to result in material liability.

(e) Except as could not reasonably be expected to result in material liability, full payment when due has been made of all amounts which any Group Member or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended Fiscal Year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $50,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) No contribution failure has occurred with respect to any Plan sufficient to give rise to a material lien under section 303(k) of ERISA in an amount in excess of $50,000,000.

(h) Neither any Group Member nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Group Member or any ERISA Affiliate in its sole discretion at any time without any material current liability in excess of $50,000,000.

(i) Neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has at any time in the six-year period immediately preceding the date hereof maintained or contributed to, any Multiemployer Plan, except to the extent a withdrawal from such Multiemployer Plan could not reasonably be expected to result in material liability.

(j) Neither any Group Member nor any ERISA Affiliate is required to provide material security under section 436 of the Code due to a Plan amendment that results in a material increase in current liability for the Plan.

(k) Except as could not reasonably be expected to result in a Material Adverse Effect, there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any employee benefit plan that is exempt from ERISA by reason of section 4(b)(4) thereof and is sponsored, maintained, or contributed to by any Group Member or any ERISA affiliate.

5.14. Investment Company Act. No Group Member is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.15. Subsidiaries. Except as set forth on Schedule 5.15 or as disclosed to the Administrative Agent by the Borrower in writing from time to time after the 2011 Restatement Date, Holdings has no Subsidiaries.

5.16. Use of Proceeds. The proceeds of the Original Term Loans were used on the Original Restatement Date to consummate the Refinancing in accordance with the exercise by the Borrower of its optional prepayment rights and to pay related premiums, fees and expenses and for general corporate purposes. The proceeds of the Tranche B-3 Term Loans and any Incremental Term Loans shall be used for general corporate purposes. The proceeds of the Revolving Loans shall be used, together with the proceeds of the Swingline Loans and the Letters of Credit, for general corporate purposes. None of the proceeds of the Revolving Loans shall be used to fund purchases of Term Loans by any Affiliate Purchaser.

5.17. Environmental Matters. Except as could not in the aggregate, be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect):

(a) neither any Property of any Group Member nor the operations conducted thereon violate (i) any decree, order or requirement of any Governmental Authority or (ii) any Environmental Laws or any related Governmental Authorization.

(b) no Property of any Group Member nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of any Environmental Law or any remedial obligations under Environmental Law.

(c) all notices, or similar Government Authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of each Group Member, including, without limitation, past or present treatment, storage, disposal or Release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and each Group Member is in compliance with the terms and conditions of all such notices, and Government Authorizations.

(d) all Hazardous Materials and solid waste, if any, generated at any and all Property of any Group Member have in the past been Released, stored, transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(e) the Borrower has taken all steps reasonably necessary to determine and has determined that no Hazardous Materials or solid waste, have been disposed of or otherwise Released and there has been no threatened Release, on or to any Property of any Group Member except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) No Group Member has any known contingent liability or Remedial Work in connection with any Release or threatened Release into the environment.

(g) No Hazardous Material Activity has been conducted either by or on behalf of Borrower, or on any Property of any Group Member in a location or manner that could require any Remedial Work.

5.18. Accuracy of Information, etc. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to financial statements other than projected financial information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Superholdings as at the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.

5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement in which a Lien can be perfected by the filing of a financing statement, when financing statements specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Group Members in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3 and, in the case of Collateral that constitutes Pledged Stock, Liens described in clauses (a), (i) and (j) of the definition of Excepted Liens).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Group Members in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 8.3). As of the 2011 Restatement Date, no Group Member owns any parcel of real property that has a value in excess of $25,000,000.

5.20. Solvency. Each Group Member is Solvent.

5.21. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Group Members’ Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts to which they are bound. All material improvements, fixtures and equipment owned in whole or in part by any Group Member that are necessary to conduct normal operations (ordinary wear and tear excepted) are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by such Group Member, in a manner consistent with such Group Member’s past practices (other than those the failure of which to maintain in accordance with this Section 5.21 could not reasonably be expect to have a Material Adverse Effect).

5.22. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto.

5.23. Regulation H. Except as set forth on Schedule 5.19(b) as it may be supplemented from time to time, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to the 2011 Restatement Date. The effectiveness of this Agreement and the amendment and restatement evidenced hereby, and the agreement of each Tranche B-3 Term Lender to make a Tranche B-3 Term Loan is subject to the satisfaction (or waiver in writing in accordance with Section 11.1), prior to or concurrently with the 2011 Restatement Date, of the following conditions precedent:

(a) Loan Documents. All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Administrative Agent, and the Administrative Agent shall have received, (i) the 2011 Amendment Agreement, executed and delivered by the Borrower, each Guarantor and the Administrative Agent (on its own behalf and on behalf of the Required Lenders (as defined in the 2010 Credit Agreement) and each Revolving Lender (as defined in the 2010 Credit Agreement)), and (ii) the Reaffirmation Agreement, substantially in the form of Exhibit A hereto, executed and delivered by each Loan Party on the 2011 Restatement Date.

(b) Restatement Date Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the 2011 Restatement Date, substantially in the form of Exhibit C (or such other form acceptable to the Administrative Agent).

(c) Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Baker Botts L.L.P., counsel to the Loan Parties, substantially in the form of Exhibit F.

(d) Secretary’s Certificate. The Administrative Agent shall have received a certificate of each Group Member, dated the 2011 Restatement Date, substantially in the form of Exhibit K, with appropriate insertions and attachments including (i) the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party (or a certification that there have been no changes to such certificate of incorporation since its delivery on the 2010 Restatement Date), and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e) 2011 Amendment Agreement. The effectiveness of the amendment and restatement of the 2010 Credit Agreement in the form of this Agreement shall also be subject to the satisfaction of the conditions set forth in Section 6 of the 2011 Amendment Agreement.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (except, with respect to clause (a) hereof, the issuance of Letters of Credit that, together with all other Letters of Credit issued pursuant to the exclusion permitted by this parenthetical, do not exceed an aggregate stated amount of $1,000,000) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction (or waiver in writing in accordance with Section 11.1) of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Financial Covenant Compliance. With respect to any extension of credit pursuant to the Revolving Facility only, the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending after the 2011 Restatement Date, on a pro forma basis for such extension of credit, shall not be greater than 4.0x.

Each borrowing (other than an Incremental Term Loan) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent (except for those documents or other information filed with the SEC and which are publicly available):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each Fiscal Year of Superholdings, Superholdings’ and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Superholdings and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Superholdings’ accountants and disclosed therein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Superholdings, in each case, Superholdings’ and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Superholdings and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Superholdings’ accountants and disclosed therein), subject to normal year-end audit adjustments.

(c) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements of Superholdings for the Fiscal Year ended December 31, 2005, the consolidated financial statements of Superholdings and its Consolidated Subsidiaries delivered pursuant to Section 7.1(a) or 7.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent.

(d) [Reserved].

(e) Stand Alone Information. In the case of financial statements delivered pursuant to Sections 7.1(a) and (b), if the combined operations of Superholdings and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding Cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Superholdings and its other Consolidated Subsidiaries; provided, that the requirements of this paragraph shall not apply if Superholdings or Holdings files with the SEC reports that contain the information required in this clause (e).

7.2. Certificates; Other Information. Furnish to the Administrative Agent (or, in the case of clause (h), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 7.1(a) or (b), a Compliance Certificate of a Financial Officer (i) containing all information and calculations necessary for determining compliance with the covenant set forth in Section 8.18, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) if Superholdings, Holdings or the Borrower is not a public reporting company, stating whether any change in GAAP or in the application thereof has occurred since Superholdings’ and its Consolidated Subsidiaries’ audited consolidated financial statements for the year ended December 31, 2005 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) certifying that the amount of any New Market Losses added back to Consolidated Adjusted EBITDA in connection with any covenant calculation set forth in Section 8.2 or 8.18 is in accordance with the definition of New Market Losses.

(b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year on a Fiscal Quarter basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Projections are incorrect or misleading in any material respect.

(c) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter of Superholdings (90 days, in the case of the fourth Fiscal Quarter of any Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of Superholdings and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the comparable periods of the previous year. Such analysis and narrative shall include operating data of the nature that would be required to be contained in a filing with the SEC on Forms 10-Q or Form 10-K if Superholdings were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (which shall include, without limitation, revenues, service revenues, ARPU, CPU, CPGA, adjusted EBITDA, subscriber counts, penetration, churn, covered POPS and capital expenditures), provided that this clause (b) shall not apply, and the Borrower need not comply with this clause (b), at any time that Superholdings, Holdings or the Borrower is then a reporting company under the Securities Exchange Act of 1934, as amended; provided further, however, if the combined operations of Superholdings and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding Cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation of the narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Superholdings and its other Consolidated Subsidiaries; provided, further, that the requirements of this paragraph shall not apply if Superholdings or Holdings files with the SEC the reports referred to in this covenant, and any such report contains the information required in this paragraph.

(d) promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence or requests for information) submitted to Superholdings or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of Superholdings or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the Board of Directors of Superholdings or any such Subsidiary, to such letter or report.

(e) promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation (other than capital call notices and communications related thereto), indenture, loan or credit or other similar agreement to which a Group Member is the borrower or the issuer, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.2.

(f) prompt written notice of the occurrence of any Recovery Event or the commencement of any action or proceeding that could reasonably be expected to result in a Recovery Event.

(g) prompt written notice (and in any event no less than ten (10) Business Days prior thereto, or shorter period permitted by the Administrative Agent in its discretion) of any change (i) in Holdings or any Group Member’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of Holdings’ or any Group Member’s chief executive office or principal place of business, (iii) in Holdings’ or any Group Member’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in Holdings or any Group Member’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Holdings or any Group Member’s federal taxpayer identification number.

(h) promptly following any request therefor, make reasonable efforts to provide such other information regarding the operations, business affairs and financial condition of any Group Member (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request in a written notice given in accordance with Section 11.2.

7.3. Payment of Obligations. Pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Group Member.

7.4. Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 8.4; and (b) comply with Material Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.5. Maintenance of Property; Insurance.

(a) operate its Properties or cause such Properties to be operated in compliance with all Material Contractual Obligations and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) keep and maintain all Property used in to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair and working order (ordinary wear and tear excepted) all of its Properties, including, without limitation, all equipment, machinery and facilities, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness due and accruing (and not disputed) under the leases or other agreements affecting or pertaining to its Properties and will do all commercially reasonable things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture or termination thereunder, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(e) to the extent the Borrower is not the operator of any Property, use reasonable efforts to cause the operator to comply with this Section 7.5, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(f) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks which in the reasonable business judgment of the Borrower are appropriate for companies engaged in the same or similar businesses operating in the same or similar locations.

7.6. Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with (i) GAAP and (ii) in all material respects Requirements of Law, are made of all dealings and transactions in relation to its business and activities, and

(b) Permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, and as coordinated by each Lender through the Administration Agent, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

7.7. Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against any Group Member not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $50,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Group Members in an aggregate amount exceeding $50,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws.

(a) At the Borrower’s sole expense:

(i) cause its Properties and operations to comply with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect;

(ii) not perform any Hazardous Material Activity or dispose of or otherwise Release any Hazardous Material or solid waste on, under, about or from any of the Group Members’ Properties or any other Property to the extent caused by the Group Members’ operations except in compliance with applicable Environmental Laws, the performance, disposal or Release of which could reasonably be expected to have a Material Adverse Effect;

(iii) timely obtain or file all notices, or Governmental Authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Group Members’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; and

(iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of, or in connection with, the actual or suspected past, present or future disposal or other Release of any Hazardous Materials or solid waste on, under, about or from any of the Group Members’ Properties or by any Group Member, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect.

(b) promptly, but in no event later than ten (10) Business Days of the occurrence of a triggering event, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Group Members or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) that, if adversely determined, could reasonably be expected to result in liability (whether individually or in the aggregate) in excess of $50,000,000 not fully covered by insurance, subject to normal deductibles.

(c) use commercially reasonable efforts to undertake reasonable environmental audits and tests in accordance with reasonable industry standards upon the request of the Administrative Agent no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority).

7.9. [Reserved]

7.10. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than (w) leasehold interests in real property, (x) any property described in paragraph (b) or (c) below, (y) any property subject to a Lien securing Indebtedness permitted by Section 8.2(m) and (z) as otherwise provided in the Guarantee and Collateral Agreement) with a Fair Market Value of at least $25,000,000 as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $25,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor, promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Secured Parties with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) will use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to such Mortgage, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) With respect to (i) any new Domestic Wholly Owned Subsidiary (other than any Immaterial Subsidiaries) acquired after the Closing Date by the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary (whether Foreign or Domestic) of Superholdings that the Borrower (in its sole discretion) elects to be a guarantor hereunder (a “Discretionary Guarantor”), promptly (I) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any Subsidiary Guarantor, (II) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Group Member, (III) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C (or such other form acceptable to the

Administrative Agent), with appropriate insertions and attachments, and (IV) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary created or acquired after the 2011 Restatement Date by the Borrower or any Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Foreign Subsidiary that is owned by the Borrower or any Subsidiary Guarantor (provided, that no more than 65% of the total outstanding voting Capital Stock of such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant Group Member, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

7.11. Further Assurances. Promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Group Members in the Loan Documents, including the Notes, or to correct any omissions in this Agreement.

7.12. ERISA Compliance.

(a) Promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) promptly upon any Senior Officer becoming aware of the occurrence of any ERISA Event or of any material non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

(b) With respect to each Plan, the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner in all material respects, without incurring any material late payment or underpayment charge or penalty and without giving rise to any material lien in an amount in excess of $50,000,000, the contribution and funding requirements of section 430 of the Code and of sections 303 of ERISA in all material respects, and (ii) pay, or cause to be paid, to the PBGC in a timely manner in all material respects, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA and (iii) maintain each Plan in material compliance with ERISA and the Code, as applicable.

7.13. Lender Meetings. Upon the prior written request of Administrative Agent or the Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) at such time as may be agreed to by the Borrower and Administrative Agent.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Acquisitions. Consummate any Acquisition other than Permitted Acquisitions.

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower or any Subsidiary Guarantor pursuant to any Loan Document, not including amounts incurred pursuant to Section 2.4;

(b) Indebtedness associated with worker’s compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or obligations in the ordinary course of business, and any guarantees or letters of credit functioning as or supporting any of the foregoing;

(c) intercompany Indebtedness incurred by the Borrower or any Subsidiary in connection with a loan made by any Loan Party to the Borrower or such Subsidiary, evidenced by the Subordinated Intercompany Note; provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Secured Parties pursuant to the Subordinated Intercompany Note;

(d) endorsements of negotiable instruments for collection in the ordinary course of business;

(e) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary (with respect to any Subsidiary that is not a Subsidiary Guarantor to be no more than $25,000,000 in the aggregate at any time);

(f) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(f);

(g) Indebtedness and obligations in respect of Hedge Agreements permitted under Section 8.10;

(h) the incurrence by the Borrower or any of its Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(i) the issuance by any of the Borrower’s Subsidiaries to the Borrower or to any of its Subsidiaries of shares of Preferred Stock; provided, however, that: (i) any subsequent issuance or transfer of Capital Stock that results in any such Preferred Stock being held by a Person other than Superholdings, Holdings, the Borrower or a Subsidiary of the Borrower or a Guarantor; and (ii) any sale or other transfer of any such Preferred Stock to a Person that is not either Superholdings, Holdings, the Borrower or a Subsidiary of the Borrower, or a Guarantor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Subsidiary that was not permitted by this clause;

(j) Indebtedness for relocation or clearing obligations relating to the Borrower’s or any Subsidiary Guarantor’s FCC licenses in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $100,000,000;

(k) Indebtedness secured by Liens permitted by clauses (d)(ii), (i), (j), and (q) of the definition of Excepted Liens (in the case of Indebtedness secured by Liens permitted by clauses (i) and (j) of the definition of Excepted Liens, to the extent such Indebtedness could have been incurred pursuant to clause (m) or (n) of this Section 8.2, as applicable);

(l) the guarantee by the Borrower or any of its Subsidiaries of Indebtedness of the Borrower or a Subsidiary of the Borrower that was permitted by another provision of this Section 8.2;

(m) Indebtedness of the Borrower or any Subsidiary Guarantor (or, in an aggregate amount, taken together with amounts incurred by such Persons under this clause (m), clause (n) and clause (o) at any one time outstanding of no more than $25,000,000, any other Subsidiary) represented by (i) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Borrower or any Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (m), not to exceed the greater of (a) $150,000,000 and (b) 5.0% of the Consolidated Total Assets of the Borrower and its Consolidated Subsidiaries on the date such Indebtedness in incurred, at any time outstanding, and (ii) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower or any Subsidiary, so long as at the time of incurrence, the Consolidated Senior Secured Leverage Ratio for the Borrower’s most recently ended four Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional secured Indebtedness is incurred would have been no greater than 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-Fiscal Quarter period; provided, that such Indebtedness shall (1) have a greater Weighted Average Life to Maturity than the Tranche B-2 Term Loans, (2) not mature prior to the Tranche B-2 Term Loan Maturity Date, and (3) have covenants not more restrictive than those set forth herein (taken as a whole);

(n) additional secured Indebtedness of the Borrower or any Subsidiary Guarantor (or, in an aggregate amount, taken together with amounts incurred by such Persons under this clause (n), clause (m) and clause (o) at any one time outstanding of no more than $25,000,000, any other Subsidiary), of no more than the greater of (i) $500,000,000 (minus the principal amount of all Indebtedness issued pursuant to Section 2.4) and (ii) an amount such that, at the time of incurrence, the Consolidated Senior Secured Leverage Ratio for the Borrower’s most recently ended four Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional secured Indebtedness is incurred would have been no greater than 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-Fiscal Quarter period; provided that if such Indebtedness is secured by Liens that are pari passu with those in favor of the Secured Parties, such Indebtedness must either (i) be in the form of Loans incurred pursuant to Section 2.4 hereof or (ii) be Indebtedness other than Loans subject to an intercreditor agreement to be entered into by the Administrative Agent and the trustee or other representative for the holders of such Indebtedness, reasonably satisfactory in form and substance to the Administrative Agent; provided further, that if such Indebtedness is secured by Liens that are junior to those in favor of the Secured Parties, such Indebtedness shall (1) have a greater Weighted Average Life to Maturity than the Tranche B-3 Term Loans, (2) not mature prior to the Tranche B-3 Term Loan Maturity Date, (3) have covenants not more restrictive than those set forth herein (taken as a whole), and (4) be subject to an intercreditor agreement to be entered into by the Administrative Agent and the agent or other representative for the holders of such Indebtedness, reasonably satisfactory in form and substance to the Administrative Agent;

(o) additional unsecured Indebtedness of the Borrower or any Subsidiary Guarantor (or, in an aggregate amount, taken together with amounts incurred by such Persons under this clause (o), clause (m) and clause (n) at any one time outstanding of no more than $25,000,000, any other Subsidiary);

(p) Contribution Indebtedness;

(q) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any Subsidiary thereof in connection with such disposition;

(r) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(s) Indebtedness evidenced by promissory notes subordinated to the Obligations issued to current or former employees, officers or directors of Superholdings, the Borrower or any Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of Section 8.6(b) less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(t) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(u) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by the Borrower or any Subsidiary of such Indebtedness;

(v) additional Indebtedness of the Borrower or any Subsidiary Guarantor in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (v), not to exceed $100,000,000; and

(w) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clauses (f), (i), (j), (k), (m), (n), (o), (p) or (q) of this Section 8.2.

For purposes of determining compliance with this Section 8.2, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories or subcategories described in the clauses above, or is otherwise entitled to be incurred pursuant to this Section, the Borrower will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section, and once such Indebtedness is properly incurred pursuant to this Section 8.2, it shall at all times thereafter be permitted to exist pursuant to this Section 8.2. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense as accrued. Notwithstanding any other provision of this Section, the maximum amount of Indebtedness that the Borrower or any of its Subsidiaries may incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the 2011 Restatement Date be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) in respect of Indebtedness of another Person secured by a Lien on assets of a Group Member, the lesser of (A) the Fair Market Value of such assets at the date of determination and (B) the amount of the Indebtedness of the other Person; and (iii) the principal amount of the Indebtedness, in the case of any other Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses of Section 8.2, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens securing the Obligations under the Loan Documents; and

(b) Excepted Liens.

8.4. Fundamental Changes. Merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Property of the Group Members, taken as a whole, to any other Person (any such transaction, a “consolidation”), provided that (a) any Subsidiary may participate in a consolidation, merger, sale or otherwise with the Borrower (provided that the Borrower shall be the continuing or surviving Person or the Person that acquires the Property in question) or with any Person (provided that the continuing or surviving Person or Person that acquires the Property in question is a Subsidiary and is or becomes a Subsidiary Guarantor to the extent required by Section 7.10), (b) the Borrower may participate in a consolidation, merger, sale or otherwise with any Person (provided that the Borrower shall be the continuing or surviving Person or the Person that acquires the Property in question).

8.5. Disposition of Property. Sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, to another Person, except:

(a) to the Borrower or any Subsidiary Guarantor (or a Person that becomes a Subsidiary Guarantor immediately following such sale, assignment or transfer);

(b) from a Subsidiary of the Borrower that is not a Subsidiary Guarantor to another Subsidiary of the Borrower that is not a Guarantor;

(c) Property described in clauses (a)-(g) of the exclusions set forth in the definition of Asset Sale;

(d) the substantially concurrent purchase and sale of Property between the Borrower or any of its Subsidiaries, on one hand, and another Person that is not the Borrower or a Subsidiary Guarantor, on the other hand; provided that (i) any Net Cash Proceeds of any such sale received by the Borrower or any of its Subsidiary Guarantors that constitute Net Cash Proceeds from an Asset Sale are applied in accordance with Section 4.2(b), (ii) the Borrower or such Subsidiary receives no less than Fair Market Value in connection with such transaction, and (iii) any Property received by the Borrower or any Subsidiary Guarantor in connection with such transaction becomes Collateral to the extent required by Section 7.10; and

(e) Asset Sales and sales of Capital Stock so long as the Net Cash Proceeds from such Asset Sale or sale of Capital Stock are applied in accordance with Section 4.2(b); provided, that with respect to this clause (e), if such Asset Sale or series of related Asset Sales involves aggregate consideration in excess of $50,000,000, the Borrower delivers to the Administrative Agent a resolution of the Borrower’s or the applicable Subsidiary Guarantor’s Board of Directors (or similar governing body) set forth in an officers’ certificate certifying that such Asset Sale has been approved by the Borrower’s or the applicable Subsidiary Guarantor’s Board of Directors (or similar governing body).

8.6. Restricted Payments. Permit any Restricted Payment, except that:

(a) so long as (i) no Default has occurred or is continuing or would result from such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Consolidated Senior Secured Leverage Ratio for the Borrower’s most recently ended four Fiscal Quarter period would have been no greater than 4.5 to 1.0 determined on a Pro Forma Basis as if such Restricted Payment had been made at the beginning of such period, and (iii) such Restricted Payment, together with all other Restricted Payments (excluding Restricted Payments made pursuant to Sections 8.6(b)(2), (3), (4), (5), (6), (7), (8), (9), (10) and (11)) since the beginning of the most recent Fiscal Quarter of the Borrower commencing after the Closing Date, is less than the Restricted Payment Cap, then the Borrower and its Subsidiaries may make Restricted Payments.

(b) Notwithstanding the provisions of Section 8.6(a), so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Subsidiaries may make, do, take or otherwise effectuate the following actions:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (B) of the definition of Restricted Payment Cap, provided further that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this Section 8.6(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (q) of Section 8.2, may not also be used to make a Restricted Payment pursuant to this clause (2);

(3) the defeasance, redemption, repurchase, retirement or other acquisition of the Senior Notes, any other Indebtedness that is pari passu with the Senior Notes or any Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by any Subsidiary of the Borrower to the holders of its Capital Stock on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of any Parent, the Borrower or any Subsidiary held by any current or former officer, director or employee of any Parent, the Borrower or any Subsidiary of the Borrower pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $20,000,000 in any twelve-month period; provided further, that such amount in any twelve-month period may be increased by an amount equal to (a) the net cash proceeds from the sale of Capital Stock of Parent to current or former members of management, directors, consultants or employees that occurs after the 2011 Restatement Date plus (b) the net cash proceeds of key man life insurance policies received by Parent or its Subsidiaries after the 2011 Restatement Date; provided further, that such amount in any twelve-month period shall be reduced by the amount of Indebtedness incurred in such twelve-month period pursuant to clause (t) of Section 8.2;

(6) the repurchase, redemption or other acquisition or retirement of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Capital Stock represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Capital Stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights or from the vesting of restricted stock or other awards;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Subsidiary of the Borrower, or any class or series of Preferred Stock of a Subsidiary of the Borrower, in each case issued after 2011 Restatement Date, so long as the Consolidated Total Leverage Ratio for the Borrower’s most recently ended four-Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such dividend payment is made would in accordance with, and as set forth in, the applicable Compliance Certificate, have been no greater than the ratio set forth in Section 8.18(b) for such period, assuming such ratio were required to be tested for such period, determined on a pro forma basis, as if such dividend payment had been made at the beginning of such four-Fiscal Quarter period;

(8) Permitted Payments to any Parent;

(9) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Superholdings to the extent necessary to comply with law or to prevent the loss or to secure the renewal or reinstatement of any FCC license held by Superholdings or any of its Subsidiaries;

(10) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (a) used for making a Restricted Payment pursuant to clause (2) of this Section 8.6(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (q) of Section 8.2; and

(11) other Restricted Payments not to exceed $10,000,000 in the aggregate since the 2011 Restatement Date.

The amount of all Restricted Payments (other than Cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or its Subsidiaries pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 8.6 will be determined with respect to any Restricted Payment or series of related Restricted Payments involving aggregate consideration in excess of $50,000,000 (excluding Restricted Payments permitted by clauses (2), (3), (6) and (9) of this Section 8.6(b)), by a resolution of the Borrower’s or the applicable Subsidiary Guarantor’s Board of Directors (or similar governing body) set forth in an officers’ certificate certifying that such Restricted Payment has been approved by the Borrower’s or the applicable Subsidiary Guarantor’s Board of Directors (or similar governing body).

8.7. Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the material terms of the Senior Notes or any Subordinated Indebtedness or any related documents providing for the subordination thereof in any manner that is, taken as a whole, materially adverse to the Lenders or any Agent.

8.8. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise not prohibited by this Agreement and are, taken as a whole, upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate (it being understood that transactions with any Affiliate involving the transfer of Property (including sale-leaseback transactions) at book value shall be deemed to be fair and reasonable). Notwithstanding the preceding sentence, the following items will not be prohibited by the provisions of the preceding sentence:

(1) any employment agreement, severance agreement or plan, change in control agreement or plan, employee benefit plan, agreement or plan relating to employee or officer compensation, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Subsidiaries or a Parent of the Borrower existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnitees or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2) transactions between or among the Loan Parties;

(3) payment of reasonable directors’ fees and loans or advances to directors, officers and employees in the ordinary course of business in an amount not to exceed $20,000,000 at any time;

(4) any issuance of Capital Stock (other than Disqualified Stock) of the Borrower to Holdings;

(5) any receipt of any capital contribution from, any Affiliate of the Borrower;

(6) transactions with a Person (other than a Subsidiary of a Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Subsidiary, Capital Stock in, or controls, such Person;

(7) any Permitted Investments or Restricted Payments that do not violate the provisions of this Agreement;

(8) any contracts, agreements or understandings existing as of the 2011 Restatement Date and disclosed in the notes to the consolidated financial statements of the Borrower for the year ended December 31, 2010, and any amendments to, replacements of, or orders pursuant to such contracts, agreements or understandings so long as any such amendments, replacements, or orders, taken as a whole, are not more disadvantageous to the Borrower or to the Lenders in any material respect than the original contracts, agreements or understandings as in effect on the 2011 Restatement Date;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Credit Agreement, provided that in the good faith determination of the Board of Directors or the senior management of the Borrower, such transactions are, taken as a whole, on terms not materially less favorable to the Borrower or the relevant Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Borrower;

(10) issuances, purchases or repurchases of Indebtedness of the Borrower or its Subsidiaries or solicitations of amendments, waivers or consents in respect of such Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of Superholdings;

(11) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Board of Directors of the Borrower in good faith;

(12) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Borrower or the applicable Subsidiary than the transaction or transactions being amended, extended, replaced or modified;

(13) Affiliate Purchaser Loan Purchases and the subsequent assignment of Term Loans by the applicable Affiliate Purchaser to the Borrower for cancellation, in each case in accordance with Section 11.6(h) hereof; and

(14) any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower, or any series of such transactions, contracts, agreements, understandings, loans, advances or guarantees, involving aggregate consideration less than $500,000 in any twelve-month period.

8.9. [Reserved]

8.10. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, and (c) any Eurodollar cap purchased with respect to any Eurodollar Loan.

8.11. Changes in Fiscal Year. Change its Fiscal Year end from December 31.

8.12. Negative Pledge Clauses; Subsidiary Distributions. Create, incur, assume or suffer to exist (except as may exist as of the date hereof) any contract, agreement or understanding which in any way prohibits or restricts (i) the ability of the Borrower or any Subsidiary of the Borrower to create, incur or permit any Lien upon any of its Property (other than Liens permitted by Section 8.3), (ii) any Subsidiary of the Borrower from paying dividends or making distributions, loans or advances to the Borrower or any Subsidiary of the Borrower, or which requires the consent of other Persons in connection with the paying of dividends or the making of distributions or (iii) the ability of any Subsidiary to transfer any of its assets to the Borrower or any other Subsidiary; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement, (b) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (c) the Senior Note Indentures, (d) agreements or instruments governing Excluded Indebtedness and Capital Stock and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of these agreements or instruments permitted hereunder; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors of the Borrower) not materially more restrictive, taken as a whole, with respect to such dividend, other payment and asset transfer restrictions than those contained in those agreements or instruments on the Closing Date, (e) applicable law, rule, regulation or order, (f) any agreement or instrument to which a Person acquired by the Borrower or any of its Subsidiaries is bound, as in effect at the time of such acquisition (except to the extent such instrument governs Indebtedness or Capital Stock that was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (and any refinancing, replacement, or extension of any such instrument, so long as such restrictions are, in the good faith judgment of the Board of Directors of the Borrower, not materially more restrictive, taken as a whole, than those in effect in such instrument on the date of acquisition); provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (g) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business, (h) any instrument governing any secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (iii) above, (i) Excepted Liens that limit the right of the debtor to dispose of the assets subject to such Liens, (j) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements, (k) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (l) agreements or instruments governing Indebtedness not in effect on the 2011 Restatement Date so long as either (i) the encumbrances and restrictions contained therein do not impair the ability of any Subsidiary of the Borrower to pay dividends or make any other distributions or payments directly or indirectly to the Borrower in an amount sufficient to permit the Borrower to pay the Obligations, or (ii) the encumbrances and restrictions contained therein are no more restrictive, taken as a whole, than those contained in this Agreement, (m) any agreement for the sale or other disposition of a Subsidiary that imposes restrictions of the nature described in clauses (i), (ii) and/or (iii) hereof on the Subsidiary pending the sale or other disposition, (n) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (o) restrictions in other Indebtedness incurred in compliance with Section 8.2 hereof, provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of Borrower, no more materially restrictive than those contained in the existing agreements referenced in clause (d) above, (p) the issuance of Preferred Stock by a Subsidiary of the Borrower or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 8.2 hereof and the terms of such Preferred Stock do not expressly restrict the ability of such Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock), and (q) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (i) either (x) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (y) will not materially affect the Borrower’s ability to pay the Obligations, as determined in good faith by the Board of Directors of the Borrower, whose determination shall be conclusive; and (ii) are not materially more disadvantageous to the Lenders than is customary in comparable financings.

8.13. [Reserved]

8.14. [Reserved]

8.15. ERISA Compliance. (a) Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which could reasonably be expected to have a Material Adverse Effect.

(b) Terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Group Member or any ERISA Affiliate to the PBGC if any such liability could reasonably be expected to result in a Material Adverse Effect.

(c) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.

(d) Permit to exist, or allow any ERISA Affiliate to permit to exist, any failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, with respect to any Plan which exceeds $50,000,000.

(e) Permit, or allow any ERISA Affiliate to permit the actuarial present value of the benefit liabilities under any Plan, as of the end of the Borrower’s most recently ended Fiscal Year to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $50,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan, to the extent a withdrawal from such Multiemployer Plan could reasonably be expected to result in, or has resulted in, a Material Adverse Effect.

(g) Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any of its Subsidiaries or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, to the extent a withdrawal from such Multiemployer Plan could reasonably be expected to result in, or has resulted in, a Material Adverse Effect, or (ii) any other Plan that would otherwise fail to meet the applicable requirements set forth in Section 8.15(e) above.

(h) Incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA if such liability could reasonably be expected to have a Material Adverse Effect.

(i) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material current liability in excess of $50,000,000.

(j) Amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability such that any Group Member or any ERISA Affiliate is required to provide material security to such Plan under section 436 of the Code.

8.16. Environmental Matters. (a) Cause or permit any of its Property by its Hazardous Materials Activities or other actions or by Hazardous Materials Activities or other actions of third parties under its control, to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect and (b) take reasonable actions to prevent their respective Property from being in violation or the subject of remedial obligations in clause (a) above.

8.17. Subsidiaries. (a) Sell, assign or otherwise dispose of any Capital Stock in any Subsidiary in violation of Section 8.5, or (b) have any Subsidiaries that own Capital Stock in any Group Member, unless such Subsidiary becomes a Guarantor hereunder.

8.18. Financial Condition Covenant. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive Fiscal Quarters of the Borrower ending after the 2011 Restatement Date to be greater than 4.0x; provided however, that the Senior Secured Leverage Ratio shall be tested only at the last day of any such four Fiscal Quarter Period when any Revolving Extensions of Credit (excluding any outstanding Letters of Credit that have been cash collateralized in a manner satisfactory to the Administrative Agent) have been outstanding during the last Fiscal Quarter of such four Fiscal Quarter period.

8.19. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the 2011 Restatement Date or that are reasonably related thereto or are in, or related, to the telecommunications industry.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any principal of any Loan or Reimbursement Obligation, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or Reimbursement Obligation or any fee or any other amount due hereunder within five days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (including any Hedge Agreement, but excluding any Indebtedness referred to in Section 9(a)), in each case beyond the grace period, if any, provided therefore and aggregating $50,000,000 or more; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or permit the holder or beneficiary of such Indebtedness to cause, with the giving of notice if required, that Indebtedness to become or be declared due and payable (or redeemable or subject to a mandatory offer to purchase by the obligor thereon) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Group Member to perform or comply with any term or condition contained in (i) Section 5.16, Section 7.4(a) (with respect to the Borrower only), Section 7.7(a), Section 7.10 or Section 8 of this Agreement or (ii) Section 5.12 or Section 5.13 of the Guarantee and Collateral Agreement; provided, however, that a failure to perform or comply with any term or condition in Section 8.3 which occurs solely by reason of the existence of purchase money Liens on Property (other than real property) purchased by any Group Member, securing amounts payable related to such Property in an amount exceeding the amount of Indebtedness permitted by Section 8.2(m), shall not constitute an Event of Default if such failure is remedied not later than 10 days from the date of such failure; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be inaccurate in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 9, and such default shall not have been remedied or waived within thirty days after the earlier of (i) a Financial Officer of the Borrower obtaining actual knowledge of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a final decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for forty-five days without having been stayed, dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $50,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unpaid, unvacated, unappealed, unbonded or unstayed for a period of forty-five days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Group Member decreeing the dissolution or split up of such Group Member and such order shall remain undischarged, unvacated or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates in excess of $50,000,000 during the term hereof or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a material lien or security interest under Section 430(k) of the Code or under section 303(k) of ERISA in an amount equal to $50,000,000 or more; or

(k) Loan Documents. At any time after the execution and delivery thereof, (i) the Guarantee and Collateral Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Group Member shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Group Member shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party, or (iv) any lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(l) a Change of Control shall occur; or

(m) any material Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in any document governing any Subordinated Indebtedness; or

(n) any Group Member (i) defaults in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment due on early termination of, any Specified Hedge Agreement, in each case beyond the period of grace, if any, provided in such Specified Hedge Agreement; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Specified Hedge Agreement, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, after the giving of notice if required or the elapse of any grace period, a liquidation, acceleration or early termination of such Specified Hedge Agreement; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (n) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (n) shall have occurred and be continuing under Specified Hedge Agreements which have an outstanding principal amount of Indebtedness thereunder which exceeds $50,000,000;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or (g) above as to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints each Agent as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby authorizes each Auction Manager to act as its agent in accordance with the terms hereof. The Lenders agree that each Auction Manager shall have solely the obligations in its capacity as Auction Manager as are specifically described in this Agreement and shall be entitled to all the benefits of this Section 10, as applicable. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Group Member or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Group Member a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Group Member.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6. Non Reliance on Agents and Other Lenders. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent previously or hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) also represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement, and the 2011 Amendment Agreement (if applicable), or any Specified Hedge Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon any Agent or any other Lender (or any other Secured Party), and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to disclose or otherwise provide to any Lender or any other Secured Party any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Person serving as Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates in any capacity.

10.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent and Issuing Lender. (a) The Administrative Agent may resign as Administrative Agent upon 30 Business Days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

(b) The Borrower shall be permitted to replace the then existing Issuing Lender (the “Departing Issuing Lender”) upon 10 Business Days’ notice to the Administrative Agent and the Departing Issuing Lender (or such shorter time as the Departing Issuing Lender may agree) if the Departing Issuing Lender becomes a Defaulting Lender or requests reimbursement under Section 3.7(c) or otherwise declines to issue a Letter of Credit pursuant to the provisions of Section 3.7(c). The Borrower shall select from among the Lenders a successor Issuing Lender, subject to approval by such successor Issuing Lender and by the Administrative Agent (the approval of the Administrative Agent shall not be unreasonably withheld or delayed), whereupon such successor Issuing Lender shall succeed to the rights, powers and duties of the

Departing Issuing Lender, and the term “Issuing Lender” shall mean such successor Issuing Lender effective upon such appointment and approval, and (subject to the final two sentences of this Section 10.9(b) the Departing Issuing Lender’s rights, powers and duties as Issuing Lender shall be terminated, without any other or further act or deed on the part of such Departing Issuing Lender or any of the parties to this Agreement or any holders of the Loans. Any Letter of Credit issued by the Departing Issuing Lender and outstanding on the effective date of the appointment and approval of the successor Issuing Lender shall remain an outstanding L/C Obligation. The provisions of the Loan Documents shall inure to the benefit of the Departing Issuing Lender for so long as any Letter of Credit issued by the Departing Issuing Lender remains outstanding.

10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. The Lead Arrangers. The Lead Arrangers, in their capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

10.12. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any all expenses incurred.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, in addition, no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with any waiver of the applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;

(ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral (except as expressly provided by Section 11.14(b), 11.14(c) or 11.14(d)), release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or modify the provisions of Section 11.6, in each case without the written consent of all Lenders;

(iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility or Extended Revolving Subfacility, as applicable, set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility or Extended Revolving Subfacility, as applicable;

(v) amend, modify or waive any provision of Section 4.8 without the written consent of each Lender adversely affected thereby;

(vi) reduce the amount of Net Cash Proceeds required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility;

(vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility or Subfacility without the written consent of all Lenders under such Facility or Subfacility, as applicable;

(viii) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby;

(ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender;

(x) amend, modify or waive any provision of Sections 3.7 to 3.14 without the written consent of the Issuing Lender;

(xi) amend, modify or waive any provision of Section 4.16 without the written consent of each of the Administrative Agent, the Swingline Lender and the Issuing Lender; or

(xii) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Obligations,” “Borrower Obligations,” or “Borrower Hedge Agreement Obligations”, in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Group Members, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Group Members, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing or anything contained herein to the contrary, the Borrower and the Administrative Agent may amend or supplement this Agreement or any Loan Document to cure any ambiguity, defect or inconsistency.

(b) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent (and the Administrative Agent or such Person agrees to consent to the proposed amendment, modification, waiver or termination for which such Non-Consenting Lender’s consent has not been obtained) shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Term Loans held by such Non-Consenting Lenders and all accrued interest and fees (including any related processing and/or recordation fees) with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. Notwithstanding the foregoing, technical and conforming modifications to each Loan Document may be made with the consent (not to be unreasonably withheld) of the Administrative Agent and each Group Member that is a party thereto to the extent necessary to integrate any Incremental Term Loans (including Other Term Loans) on substantially identical terms as the Tranche B Term Loans, except, in the case of Other Term Loans, with respect to the interest rate margin applicable thereto.

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the

Required Lenders; provided, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Term Loans in the application of mandatory prepayments without the consent of the Required Lenders. Notwithstanding the foregoing, the consent of the Required Lenders shall not be required to effectuate the provisions of Sections 2.4 or 11.1(f).

(d) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the interest rate margin for such Replacement Term Loans shall not be higher than the weighted average interest rate margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing. Any refinancing of the Term Loans as described above shall be subject to the prepayment provisions of Section 4.1.

(e) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Incremental Lenders providing any Incremental Term Loans pursuant to Section 2.4, to effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effectuate the provisions of Section 2.4, including, without limitation, to include appropriately the Incremental Lenders in any determination of Required Lenders and Majority Facility Lenders, and to incorporate appropriately any Incremental Term Loans into the definition of Subfacility.

(f) Revolving Extension Offers.

(i) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Revolving Extension Offer”) to all the Revolving Lenders to make one or more Permitted Amendments (as defined in paragraph (iii) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days after the date of such notice). Permitted Amendments shall become effective only with respect to the Revolving Loans and Revolving Commitments of the Revolving Lenders that accept the applicable Revolving Extension Offer (such Lenders, the “Extending Revolving Lenders”).

(ii) The Borrower and each Extending Revolving Lender shall execute and deliver to the Administrative Agent a Revolving Extension Agreement (which may take the form of an amendment and restatement of this Agreement so long as no modifications are made that would otherwise be prohibited by this Section 11.1 without obtaining the vote of any other Facility, Subfacility or other group of Lenders) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Extension Agreement. The Lenders hereby irrevocably authorize the Administrative Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Amendments and only with respect to the Revolving Loans and Revolving Commitments of the Extending Revolving Lenders (including amendments to Section 4.8 hereof if deemed advisable by the Administrative Agent, and any other amendments necessary to treat the Revolving Loans and Revolving Commitments of the Extending Revolving Lenders as Extended Revolving Loans and/or Extended Revolving Commitments, including, without limitation, to include appropriately the Extending Revolving Lenders in any determination of Required Lenders and Majority Facility Lenders, and to incorporate appropriately any Extended Revolving Loans into the definition of Subfacility, the provisions of Section 3 or other similar provisions). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 11.1(f) unless the Administrative Agent shall have received legal opinions, a certificate of an Authorized Officer, board resolutions and such other corporate documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(iii) “Permitted Amendments” shall be, when used in this Section 11.1(f), (i) an extension of the final maturity date of the Revolving Loans and/or Revolving Commitments of the Extending Revolving Lenders (provided that such extensions may not result in having more than one additional final maturity date under this Agreement in any year without the consent of the Administrative Agent), (ii) an increase in the Applicable Margin with respect to the applicable Revolving Loans and/or Revolving Commitments of the Extending Revolving Lenders and the payment of increased commitment fees and/or other additional fees to the Extending Revolving Lenders, (iii) the requirement that all Letters of Credit or Swingline Loans be drawn only under an Extended Revolving Subfacility, and (iv) technical requirements regarding borrowings, prepayments, conversion or cancellation of existing Revolving Loans or Swingline Loans or Letters of Credit and other similar matters.

(g) Term Loan Modification Offers.

(i) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Term Loan Modification Offer”) to all the Tranche B-1 Term Lenders and/or all the Tranche B-2 Term Lenders and/or all the Lenders of one or more Subfacilities of Incremental Term Loans to make one or more Permitted Amendments (as defined in paragraph (iii) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 10 Business Days after the date of such notice). Permitted Amendments shall become effective only with respect to the Term Loans of the Lenders that accept the applicable Term Loan Modification Offer (such Lenders, the “Accepting Term Lenders”).

(ii) The Borrower and each Accepting Term Lender shall execute and deliver to the Administrative Agent a Term Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Loan Modification Agreement. The Lenders hereby irrevocably authorize the Administrative Agent to enter into technical amendments to this Agreement and the other Loan Documents as may be necessary or advisable to effectuate the transactions contemplated by the Permitted Amendments and only with respect to the Term Loans of the Accepting Term Lenders, and if applicable with respect to any increase in Applicable Margin, the other Tranche B-2 Term Lenders (including any amendments necessary to treat the Term Loans of the Accepting Term Lenders as Tranche B-2 Term Loans or Tranche B-3 Term Loans). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 11.1(g) unless the Administrative Agent shall have received legal opinions, a certificate of an Authorized Officer, board resolutions and such other corporate documents as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(iii) “Permitted Amendments” shall be, when used in this Section 11.1(g), (i) an extension of the final maturity date of the applicable Term Loans to coincide with the Tranche B-2 Term Loan Maturity Date, or the Tranche B-3 Term Loan Maturity Date and (ii) an increase in the Applicable Margin with respect to the Term Loans of the Accepting Term Lenders to equal that applicable to the Tranche B-2 Term Loans or Tranche B-3 Term Loans (or an amendment to increase the Applicable Margin with respect to the Term Loans of the Accepting Lenders and all the existing Tranche B-2 Term Loans and/or Tranche B-3 Term Loans such that an equal Applicable Margin is payable on all of them and such increased Applicable Margin is higher than that previously applicable to the Tranche B-2 Term Loans and/or Tranche B-3 Term Loans).

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	2250 Lakeside Boulevard
Richardson, Texas 75082
Attention: Executive Vice President and Chief Financial Officer
Telecopier: (214) 265-2570

with a copy to:	2250 Lakeside Boulevard
Richardson, Texas 75082
Attention: Executive Vice President, General Counsel and Secretary
Telecopier: (866) 685-9618

The Administrative Agent:	383 Madison Avenue, Floor 24
New York, New York 10179
Attention: Christophe Vohmann
Telecopier: (212) 270-5127

And	JPMorgan Loan & Agency Services
1111 Fannin Street, Floor 10
Houston, TX 77002-6925
Attention: Sheila King
Telecopier: (713) 750-2358

with a copy to:	Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
Attention: Michele O. Penzer
Telecopier: (212) 751-4864

; provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder so long as any Obligations are outstanding.

11.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable and actual out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of outside counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the 2011 Restatement Date (in the case of amounts to be paid on the 2011 Restatement Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its actual out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of outside counsel to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, Affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, or remedial actions required or reasonably necessary pursuant to, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Group Member under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Term Loans and all other amounts payable hereunder. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

11.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign (other than to any Disqualified Institution) to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person, (y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (x) an assignment to an Assignee that is a Lender, an affiliate of a Lender or an Approved Fund with respect to such Lender immediately prior to giving effect to such assignment, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment,(y) any assignment by the Administrative Agent (or its affiliates) or (z) any assignment of Term Loans; and

(C) in the case of any assignment of a Revolving Commitment, the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility or Subfacility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in respect of contemporaneous assignments to or from related Approved Funds;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment by a Lender to an Affiliated CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10(a), 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Institution) to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10(a) or 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the exclusions in the definitions of “Excluded Taxes” as though it were a Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement; provided that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent such disclosure is necessary to establish that the Loans, Commitment or other interests hereunder are in registered form for United States federal income tax purposes.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10(a) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 4.10(a) unless such Participant complies with Section 4.10(e).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Institution, and any such purported assignment or participation shall be null and void and such Disqualified Institution shall have no voting or other rights under this Agreement.

(h) Notwithstanding anything to the contrary contained in this Section 11.6 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Affiliate Purchaser may purchase outstanding Term Loans on the following basis:

(i) At any time, and from time to time, any Affiliate Purchaser shall have the right to purchase, for cash, Term Loans up to an amount to be specified by the applicable Affiliate Purchaser at a purchase price to be determined, in each case in accordance with the Auction Procedures established for each such purchase; provided, that (x) any Affiliate Purchaser shall be entitled to purchase Term Loans pursuant to this Section 11.6(h) solely pursuant to an auction managed by an Auction Manager and shall not be permitted to purchase Term Loans in any other manner (including pursuant to secondary market purchases), and (y) concurrently with each such purchase of Term Loans by any Affiliate Purchaser, such Affiliate Purchaser shall transfer such Term Loans to the Borrower for $0 consideration for cancellation.

(ii) With respect to all purchases by any Affiliate Purchaser and cancellation by the Borrower of the Term Loans pursuant to this Section 11.6(h), such purchases and cancellation shall not, for the avoidance of doubt, constitute prepayments of the Loans (including, without limitation, pursuant to Section 4.1 or 4.2 hereof).

(iii) Immediately following any Affiliate Purchaser Loan Purchase, no interest shall accrue from and after the Affiliate Purchaser Effective Date on any Term Loans purchased by the applicable Affiliate Purchaser and, upon the contribution of such Term Loans by such Affiliate Purchaser to the Borrower, such Term Loans shall, without further action by any Person, be cancelled for all purposes and no longer outstanding (and may not be resold, assigned or participated out by the Borrower) for all purposes of this Agreement and all other Loan Documents.

(iv) Any Affiliate Purchaser Loan Purchase shall be effective upon recordation in the Register (in the manner set forth above) by the Administrative Agent. Each assignment shall be recorded in the Register immediately following the completion of the relevant auction conducted pursuant to the relevant Auction Procedures. The date of such recordation of a transfer shall be referred to herein as the “Affiliate Purchaser Effective Date.” After such assignments have been recorded in the Register, the Affiliate Purchaser, the Borrower and such Term Loans shall each be removed by the Administrative Agent from the Register in their entirety. The processing and recordation fee as set forth in Section 11.6(b)(ii)(B) hereof shall not be applicable to any Affiliate Purchaser Loan Purchase or the concurrent assignment of Term Loans by any Affiliate Purchaser to the Borrower, in each case consummated pursuant to this Section 11.6(h).

(v) Each Affiliate Purchaser shall make payment of the purchase price for Term Loans accepted for purchase pursuant to the Auction Procedures by transmitting funds directly to the assigning Lender. Interest on such Term Loans accrued through the Affiliate Purchaser Effective Date shall be paid to the Lender that has assigned such Term Loans on the Affiliate Purchaser Effective Date.

(vi) The provisions of this Section 11.6(h) shall not require any Affiliate Purchaser to offer to purchase any Term Loans.

11.7. Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or as provided in Section 4.2(f), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. The Borrower, each Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14. Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations, and the Administrative Agent shall take any such action requested by the Borrower in a timely manner, (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) or (c) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than obligations under or in respect of Hedge Agreements and other contingent Obligations) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), the Commitments have been terminated and no Letters of Credit shall be outstanding and, except as otherwise agreed by the affected Qualified Counterparties, the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid in full or secured by a collateral arrangement satisfactory to the Qualified Counterparty in its reasonable discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Upon notice from the Borrower to the Administrative Agent that a Subsidiary Guarantor shall be considered an Immaterial Subsidiary and be released from its obligations hereunder, the Collateral related to such Subsidiary Guarantor shall be automatically released from the Liens created by the Security Documents, such Subsidiary Guarantor shall be automatically released from its guarantee obligations under the Loan Documents, and such Subsidiary Guarantor shall automatically cease to be a Loan Party. In connection with any release pursuant to this clause (c), the Administrative Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release.

(d) Upon notice from the Borrower to the Administrative Agent that a Discretionary Guarantor shall be released from its obligations hereunder, the Collateral related to such Discretionary Guarantor shall be automatically released from the Liens created by the Security Documents, such Discretionary Guarantor shall be automatically released from its guarantee obligations under the Loan Documents, and such Discretionary Guarantor shall automatically cease to be a Loan Party; provided that at the time of any such release and after giving effect to such release, the Fair Market Value of the Investments (determined in accordance with Section 8.6(b)) in, and Indebtedness of, such Discretionary Guarantor would be permitted under this Agreement. In connection with any release pursuant to this clause (d), the Administrative Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release.

11.15. Confidentiality. Each Lender shall hold all non public information regarding Superholdings and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.15) on a need to know basis, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Group Members received by it from any of the Agents or any Lender, (iv) disclosure necessary in connection with the defense of any action, suit or investigation brought against a Lender, provided, that such Lender shall make reasonable efforts to provide the Borrower with notice of such disclosure request so that the Borrower may seek a protective order or other appropriate remedy, and (v) disclosures required or requested by any governmental or regulatory agency or representative thereof, and self-regulatory organization or representative thereof, or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof or any self-

regulatory organization or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information. Each Agent and Lender acknowledges that the information received from any Loan Party or any Affiliate thereof relating to any Loan Party or any Affiliate thereof or their respective businesses, other than any such information that is available to such Agent or Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Affiliate thereof, may include material non-public information concerning the Loan Parties or an Affiliate of the Loan Parties, as the case may be.

11.16. Auction-Related Confidentiality Provisions. If Superholdings or any of its Affiliates (“Applicant”) holds a disclosable interest of 10% or greater in any entity which has submitted an application to participate in an auction conducted by the FCC, the Borrower shall promptly notify the Administrative Agent of such application, and each Lender and each Agent acknowledge and agree that Applicant will be subject to 47 C.F.R § 1.2105(c), the Anti-Collusion rule of the FCC (the “Anti-Collusion Rule”). In order to avoid any possible violation of the Anti-Collusion Rule, each Lender and each Agent agree that during the time the Anti-Collusion Rule shall apply, they shall not (a) discuss with, or disclose in any manner to, any representative of Applicant any Bidding Information (as hereinafter defined) pertaining to any other applicant in such auction if such information comes to the attention of such Lender or Agent; (b) discuss with, or disclose in any manner to, any representative of another auction applicant Bidding Information (as hereinafter defined) pertaining to Applicant in such auction if such information comes to the attention of such Lender or such Agent. For purposes of this Agreement, the term “Bidding Information” encompasses information pertaining to the markets in which an auction applicant is eligible to bid, the bidding eligibility and/or financial resources that an auction applicant has at any particular point in time, the substance of the applicant’s bids or bidding strategy, information with respect to any settlement discussions or settlement agreement pertaining to the licenses and applicants involved in an auction, information with respect to the post-auction market structure involving the licenses being auctioned in an auction and any other information that could reasonable be expected to affect an applicant’s bids or bidding strategy in, or to undermine the integrity of, an auction.

11.17. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18. Delivery of Addenda, Joinder Agreements and 2011 Amendment Agreement. Each Lender, by delivering to the Administrative Agent an Addendum, such Lender’s consent to the 2011 Amendment Agreement or a Joinder Agreement, duly executed by such Lender and funding its Term Loans and/or Revolving Loans on the Closing Date, the Original Restatement Date or the 2011 Restatement Date, or by funding any Incremental Term Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders, Majority Facility Lenders or any group of Lenders or all Lenders, as applicable, on the Closing Date, the Original Restatement Date, the 2010 Restatement Date, the 2011 Restatement Date or the date of such funding, as applicable.

11.19. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.20. Certain Regulatory Requirements. Any provision herein or in any other Loan Document to the contrary notwithstanding, no Agent or Lender will take any action pursuant to this Agreement, the Guarantee and Collateral Agreement, or any other agreement between any Loan Party and such Agent or Lender that would constitute or result in any de facto or de jure assignment of an FCC license or transfer of control of any Loan Party, if such assignment of license or transfer of control would require under then existing law (including the written rules and regulations promulgated by, and published policies of, the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.

11.21. Preservation of Priority. It is the intention of each of the parties hereto that the 2010 Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the 2010 Credit Agreement and that all Indebtedness and Obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents shall be secured by the liens evidenced under the Loan Documents and that this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the 2010 Credit Agreement (or serve to terminate Sections 4.11, 10.7 and 11.5 of the 2010 Credit Agreement or any of Borrower’s obligations thereunder with respect to the Lenders under the 2010 Credit Agreement). The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the 2010 Credit Agreement made under and in accordance with the terms of Section 11.1 of the 2010 Credit Agreement. In addition, unless specifically amended hereby, each of the Loan Documents shall continue in full force and effect without change. This Agreement restates and replaces, in its entirety, the 2010 Credit Agreement; from and after the 2011 Restatement Date, any reference in any of the other Loan Documents to the “Credit Agreement” shall be deemed to refer to this Agreement.

[Signature Pages to 2011 Amendment Agreement to Evidence Execution Hereof]

Annex A

PRICING GRID FOR REVOLVING LOANS, SWINGLINE LOANS AND COMMITMENT FEES

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	2.750%	1.500%	0.500%
II	2.500%	1.250%	0.375%
III	2.250%	1.000%	0.250%

The Applicable Margin for Revolving Loans, Swingline Loans and the Commitment Fee Rate shall be adjusted, based on changes in the Consolidated Senior Secured Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Revolving Loans, Swingline Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Senior Secured Leverage Ratio for the relevant period is greater than 2.00 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Senior Secured Leverage Ratio for the relevant period is less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Senior Secured Leverage Ratio for the relevant period is less than or equal to 1.50 to 1.00.

DISCLOSURE SCHEDULE TO THE

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 17, 2011

among

METROPCS WIRELESS, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Thereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

WELLS FARGO BANK, N.A.,

as Syndication Agent, and

J.P. MORGAN SECURITIES LLC and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Joint Book-Running Managers

This Disclosure Schedule is delivered by MetroPCS Wireless, Inc. (the “Borrower”) simultaneously with the approval of the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC., as joint lead arranger and joint book- running managers, Wells Fargo Bank, N.A., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Credit Agreement.

1

SCHEDULE 1.1A

EXISTING LIENS

1.	Uniform Commercial Code Filings.

ENTITY	JURISDICTION (State Level)	SECURED PARTY	FINANCING STATEMENT NUMBER	FILING DATE	COLLATERAL
MetroPCS Wireless, Inc.	Delaware	Lucent Technologies Inc.	11220768	09/24/01 as amended 9/19/06 as continued 9/19/06	Telecommunications products and related materials supplied by Lucent

MetroPCS Wireless, Inc.	Delaware	U.S. Bancorp	92654397	8/18/09	Equipment – C451 A00K010017140

MetroPCS Wireless, Inc.	Delaware	U.S. Bancorp	92654405	8/18/09	Equipment – C253 A02E011014264

MetroPCS Wireless, Inc.	Delaware	U.S. Bancorp	00188106	01/19/10	Equipment – C452 A0P2011001958

MetroPCS Michigan, Inc.	Delaware	U.S. Bancorp	01096019	03/30/10	Equipment – 1 E3500 CCA819518BW; 1 E3500 CCA819518Color

2.	Certain Liens securing Capital Leases described in Schedule 8.2(f) attached hereto.

1.1A-1

SCHEDULE 3.7

EXISTING LETTERS OF CREDIT

None

3.7-1

SCHEDULE 5.3

GOVERNMENTAL REQUIREMENTS

None

5.3-1

SCHEDULE 5.4

CONSENTS, AUTHORIZATIONS, FILINGS AND NOTICES

None

5.4-1

SCHEDULE 5.8

TITLE; LIENS

None, however, certain litigation claims disclosed under Section 5.6 of the Credit Agreement may result in a claim against title to certain Properties.

5.8-1

SCHEDULE 5.9

INTELLECTUAL PROPERTY

None; however, certain Group Members may be found to have put certain Intellectual Property to infringing uses depending on the outcome of certain litigation disclosed under Section 5.6 of the Credit Agreement.

5.9-1

SCHEDULE 5.15

SUBSIDIARIES OF METROPCS, INC.

Entity	Jurisdiction of Organization
MetroPCS Wireless, Inc.	Delaware
MetroPCS AWS, LLC	Delaware
MetroPCS California, LLC	Delaware
MetroPCS Florida, LLC	Delaware
MetroPCS Georgia, LLC	Delaware
MetroPCS Massachusetts, LLC	Delaware
MetroPCS Michigan, Inc.	Delaware
MetroPCS Networks, LLC	Delaware
MetroPCS Networks California, LLC	Delaware
MetroPCS Networks Florida, LLC	Delaware
MetroPCS Nevada, LLC	Delaware
MetroPCS New York, LLC	Delaware
MetroPCS Pennsylvania, LLC	Delaware
MetroPCS Texas, LLC	Delaware
MetroPCS 700 MHz, LLC	Delaware

5.15-1

SCHEDULE 5.19(a)

UCC FILING JURISDICTIONS

Entity/Debtor	Office
MetroPCS Wireless, Inc.	Secretary of State-Delaware
MetroPCS AWS, LLC	Secretary of State-Delaware
MetroPCS California, LLC	Secretary of State-Delaware
MetroPCS Florida, LLC	Secretary of State-Delaware
MetroPCS Georgia, LLC	Secretary of State-Delaware
MetroPCS Massachusetts, LLC	Secretary of State-Delaware
MetroPCS Michigan, Inc.	Secretary of State-Delaware
MetroPCS Networks, LLC	Secretary of State-Delaware
MetroPCS Networks California, LLC	Secretary of State-Delaware
MetroPCS Networks Florida, LLC	Secretary of State-Delaware
MetroPCS Nevada, LLC	Secretary of State-Delaware
MetroPCS New York, LLC	Secretary of State-Delaware
MetroPCS Pennsylvania, LLC	Secretary of State-Delaware
MetroPCS Texas, LLC	Secretary of State-Delaware
MetroPCS 700 MHz, LLC	Secretary of State-Delaware

5.19(a)-1

SCHEDULE 5.19(b)

MORTGAGE FILING JURISDICTIONS

None

5.19(b)-1

SCHEDULE 8.2(f)

EXISTING INDEBTEDNESS

Senior Notes

Notes	Indenture	Amount
7 7/8% Senior Notes Due 2018	Dated as of September 21, 2010	$1,000,000,000.
6 5/8% Senior Notes Due 2020	Dated as of November 17, 2010	$1,000,000,000.

Capital Leases

Agreement	Aggregate Cap Lease Amount
Network Orders, Network License Agreements, and Purchase Orders Issued under the Master Network Provisioning & Services Agreement and the Master Pricing & Volume Discount Agreement between ExteNet Systems, Inc. and Borrower	$33,556,785
Network Orders and Purchase Orders Issued under the Amended and Restated Master RF Transport and Lease Agreement and Amendment To Master Network Order between NextG Networks, Inc, Borrower and Royal Street Communications, LLC. (NKA MetroPCS Networks, LLC)	$228,289,020

8.2(f)-1

EXHIBIT A

FORM OF REAFFIRMATION AGREEMENT

REAFFIRMATION AGREEMENT dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among MetroPCS Communications, Inc., a Delaware corporation (“Superholdings”), MetroPCS, Inc., a Delaware corporation (“Holdings”), MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors identified on the signature pages hereto (Superholdings, Holdings, the Borrower and the Subsidiary Guarantors, collectively, the “Reaffirming Parties”) and JPMorgan Chase Bank, N.A., as Administrative Agent (as defined below).

WHEREAS, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), J.P. Morgan Securities LLC and Wells Fargo Securities, LLC as joint lead arrangers and joint book-running managers, JPMorgan Chase Bank, N.A. as administrative agent (in such capacity, the “Administrative Agent”), and Wells Fargo Bank, N.A. as syndication agent, have entered into that certain Amendment and Restatement Agreement on the date hereof (the “2011 Amendment Agreement”), and agreed to, among other things, amend and restate the Second Amended and Restated Credit Agreement, dated as of July 16, 2010 (the “2010 Credit Agreement”), in its entirety to be in the form of that certain Third Amended and Restated Credit Agreement dated as of the date hereof (the “2011 Credit Agreement”), which is attached to the 2011 Amendment Agreement;

WHEREAS, on or prior to the date hereof, the Required Lenders under the 2010 Credit Agreement approved the 2011 Credit Agreement on behalf of all Lenders by executing the 2011 Amendment Agreement.

WHEREAS, each of the Reaffirming Parties is party to one or more of the Loan Documents (such term and each other capitalized term used but not defined herein having the meaning assigned to such terms in the 2011 Credit Agreement);

WHEREAS, each Reaffirming Party expects to realize, or has realized, substantial direct and indirect benefits as a result of the 2011 Credit Agreement becoming effective and the consummation of the transactions contemplated thereby; and

WHEREAS, the execution and delivery of this Agreement is a condition precedent to the effectiveness of the 2011 Credit Agreement and the consummation of the transactions contemplated thereby;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

EXHIBIT A-1

ARTICLE I

Reaffirmation

SECTION 1.01. Reaffirmation. Each of the Reaffirming Parties hereby consents to the 2011 Credit Agreement and the transactions contemplated thereby and hereby confirms its respective guarantees, pledges, grants of security interests and other obligations, as applicable, under and subject to the terms of each of the Loan Documents to which it is party (including the Guarantee and Collateral Agreement, as amended by the 2011 Amendment Agreement), and agrees that, notwithstanding the effectiveness of the 2011 Credit Agreement, such guarantees, pledges, grants of security interests and other obligations, and the terms of each of the Loan Documents to which it is a party, are not impaired or affected in any manner whatsoever and shall continue to be in full force and effect and shall also secure all Obligations as amended, reaffirmed and increased pursuant to the 2011 Credit Agreement. Each of the Reaffirming Parties acknowledges that (i) the Lenders providing Tranche B-3 Term Loans on the date hereof are “Lenders” and “Secured Parties” for all purposes under the Loan Documents, (ii) the Lenders providing Revolving Commitments on the date hereof are “Lenders” and “Secured Parties” for all purposes under the Loan Documents and (iii) the Obligations under the 2011 Credit Agreement are “Guarantor Obligations” and “Borrower Obligations,” as applicable, under the Loan Documents.

ARTICLE II

Miscellaneous

SECTION 2.01. Notices. All notices hereunder shall be given in accordance with Section 11.2 of the 2011 Credit Agreement; provided, however, that for this purpose, the address of each Reaffirming Party shall be the one specified for the Borrower under the 2011 Credit Agreement.

SECTION 2.02. Loan Document. This Agreement is a Loan Document executed pursuant to the 2011 Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 2.03. Effectiveness; Counterparts. This Agreement shall become effective on the date when (i) copies hereof which, when taken together, bear the signatures of each of the Reaffirming Parties set forth on the signature pages hereto and the Administrative Agent shall have been received by the Administrative Agent (or its counsel) and (ii) the 2011 Credit Agreement has become effective in accordance with its terms. This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by duly authorized representatives of each of the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including by pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 2.04. No Novation. This Agreement shall not extinguish the obligations for the payment of money outstanding under the 2010 Credit Agreement or discharge or release the priority of any Loan Document or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the 2010 Credit Agreement or instruments securing the same, which shall remain in full force and effect, except

EXHIBIT A-2

to any extent modified by instruments executed concurrently herewith. Nothing in this Agreement shall be construed as a release or other discharge of the Borrower or any other Loan Party under any Loan Document from any of its obligations and liabilities under the 2010 Credit Agreement or the other Loan Documents.

SECTION 2.05. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 2.06. No Amendments. No amendments to any Loan Document are intended by this Agreement.

[Signature Pages follow]

EXHIBIT A-3

IN WITNESS WHEREOF, each Reaffirming Party and the Administrative Agent, for the benefit of the Secured Parties, have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

METROPCS COMMUNICATIONS, INC.
METROPCS, INC.
METROPCS WIRELESS, INC.
METROPCS GEORGIA, LLC
METROPCS CALIFORNIA, LLC
METROPCS MICHIGAN, INC.
METROPCS 700 MHZ, LLC
METROPCS TEXAS, LLC
METROPCS FLORIDA, LLC
METROPCS AWS, LLC
METROPCS MASSACHUSETTS, LLC
METROPCS NEVADA, LLC
METROPCS NEW YORK, LLC
METROPCS PENNSYLVANIA, LLC
METROPCS NETWORKS, LLC
METROPCS NETWORKS CALIFORNIA, LLC
METROPCS NETWORKS FLORIDA, LLC

By:
Name:	Roger D. Linquist
Title:	President and Chief Executive Officer

EXHIBIT A-4

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:

Name:
Title:

EXHIBIT A-5

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 7.2(a) of the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting Executive Vice President and Chief Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Superholdings and its Consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. [Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 8.18 of the Credit Agreement][During the last Fiscal Quarter of the accounting period covered by the Financial Statements, there were no Revolving Credit Extensions ouststanding (excluding any outstanding Letters of Credit that have been cash collateralized in a manner satisfactory to the Administrative Agent)].

5. [No change] [Except as otherwise disclosed to the Administrative Agent or as otherwise disclosed in the audited consolidated financial statements of Superholdings, no change] [The following change] in GAAP or in the application thereof has occurred since Superholdings’ and its Consolidated Subsidiaries’ audited consolidated financial statements for the year ended December 31, 2005. [The effect of such change on the Financial Statements is set forth below.]

6. The amount of any New Market Losses added back to Consolidated Adjusted EBITDA in connection with any covenant calculation set forth in Section 8.2 or 8.18 of the Credit Agreement is in accordance with the definition of New Market Losses in the Credit Agreement.

IN WITNESS WHEREOF, I execute this Compliance Certificate in my capacity as Executive Vice President and Chief Financial Officer of the Borrower and not in my individual capacity as of this      day of         , 201    .

METROPCS WIRELESS, INC.

By:

Name:

Title: Executive Vice President and Chief Financial Officer

EXHIBIT B-1

Attachment 1 to Exhibit B

Financial Statements

See attached.

EXHIBIT B-2

Attachment 2 to Exhibit B

The information described herein is as of             , 20    ,

and pertains to the period from             , 20     to             , 20    .

1.	Consolidated Senior Secured Leverage Ratio (Section 8.18)
The ratio of
	(i) Consolidated Senior Secured Indebtedness of the Borrower on such date:	$
To
	(ii) Consolidated Adjusted EBITDA for the four most recent full Fiscal Quarters for which internal financial statements are available, determined on a Pro Forma Basis:	$
Ratio (i)/(ii):
(must not be greater than 4.0:1.0)

EXHIBIT B-3

EXHIBIT C

FORM OF RESTATEMENT DATE CERTIFICATE

Pursuant to subsection 6.1(b) of the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [Authorized Officer] of the Borrower hereby certifies, in his capacity as [Authorized Officer] and not in his individual capacity, on behalf of the Borrower as follows:

1. Each of the representations and warranties made by the Borrower in the Loan Documents to which it is a party is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. Nothing has come to my attention, after due inquiry, to cause me to believe that any of the reports, financial statements, certificates or other written information furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of the Credit Agreement or any other Loan Document or delivered under the Credit Agreement or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided, that with respect to financial statements other than projected financial information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Superholdings as of the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.

3. No Default or Event of Default has occurred and is continuing as of the date hereof.

4. The conditions precedent set forth in Sections 6.1 of the Credit Agreement have been or will be satisfied as of the 2011 Restatement Date except as set forth on Schedule I hereto.

EXHIBIT C-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name, in his capacity as [            ] of the Borrower and not in his individual capacity, as of the date set forth below.

Name: Title: [Authorized Officer]

Date:

EXHIBIT C-2

Schedule I to Exhibit C

Waived Conditions Precedent

[Describe any conditions precedent waived on

Restatement Date and terms of any waiver]

EXHIBIT C-3

EXHIBIT D

FORM OF MORTGAGE

[Provided under a separate cover]

EXHIBIT D-1

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

3. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to

EXHIBIT E-1

exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 4.10(e) of the Credit Agreement; and (f) represents and warrants that it is an Eligible Assignee.

5. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date; provided, that in accordance with Section 11.6(h)(iv), if the Assignee hereto is an Affiliate Purchaser, no interest shall accrue from and after the Affiliate Purchaser Effective Date.

7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

EXHIBIT E-2

Schedule 1

to Assignment and Assumption

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned[1]
	$	. %

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

EXHIBIT E-3

Accepted:	Consented To:
JPMORGAN CHASE BANK, N.A., as Administrative Agent	[METROPCS WIRELESS, INC.

By: __________________________________	By: __________________________________
Name:	Name:
Title:	Title:]

[JPMORGAN CHASE BANK, N.A., as Administrative Agent

By: __________________________________
Name:
Title:]

EXHIBIT E-4

EXHIBIT F

FORM OF LEGAL OPINION OF

BAKER BOTTS L.L.P.

See execution version.

EXHIBIT F-1

EXHIBIT G-1

FORM OF TRANCHE B-1 TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, the undersigned, MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to             (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                     DOLLARS ($        ), or, if less, (b) the unpaid principal amount of the Tranche B-1 Term Loan of the Lender outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in Dollars at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

EXHIBIT G-1-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

METROPCS WIRELESS, INC.

By:
Name:
Title:

EXHIBIT G-1-2

Schedule A to Tranche B-1 Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

EXHIBIT G-1-3

Schedule B to Tranche B-1 Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G-1-4

EXHIBIT G-2

FORM OF TRANCHE B-2 TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, the undersigned, MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to             (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                      DOLLARS ($        ), or, if less, (b) the unpaid principal amount of the Tranche B-2 Term Loan of the Lender outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in Dollars at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

EXHIBIT G-2-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

METROPCS WIRELESS, INC.

By:

Name:
Title:

EXHIBIT G-3-2

Schedule A to Tranche B-2 Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

EXHIBIT G-2-3

Schedule B to Tranche B-2 Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G-2-4

EXHIBIT G-3

FORM OF TRANCHE B-3 TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 201

FOR VALUE RECEIVED, the undersigned, MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to                      (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                      DOLLARS ($        ), or, if less, (b) the unpaid principal amount of the Tranche B-2 Term Loan of the Lender outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in Dollars at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

EXHIBIT G-3-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

METROPCS WIRELESS, INC.

By:

Name:
Title:

EXHIBIT G-3-2

Schedule A to Tranche B-3 Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

EXHIBIT G-3-3

Schedule B to Tranche B-3 Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G-3-4

EXHIBIT G-4

FORM OF REVOLVING CREDIT NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 201

FOR VALUE RECEIVED, the undersigned, MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to             (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date, the principal amount of (a)             DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement. The Borrower further agrees to pay interest in Dollars at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement, dated as March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

EXHIBIT G-4-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

METROPCS WIRELESS, INC.

By:

Name:
Title:

EXHIBIT G-4-2

Schedule A to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

EXHIBIT G-4-3

Schedule B to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G-4-4

EXHIBIT G-5

FORM OF SWINGLINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York , 201

FOR VALUE RECEIVED, the undersigned, MetroPCS Wireless, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to             (the “Swingline Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Revolving Termination Date, the principal amount of (a)             DOLLARS ($        ), or, if less, (b) the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to Section 3.3 of the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in Dollars at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book-running managers, Wells Fargo Bank, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

EXHIBIT G-5-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

METROPCS WIRELESS, INC.

By:

Name:
Title:

EXHIBIT G-5-2

Schedule A to Swingline Note

LOANS AND REPAYMENTS OF SWINGLINE LOANS

Date	Amount of Base Rate Loans	Amount of Principal of Swingline Loans Repaid	Unpaid Principal Balance of Swingline Loans	Notation Made By

EXHIBIT G-5-3

EXHIBIT H

[RESERVED]

EXHIBIT H-1

EXHIBIT I

[RESERVED]

EXHIBIT I-1

EXHIBIT J-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement dated as of March 17, 2011, among MetroPCS Wireless, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents and parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(e)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:

Name:
Title:

Date:	, 20

EXHIBIT J-1

EXHIBIT J-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement dated as of March 17, 2011, among MetroPCS Wireless, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents and parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or any of its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-BBEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF LENDER]

By:

Name:

Title:
Date: , 20

EXHIBIT J-2

EXHIBIT J-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement dated as of March 17, 2011, among MetroPCS Wireless, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents and parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B)) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20

EXHIBIT J-3

EXHIBIT J-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement dated as of March 17, 2011, among MetroPCS Wireless, Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents and parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 88 1(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881 (c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or any of its partners/members conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20

EXHIBIT J-4

EXHIBIT K

FORM OF

SECRETARY’S CERTIFICATE

MetroPCS Communications, Inc.

MetroPCS, Inc.,

MetroPCS Wireless, Inc.

and

Each of the Subsidiary Guarantors Listed on Schedule I Hereto

March     , 2011

The undersigned, Mark A. Stachiw, Executive Vice President, General Counsel and Secretary of (a) MetroPCS Communications, Inc., a Delaware corporation (“Superholdings”), (b) MetroPCS, Inc., a Delaware corporation (“MetroPCS”), (c) MetroPCS Wireless, Inc., a Delaware corporation (“Wireless”), and (d) each of the entities listed on Schedule I hereto (the “Subsidiary Guarantors”; and collectively with Superholdings, MetroPCS and Wireless, the “Companies”), hereby certifies, in his capacity as Secretary of the Companies and not in his individual capacity or as an attorney, as follows on behalf of each of the Companies in connection with the execution and delivery of, and the consummation of the Transactions contemplated by that certain Third Amended and Restated Credit Agreement, dated as of March     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), among Wireless, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents and arrangers party thereto:

1. Attached hereto as Exhibit A-1 is a true, complete and correct copy of (a) a certificate of good standing of Superholdings, as certified by the Secretary of State of the State of Delaware as of the date given on such certificate, and (b) the certificate of incorporation of Superholdings, certified by the Secretary of State of the State of Delaware, which was and is in full force and effect on the date of adoption of the resolutions attached hereto as Exhibit C-1 and at all subsequent times through and including the date hereof. Other than as disclosed to the Administrative Agent, the Board of Directors and the stockholders of Superholdings have not approved any pending amendment or other modification to such certificate of incorporation. No proceedings have been taken or are pending regarding the possible merger, consolidation, sale of substantially all assets and business, dissolution or liquidation of Superholdings or threatening its existence.

2. Attached hereto as Exhibit A-2 is a true, complete and correct copy of (a) a certificate of good standing of MetroPCS, as certified by the Secretary of State of the State of Delaware as of the date given on such certificate, and (b) the certificate of incorporation of MetroPCS, certified by the Secretary of State of the State of Delaware, which was and is in full force and effect on the date of adoption of the resolutions attached hereto as Exhibit C-2 and at all subsequent times through and including the date hereof. Other than as disclosed to the Administrative Agent, the Board of Directors and the stockholders of MetroPCS have not approved any pending amendment or other modification to such certificate of incorporation. No proceedings have been taken or are pending regarding the possible merger, consolidation, sale of substantially all assets and business, dissolution or liquidation of MetroPCS or threatening its existence.

3. Attached hereto as Exhibit A-3 is a true, complete and correct copy of (a) a certificate of good standing of Wireless, as certified by the Secretary of State of the State of Delaware as of the date given on such certificate, and (b) the certificate of incorporation of Wireless, certified by the Secretary of State of the State of Delaware, which was and is in full force and effect on the date of adoption of the resolutions attached hereto as Exhibit C-3 and at all subsequent times through and including the date

EXHIBIT K-1

hereof. Other than as disclosed to Administrative Agent, the Board of Directors and the stockholders of Wireless have not approved any pending amendment or other modification to such certificate of incorporation. No proceedings have been taken or are pending regarding the possible merger, consolidation, sale of substantially all assets and business, dissolution or liquidation of Wireless or threatening its existence.

4. Attached hereto as Exhibit A-4 is a true, complete and correct copy of (a) a certificate of good standing of each of the Subsidiary Guarantors that is a corporation (each a “Corporate Guarantor”), as certified by the Secretary of State of the State of Delaware as of the date given on each such certificate, and (b) the certificate of incorporation of each Corporate Guarantor, certified by the Secretary of State of the State of Delaware, which was and is in full force and effect on the date of adoption of the resolutions attached hereto as Exhibit C-4 and at all subsequent times through and including the date hereof. Other than as disclosed to the Administrative Agent, the Board of Directors and the stockholders of each Corporate Guarantor have not approved any pending amendment or other modification to such Corporate Guarantor’s certificate of incorporation. No proceedings have been taken or are pending regarding the possible merger, consolidation, sale of substantially all assets and business, dissolution or liquidation of any Corporate Guarantor or threatening its existence.

5. Attached hereto as Exhibit A-5 is a true, complete and correct copy of (a) a certificate of good standing of each of the Subsidiary Guarantors that is a limited liability company (each an “LLC Guarantor”), as certified by the Secretary of State of the State of Delaware as of the date given on each such certificate, and (b) the certificate of formation of each LLC Guarantor, certified by the Secretary of State of the State of Delaware, which was and is in full force and effect on the date of adoption of the resolutions attached hereto as Exhibit C-5 and at all subsequent times through and including the date hereof. Other than as disclosed to the Administrative Agent, the management committee and the members of each LLC Guarantor have not approved any pending amendment or other modification to such LLC Guarantor’s certificate of formation. No proceedings have been taken or are pending regarding the possible merger, consolidation, sale of substantially all assets and business, dissolution or liquidation of any LLC Guarantor or threatening its existence.

6. Attached hereto as Exhibit B-1 is a true, complete and correct copy of the bylaws of Superholdings in effect on the date of adoption of the resolutions attached hereto as Exhibit C-1 and at all subsequent times through and including the date hereof.

7. Attached hereto as Exhibit B-2 is a true, complete and correct copy of the bylaws of MetroPCS in effect on the date of adoption of the resolutions attached hereto as Exhibit C-2 and at all subsequent times through and including the date hereof.

8. Attached hereto as Exhibit B-3 is a true, complete and correct copy of the bylaws of Wireless in effect on the date of adoption of the resolutions attached hereto as Exhibit C-3 and at all subsequent times through and including the date hereof.

9. Attached hereto as Exhibit B-4 is a true, complete and correct copy of the bylaws of each Corporate Guarantor in effect on the date of adoption of the resolutions attached hereto as Exhibit C-4 and at all subsequent times through and including the date hereof.

10. Attached hereto as Exhibit B-5 is a true, complete and correct copy of the limited liability company agreement of each LLC Guarantor in effect on the date of adoption of the resolutions attached hereto as Exhibit C-5 and at all subsequent times through and including the date hereof.

11. Attached hereto as Exhibit C-1 are true and correct copies of certain resolutions adopted by the Board of Directors of Superholdings pertaining to the Credit Agreement, the 2011 Amendment Agreement and the Reaffirmation Agreement (the “Superholdings Current Resolutions”), and Superholdings has previously delivered to the Existing Agent additional resolutions adopted by the Board

EXHIBIT K-2

of Directors of Superholdings pertaining to the Loan Documents (the “Superholdings Prior Resolutions”); the Superholdings Current Resolutions and the Superholdings Prior Resolutions have not in any way been amended, supplemented, modified, revoked or rescinded and remain in full force and effect as of the date hereof (except as such Superholdings Prior Resolutions may have been amended, supplemented or modified by the Superholdings Prior Resolutions and the Superholdings Current Resolutions); the Superholdings Prior Resolutions and the Superholdings Current Resolutions, collectively, are the only resolutions of Superholdings now in force relating to the foregoing.

12. Attached hereto as Exhibit C-2 are true and correct copies of resolutions adopted by the Board of Directors of MetroPCS pertaining to the Credit Agreement, the 2011 Amendment Agreement and the Reaffirmation Agreement (the “MetroPCS Current Resolutions”), and MetroPCS has previously delivered to the Existing Agent additional resolutions adopted by the Board of Directors of MetroPCS pertaining to the Loan Documents (the “MetroPCS Prior Resolutions”); the MetroPCS Current Resolutions and the MetroPCS Prior Resolutions have not in any way been amended, supplemented, modified, revoked or rescinded and remain in full force and effect as of the date hereof (except as such MetroPCS Prior Resolutions may have been amended, supplemented or modified by the MetroPCS Prior Resolutions and the MetroPCS Current Resolutions); the MetroPCS Prior Resolutions and the MetroPCS Current Resolutions, collectively, are the only resolutions of MetroPCS now in force relating to the foregoing.

13. Attached hereto as Exhibit C-3 are true and correct copies of resolutions adopted by the Board of Directors of Wireless pertaining to the Credit Agreement, the 2011 Amendment Agreement and the Reaffirmation Agreement (the “Wireless Current Resolutions”), and Wireless has previously delivered to the Existing Agent additional resolutions adopted by the Board of Directors of Wireless pertaining to the Loan Documents (the “Wireless Prior Resolutions”); the Wireless Current Resolutions and the Wireless Prior Resolutions have not in any way been amended, supplemented, modified, revoked or rescinded and remain in full force and effect as of the date hereof (except as such Wireless Prior Resolutions may have been amended, supplemented or modified by the Wireless Prior Resolutions and the Wireless Current Resolutions); the Wireless Prior Resolutions and the Wireless Current Resolutions, collectively, are the only resolutions of Wireless now in force relating to the foregoing.

14. Attached hereto as Exhibit C-4 are true and correct copies of resolutions adopted by the Board of Directors of each Corporate Guarantor pertaining to the Credit Agreement, the 2011 Amendment Agreement and the Reaffirmation Agreement (as to each, the “Corporate Guarantor Current Resolutions”), and each Corporate Guarantor has previously delivered to the Existing Agent additional resolutions adopted by the Board of Directors of each Corporate Guarantor pertaining to the Loan Documents (as to each, the “Corporate Guarantor Prior Resolutions”); the Corporate Guarantor Current Resolutions and the Corporate Guarantor Prior Resolutions have not in any way been amended, supplemented, modified, revoked or rescinded and remain in full force and effect as of the date hereof (except as such Corporate Guarantor Prior Resolutions may have been amended, supplemented or modified by the Corporate Guarantor Prior Resolutions and the Corporate Guarantor Current Resolutions); the Corporate Guarantor Prior Resolutions and the Corporate Guarantor Current Resolutions, collectively, are the only resolutions of each Corporate Guarantor now in force relating to the foregoing.

15. Attached hereto as Exhibit C-5 are true and correct copies of resolutions adopted by the management committee or the members of each LLC Guarantor pertaining to the Credit Agreement, the 2011 Amendment Agreement and the Reaffirmation Agreement (as to each, the “LLC Guarantor Current Resolutions”), and each LLC Guarantor has previously delivered to the Existing Agent additional resolutions adopted by the management committee, manager or the members of each LLC Guarantor pertaining to the Loan Documents (as to each, the “LLC Guarantor Prior Resolutions”); the LLC Guarantor Current Resolutions and the LLC Guarantor Prior Resolutions have not in any way been amended, supplemented, modified, revoked or rescinded and remain in full force and effect as of the date hereof (except as such LLC Guarantor Prior Resolutions may have been amended, supplemented or

EXHIBIT K-3

modified by the LLC Guarantor Prior Resolutions and the LLC Guarantor Current Resolutions); the LLC Guarantor Prior Resolutions and the LLC Guarantor Current Resolutions, collectively, are the only resolutions of each LLC Guarantor now in force relating to the foregoing.

16. Each officer of Superholdings, MetroPCS, Wireless and each Subsidiary Guarantor who signed (a) the 2011 Amendment Agreement, (b) the Reaffirmation Agreement and/or (c) any other instrument, agreement, certificate or document delivered in connection with the 2011 Amendment Agreement was duly authorized to execute and deliver such document on behalf of Superholdings, MetroPCS, Wireless and each Subsidiary Guarantor, and the signatures of such persons appearing on such documents are the genuine signatures of such persons. Each person listed on the attached Schedule II has been duly elected to, and now holds, the offices of Superholdings, MetroPCS, Wireless and each of the Subsidiary Guarantors appearing opposite his or her name and is currently serving in each such capacity, and the signature of each such person set forth opposite his or her name is his or her true and genuine signature.

17. The Administrative Agent is entitled to rely on this certificate in connection with the consummation of the transactions contemplated by the 2011 Amendment Agreement.

[Signature Page Follows]

EXHIBIT K-4

IN WITNESS WHEREOF, I have signed this certificate, in my capacity as Secretary of the Companies and not in my individual capacity or as an attorney, on behalf of each of the Companies as of this      day of March 2011.

Mark A. Stachiw

I, Roger D. Linquist, President and Chief Executive Officer of each of the Companies, do hereby certify that Mark A. Stachiw is on the date hereof the duly elected or appointed, qualified and acting Executive Vice President, General Counsel and Secretary of each of the Companies and that the signature set forth above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of March 2011.

Roger D. Linquist

EXHIBIT K-5

SCHEDULE I

SUBSIDIARY GUARANTORS

MetroPCS 700 MHz, LLC, a Delaware limited liability company

MetroPCS AWS, LLC, a Delaware limited liability company

MetroPCS California, LLC, a Delaware limited liability company

MetroPCS Florida, LLC, a Delaware limited liability company

MetroPCS Georgia, LLC, a Delaware limited liability company

MetroPCS Massachusetts, LLC, a Delaware limited liability company

MetroPCS Michigan, Inc., a Delaware corporation

MetroPCS Networks, LLC, a Delaware limited liability company

MetroPCS Networks California, LLC, a Delaware limited liability company

MetroPCS Networks Florida, LLC, a Delaware limited liability company

MetroPCS Nevada, LLC, a Delaware limited liability company

MetroPCS New York, LLC, a Delaware limited liability company

MetroPCS Pennsylvania, LLC, a Delaware limited liability company

MetroPCS Texas, LLC, a Delaware limited liability company

EXHIBIT K-6

SCHEDULE II

INCUMBENCY2

Name	Entity	Offices	Signature
Roger D. Linquist	Superholdings	President and Chief Executive Officer

	MetroPCS	President and Chief Executive Officer

	Wireless	President and Chief Executive Officer

	Each Subsidiary Guarantor	President and Chief Executive Officer

J. Braxton Carter	Superholdings	Executive Vice President and Chief Financial Officer

	MetroPCS	Executive Vice President and Chief Financial Officer

	Wireless	Executive Vice President and Chief Financial Officer

	Each Subsidiary Guarantor	Executive Vice President and Chief Financial Officer

[2]	Borrower to confirm, and consider adding additional signatories.

EXHIBIT K-7

EXHIBIT A-1

CERTIFICATE OF GOOD STANDING

AND

CERTIFICATE OF INCORPORATION

OF

METROPCS COMMUNICATIONS, INC.

EXHIBIT K-8

EXHIBIT A-2

CERTIFICATE OF GOOD STANDING

AND

CERTIFICATE OF INCORPORATION

OF

METROPCS, INC.

EXHIBIT K-9

EXHIBIT A-3

CERTIFICATE OF GOOD STANDING

AND

CERTIFICATE OF INCORPORATION

OF

METROPCS WIRELESS, INC.

EXHIBIT K-10

EXHIBIT A-4

CERTIFICATES OF GOOD STANDING

AND

CERTIFICATES OF INCORPORATION

OF

CORPORATE GUARANTORS

EXHIBIT K-11

EXHIBIT A-5

CERTIFICATES OF GOOD STANDING

AND

CERTIFICATES OF FORMATION

OF

LLC GUARANTORS

EXHIBIT K-12

EXHIBIT B-1

BYLAWS

OF

METROPCS COMMUNICATIONS, INC.

EXHIBIT K-13

EXHIBIT B-2

BYLAWS

OF

METROPCS, INC.

EXHIBIT K-14

EXHIBIT B-3

BYLAWS

OF

METROPCS WIRELESS, INC.

EXHIBIT K-15

EXHIBIT B-4

BYLAWS

OF

CORPORATE GUARANTORS

EXHIBIT K-16

EXHIBIT B-5

LIMITED LIABILITY COMPANY AGREEMENTS

OF

LLC GUARANTORS

EXHIBIT K-17

EXHIBIT C-1

RESOLUTIONS

OF

METROPCS COMMUNICATIONS, INC.

EXHIBIT K-18

EXHIBIT C-2

RESOLUTIONS

OF

METROPCS, INC.

EXHIBIT K-19

EXHIBIT C-3

RESOLUTIONS

OF

METROPCS WIRELESS, INC.

EXHIBIT K-20

EXHIBIT C-4

RESOLUTIONS

OF

CORPORATE GUARANTORS

EXHIBIT K-21

EXHIBIT C-5

RESOLUTIONS

OF

LLC GUARANTORS

EXHIBIT K-22

EXHIBIT L

Modified Dutch Auction Procedures

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 11.6(h) of the Credit Agreement, of which this Exhibit L is a part. It is not intended to be a definitive list of all of the terms and conditions of a modified Dutch auction and all such terms and conditions shall be set forth in the applicable Auction Procedures set for each Auction (the “Offer Documents”). Administrative Agent, the Auction Managers, any other Agent or any of their respective Affiliates may tender Return Bids and be a participating Lender on the same terms and conditions set forth in this Outline and the applicable Offer Document, and such participation may not be deemed a recommendation to any Lender to submit a Return Bid or to take part in this or any other offer. Capitalized terms not otherwise defined in this Outline have the meanings assigned to them in the Credit Agreement.

Summary. Any Affiliate Purchaser may conduct one or more Auctions in order to purchase Term Loans of all tranches or any individual tranche of Term Loans at its sole discretion. No Auction may be commenced for a tranche of Term Loans if any other Auction has been previously commenced for the same tranche of Term Loans and not yet completed, terminated or expired. Two separate Auctions for the same tranche of Term Loans may not be commenced on the same day.

Notice Procedures. In connection with each Auction, the Affiliate Purchaser will notify the applicable Auction Manager (for distribution to all Lenders) prior to 1:00 p.m. New York time on the date on which the Affiliate Purchaser proposes to commence such Auction of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal face amount of Term Loans the Affiliate Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 or an integral multiple of $500,000 in excess of thereof; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Affiliate Purchaser would be willing to purchase Term Loans in the Auction; (iii) the applicable tranche or tranches of Term Loans the Affiliate Purchaser is willing to purchase in the Auction; and (iv) the date on which the Auction will conclude, on which date Return Bids (defined below) will be due by 1:00 p.m. New York time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding ten (10) Business Days upon notice by the Affiliate Purchaser to the applicable Auction Manager not less than 24 hours before the original Expiration Time; provided, however, that only one extension per Auction shall be permitted. An Auction shall be regarded as a “Failed Auction” in the event that either (x) the Affiliate Purchaser withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Return Bids having been received. In the event of a Failed Auction, the Affiliate Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.

Reply Procedures. In connection with any Auction, each Lender holding Term Loans of the applicable tranche or tranches wishing to participate in such Auction shall, prior to the Expiration Time, provide the applicable Auction Manager with a notice of participation (the “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable tranche or tranches, in an amount not less than US$1,000,000 (or such lesser amount as shall constitute the aggregate amount of the

EXHIBIT L-1

Term Loans of such tranche of the assigning Lender), that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided, that Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the relevant tranche of Term Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the applicable Auction Manager, the Affiliate Purchaser Assignment Agreement in the form included in the Offer Document. The Affiliate Purchaser will not have any obligation to purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the applicable Auction Manager, such Auction Manager, in consultation with the Affiliate Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Affiliate Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Affiliate Purchaser has received Return Bids within the Discount Range). The Affiliate Purchaser shall purchase Term Loans from each Lender whose Return Bid contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All principal amounts of Term Loans included in Return Bids received at a Reply Price that is equal to or lower than the Applicable Threshold Price will be purchased at the applicable Reply Price up to the Applicable Threshold Price, subject to proration as described below.

Proration Procedures. All Term Loans of the relevant tranche offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualified Bids at or lower than the Applicable Threshold Price will be purchased at the applicable Reply Price up to the Auction Amount; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction at or lower than the Applicable Threshold Price would exceed the Auction Amount, then the Affiliate Purchaser shall purchase the Term Loans tendered by the Lenders below the Applicable Threshold Price first, and then to the extent of the remaining amounts under the Auction Amount, the Affiliate Purchaser will purchase the Term Loans tendered by the Lenders at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

Notification Procedures. The applicable Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks or such other electronic workspace reasonably acceptable to the Borrower) in accordance with such Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due. The applicable Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date onto each applicable Affiliate Purchaser Assignment Agreement received in connection with a Qualifying Bid. Upon request of the submitting Lender, the applicable Auction Manager will promptly return any Affiliate Purchaser Assignment Agreement received in connection with a Return Bid that is not a Qualifying Bid.

EXHIBIT L-2

Additional Procedures. Once initiated by an Auction Notice, the Affiliate Purchaser may withdraw an Auction only in the event that, as of such time, no Return Bid has been received by the applicable Auction Manager, provided that the Affiliate Purchaser’s obligation to purchase Term Loans from any Lender shall be conditioned on (i) such Lender making the representations and warranties set forth in the Affiliate Purchaser Assignment Agreement and (ii) there being no pending actions, suits or proceedings pending or threatened in writing that seek to enjoin such Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the applicable Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans by the Affiliate Purchaser required by the terms and conditions of Section 11.6(h) of the Credit Agreement are not met. The purchase price for each Affiliate Purchaser Loan Purchase shall be paid directly by the Affiliate Purchaser, in each case directly to the respective assigning Lender on a settlement date as determined by the applicable Auction Agent in consultation with the Borrower (which shall be no later than five (5) Business Days after the date Return Bids are due).

EXHIBIT L-3

Annex A to Exhibit L

AUCTION NOTICE

[Affiliate Purchaser Letterhead]

[Auction Manager]

Attention: [            ]

Fax No.: [            ]

Email: [            ]

    Re: Loan Auction

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended from time to time, the “Credit Agreement”), by and among MetroPCS Wireless, Inc., the lenders party thereto from time to time, JPMorgan Chase Bank, N.A, as administrative agent, and the other agents named therein. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

[NAME OF ASSIGNOR] (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[ ]

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of Term Loans.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures. The Auction shall be consummated in accordance with the Auction Procedures with each Return Bid due by 1:00 p.m. (New York time) on [                    ].

Very truly yours,

[NAME OF ASSIGNOR]

By:
Name:

EXHIBIT L-A-1

Annex B to Exhibit L

RETURN BID

[Auction Manager]

Attention: [            ]

Fax No.: [            ]

Email: [            ]

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended from time to time, the “Credit Agreement”), by and among MetroPCS Wireless, Inc., the lenders party thereto from time to time, JPMorgan Chase Bank, N.A, as administrative agent, and the other agents named therein. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid:1

Reply Price (price per $1,000)	Reply Amount
US$	US$
US$	US$
US$	US$

The purchase price of any Term Loans that are assigned pursuant to an Affiliate Purchaser Assignment Agreement is requested to be disbursed to the undersigned Lender’s account with              (Account No.                     ).

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Affiliate Purchaser Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours,

[Name of Lender]

By:
Name:
Title:

[1]	Lender may submit up to [three] component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Term Loans held by it.

EXHIBIT L-B-1

Annex C to Exhibit L to

Credit Agreement

AFFILIATE PURCHASER ASSIGNMENT AND ACCEPTANCE

This Affiliate Purchaser Assignment and Acceptance (the “Assignment”) is dated as of the Affiliate Purchaser Assignment Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [NAME OF ASSIGNOR] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Affiliate Purchaser Assignment Effective Date inserted by the Auction Manager as contemplated in the Auction Procedures, Assignor’s interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	METROPCS WIRELESS, INC.

4.	Administrative Agent:	JPMorgan Chase, N.A.

5.	Credit Agreement:

The Third Amended and Restated Credit Agreement, dated as of March 17, 2011 (as amended from time to time, the “Credit Agreement”), by and among MetroPCS Wireless, Inc., the lenders party thereto from time to time, JPMorgan Chase Bank, N.A, as administrative agent, and the other agents named therein.

6.	Assignor’s Interest under the Credit Agreement:

Facility	Aggregate Principal Face Amount of Term Loans of Assignor	Percentage of Term Loans of Assignor[1]
Tranche B-1 Term Loans	$	%
Tranche B-2 Term Loans	$	%
Tranche B-3 Term Loans	$	%

7.	Assigned Interest:

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder. To be completed by Assignor.

EXHIBIT L-C-1

List below the Term Loans to be assigned by Assignor to Assignee subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures.

Tranche	Reply Price with respect to Term Loans being tendered to Assignee (price per $1,000 principal amount)[2]	Reply Amount (principal face amount of Term Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[3]	Pro Rated Principal Face Amount of Term Loans Assigned[4]	Percentage Assigned of Term Loans[5]

	$	$	$	%

	$	$	$	%

	$	$	$	%

Affiliate Purchaser Assignment Effective Date:             , 20     [TO BE INSERTED BY AUCTION MANAGER AND WHICH SHALL BE THE AFFILIATE PURCHASER ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	To be completed by Assignor.
[3]	To be completed by Assignor. The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of Term Loans held by it.
[4]	To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.
[5]	To be completed by the Auction Manager to at least 9 decimals as a percentage of the Term Loans of all Lenders thereunder.

EXHIBIT L-C-2

8. Notice and Wire Instructions:

ASSIGNOR: [NAME OF ASSIGNOR]	ASSIGNEE: [NAME OF ASSIGNEE]
Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:
with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:

9. The Assignor acknowledges and agrees that (i) tenders of the Term Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (ii) validly tendered Term Loans will be deemed to have been accepted by the Assignee to the extent such Term Loans are part of a Qualifying Bid upon notification by the Auction Manager to the Assignor that such Term Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (iii) it does not have any withdrawal rights with respect to any tender of its Term Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the Term Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such Term Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and deliver the completed Assignment to the Assignee and the Assignor.

[Signature page follows]

EXHIBIT L-C-3

The Assignor acknowledges and agrees that tenders of its Term Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:

Accepted:

[ ] as Auction Manager

By:

Name:
Title:

EXHIBIT L-C-4

ANNEX 1 to EXHIBIT L

STANDARD TERMS AND CONDITIONS FOR AFFILIATE PURCHASER

ASSIGNMENT AND ACCEPTANCE

1.

The Assignor (a) makes no representation or warranty, and assumes no responsibility, with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that (i) the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) the interest being assigned by the Assignor hereunder is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliate Purchaser Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Affiliate Purchaser Assignment Effective Date).

2.

The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; and (b) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it.

3.

From and after the Affiliate Purchaser Assignment Effective Date, (a) the Assignee shall be a party to the Credit Agreement bound by the provisions thereof until such time as the Term Loans assigned hereunder are contributed to the Borrower for cancellation, which shall be deemed to occur automatically without further action by any Person on the Affiliate Purchaser Assignment Effective Date, and (b) the Assignor shall, to the extent provided in this Affiliate Purchaser Assignment and Acceptance, relinquish its rights (including the right to receive interest on the Term Loans assigned hereunder) and be released from its obligations under the Credit Agreement.

4.

This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.

5.	This Assignment shall be governed by and construed and interpreted in accordance with the law of the State of New York.

EXHIBIT L-1-1